This document is important and requires your immediate attention. If you are in doubt as to how to respond to the hostile take-over offer of Rusoro Mining Ltd., you should consult your investment dealer, stockbroker, lawyer or other professional advisor. Enquiries concerning the information in this document should be directed to Laurel Hill Advisory Group, LLC, the information agent retained by Gold Reserve Inc., at the telephone number listed on the back page of this Directors’ Circular.
DIRECTORS’ CIRCULAR
RECOMMENDING
REJECTION
OF THE OFFER BY
RUSORO MINING LTD.
TO PURCHASE ALL OF THE ISSUED AND OUTSTANDING
CLASS A COMMON SHARES AND EQUITY UNITS
OF
GOLD RESERVE INC.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT GOLD RESERVE INC. SHAREHOLDERS
REJECT
THE RUSORO MINING LTD. OFFER AND NOT TENDER THEIR GOLD RESERVE SHARES
Notice to United States Shareholders
The Rusoro Mining Ltd. offer is in respect of securities of a Canadian issuer that is subject to continuous disclosure requirements in Canada. Shareholders should be aware that these requirements are different from those in the United States. The financial statements of Gold Reserve Inc. are prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of United States companies. The enforcement by United States shareholders of civil liabilities under United States federal securities laws may be adversely affected by the fact that Gold Reserve Inc. is a corporation incorporated under the laws of Canada, that some of its directors are residents of Canada and that a majority of its assets are located outside of the United States.
December 30, 2008

December 30, 2008
Dear Fellow Gold Reserve Inc. Shareholder:
          On December 15, 2008, Rusoro Mining Ltd. (“Rusoro”) announced that it had filed documents with Canadian and United States securities regulators relating to its unsolicited take-over offer (the “Rusoro Offer”) to purchase, upon the terms and conditions described in the Rusoro Offer, all of the issued and outstanding Class A common shares (the “Gold Reserve Class A Shares”) and all of the issued and outstanding equity units (the “Gold Reserve Equity Units” and together with the Gold Reserve Class A Shares, the “Gold Reserve Shares”) of Gold Reserve for consideration of three common shares of Rusoro (“Rusoro Shares”) for each Gold Reserve Share tendered under the Rusoro Offer. The Gold Reserve Shares subject to the Rusoro Offer include any Gold Reserve Shares that may become issued and outstanding after the date of, but prior to the expiration of, the Rusoro Offer (the “Expiry Time”), upon the conversion, exchange or exercise of any securities of Gold Reserve (other than SRP Rights, as hereinafter defined) that are convertible into or exchangeable or exercisable for Gold Reserve Shares, together with the associated rights (the “SRP Rights”) issued under the Shareholder Rights Plan Agreement (the “Rights Plan”).
          The Rusoro Offer is highly conditional and requires, among other things, there being validly deposited under the Rusoro Offer and not withdrawn prior to the Expiry Time, such number of Gold Reserve Class A Shares as constitutes at least 66 2/ 3% of the issued and outstanding Gold Reserve Class A Shares and such number of Gold Reserve Equity Units as constitutes at least 66 2/ 3% of the issued and outstanding Gold Reserve Equity Units at the Expiry Time (in each case calculated on a fully-diluted basis including any Gold Reserve Class A Shares that are issuable upon exercise of Gold Reserve options and upon conversion of Gold Reserve’s 5.5% Senior Subordinated Convertible Notes due June 15, 2022 (the “Gold Reserve Notes”)). In addition, the Rusoro Offer is conditional upon the execution of an amendment to the indenture with respect to the Gold Reserve Notes, as more fully described in our Directors’ Circular. That amendment would require Gold Reserve’s consent as well as the consent of holders of a majority in aggregate principal amount of the Gold Reserve Notes outstanding at the time of the amendment. We do not intend to grant such consent.
          By now, you have likely received materials from Rusoro asking you to tender your Gold Reserve Shares into the Rusoro Offer.
          Gold Reserve’s board of directors (the “Board”) appointed a committee of independent directors (the “Independent Committee”) to consider and evaluate the Rusoro Offer. Based upon the recommendation of the Independent Committee and the Board’s own careful review and consideration of the Rusoro Offer, the Board unanimously recommends that you REJECT the Rusoro Offer and NOT TENDER your Gold Reserve Shares into the Rusoro Offer.
          The reasons for the Board’s recommendation are detailed in the attached Directors’ Circular. We strongly encourage you to read the Directors’ Circular carefully and in its entirety. The following is a summary of the six most significant reasons for the Board’s unanimous recommendation to reject the Rusoro Offer:
•	the Rusoro Offer does not represent a premium as it does not adequately compensate Gold Reserve Shareholders for the fair value of the world-class Brisas Project or Gold Reserve’s cash assets;

•	the Board shares Rosen’s concerns regarding Rusoro’s financial viability;

•	Rusoro’s claim that Gold Reserve Shareholders would own approximately 30.4% of the combined company (the “Combined Company”), as contemplated in the Rusoro Offer, is misleading;
 i

•	the Board does not believe that Rusoro’s current operations or its operating history will enhance the value of the Combined Company;

•	financial and mining experts raise material concerns regarding Rusoro; and

•	Rusoro has accessed our Choco 5 Project without our authorization and has conducted unauthorized exploration sample drilling.
          In addition, each of Gold Reserve’s financial advisors, J.P. Morgan Securities Inc. and RBC Capital Markets, has provided a written opinion to the Board, dated December 30, 2008, that, on the basis of the assumptions, limitations and qualifications set forth in the opinion delivered by each of them, the consideration to be paid pursuant to the Rusoro Offer is inadequate, from a financial point of view, to Gold Reserve Shareholders.
          To further assist the Board with its consideration of the Rusoro Offer, Gold Reserve retained as advisors Rosen & Associates Limited (“Rosen”), litigation and investigative accountants, to review the public financial disclosure by Rusoro, and Behre Dolbear & Company (USA), Inc., independent mining industry consultants, (“Behre Dolbear”) to review the public technical disclosure concerning Rusoro’s operations.
          Rosen concluded, among other things:
“In our opinion, Rusoro’s financial reporting of its historical results and of the pro forma combined entity does not provide sufficient information for [Gold Reserve’s] shareholders to make an informed assessment about the Offer. The available information indicates that there are serious concerns that need to be addressed, such as the discrepancies in Rusoro’s gold sale prices, its accounting for production costs and its extensive related party dealings.
Importantly, we do not believe that the Offer provides adequate disclosure of significant impending debt repayment obligations. In our view, the financial risks of Rusoro have not been adequately presented in the Offer for the purpose of evaluating the proposed merger...”
“Numerous questions regarding Rusoro’s financial solvency and operational viability can be raised, but are not addressed, in the company’s historical financial reports...”
          Behre Dolbear concluded, among things:
“Succinctly, based on our review, Behre Dolbear has concluded that Rusoro’s filings lack sufficient information from which a typical investor could make an informed decision. The published ore reserve information is clearly incorrect as it fails to account for reserves which have already been mined. Rusoro has failed to comment on the likely reduction in ore reserves that would occur if the higher costs of production, the lower ore grades and related lower recoveries, and the effects of the official Venezuelan exchange rate and controls on selling gold continue. The compounding effect of the higher costs, reduced mine life and receiving lower than market prices for gold produced will significantly impair the cash flow of Rusoro.”
The Behre Dolbear report and the Rosen report, each dated December 29, 2008, are attached to the Directors’ Circular as Schedule D and Schedule E, respectively.
          For the above reasons, we urge you to REJECT the Rusoro Offer and NOT TENDER your Gold Reserve Shares into the Rusoro Offer. If you have already tendered any of your Gold Reserve Shares, you should withdraw them immediately. Shareholders who have tendered Gold Reserve Shares into the Rusoro Offer and who wish to obtain advice or assistance in withdrawing their Gold Reserve Shares are urged to contact their broker or Laurel Hill Advisory Group, LLC, the information agent retained by Gold Reserve, at the telephone number listed below. Laurel Hill Advisory Group, LLC is available to respond to enquiries surrounding the information in the attached Directors’ Circular.
 ii

          On behalf of the Board, we thank you for your continued support.
          Sincerely,

James H. Coleman Q.C.	Rockne J. Timm
Chairman of the Board of Directors	Chief Executive Officer and Director

Gold Reserve shareholders requiring advice or assistance are urged to contact:
Laurel Hill Advisory Group, LLC
North American Toll Free Number: 1-888-295-4655
 iii

Questions And Answers About The Inadequate Offer From Rusoro	i
Cautionary Note Regarding Forward-Looking Statements	iv
Currency And Exchange Rates	v
Information Regarding Rusoro	v
Cautionary Note Regarding Differences In United States And Canadian Reporting Practices	v
Important Note For U.S. Investors Concerning Resource Calculations	v
Summary	1
Directors’ Circular	4
Analysis And Reasons For Rejecting The Rusoro Offer	4
Intentions With Respect To The Rusoro Offer	17
Background Of The Rusoro Offer And Response Of Gold Reserve	17
Opinions Of Financial Advisors	19
Litigation	19
Minority Shareholder Protections	20
Share Capital Of Gold Reserve	20
Shareholder Rights Plan Agreement Of Gold Reserve	21
Ownership Of Securities By Directors And Executive Officers Of Gold Reserve	24
Principal Shareholders Of Gold Reserve	24
Ownership Of Securities Of Rusoro	25
Trading In Gold Reserve Shares	25
Trading Prices Of The Gold Reserve Shares	25
Arrangements Between Gold Reserve And Its Directors And Executive Officers; Conflicts Of Interest	25
Issuances Of Securities Of Gold Reserve	30
Gold Reserve Notes	30
Relationship Between Rusoro And Directors, Executive Officers And Gold Reserve Shareholders	31
Material Changes In The Affairs Of Gold Reserve	32
Other Information	32
Alternatives To The Rusoro Offer	32
Other Persons Retained In Connection With The Rusoro Offer	32
Statutory Rights	33
Approval Of The Directors’ Circular	33
Consent Of J.P. Morgan Securities Inc.	34
Consent Of RBC Dominion Securities Inc.	35
Consent Of Behre Dolbear & Company (USA), Inc.	36
Consent Of Rosen & Associates Limited	37
Certificate	38
Schedule A Glossary	A-1
Schedule B Opinion Of J.P. Morgan Securities Inc.	B-1
Schedule C Opinion Of RBC Dominion Securities Inc.	C-1
Schedule D Report Of Behre Dolbear & Company (USA), Inc.	D-1
Schedule E Report Of Rosen & Associates Limited	E-1
Schedule F Issuance Of Securities Of Gold Reserve	F-1
Schedule G Important Information Regarding Gold Reserve’s Resources & Reserves	G-1

QUESTIONS AND ANSWERS ABOUT THE INADEQUATE OFFER FROM RUSORO
All capitalized terms used in this Questions and Answers About the Inadequate Offer from Rusoro have the meanings ascribed to such terms in the Glossary and elsewhere in the Directors’ Circular.
Should I accept or reject the Rusoro Offer?
Your Board of Directors unanimously recommends that you REJECT the Rusoro Offer and NOT TENDER your Gold Reserve Shares into the Rusoro Offer.
How do I reject the Rusoro Offer?
You do not need to do anything. DO NOT TENDER your Gold Reserve Shares. If you have tendered any Gold Reserve Shares, you can withdraw them.
If I have already tendered my Gold Reserve Shares, can I withdraw them?
YES. According to the Rusoro Circular, you can withdraw your Gold Reserve Shares:
•	at any time until your Gold Reserve Shares have been taken up by Rusoro pursuant to the Rusoro Offer;

•	if your Gold Reserve Shares have not been paid for by Rusoro within three business days after having been taken up by Rusoro;

•	up until the tenth day following the day Rusoro files a notice announcing that it has changed or varied the Rusoro Offer unless, among other things, prior to filing such notice Rusoro has taken up your Gold Reserve Shares or the change in the Rusoro Offer consists solely of an increase in the consideration offered and the Rusoro Offer is not extended for more than ten days; or

•	at any time after the 60-day period following the commencement of the Rusoro Offer, provided that Rusoro has not taken up your Gold Reserve Shares.
How do I withdraw my Gold Reserve Shares?
We recommend you contact your broker or Laurel Hill Advisory Group, LLC, the information agent retained by Gold Reserve, at the telephone number listed at the end of this Q&A for information on how to withdraw your Gold Reserve Shares.
Why does the Board of Directors believe that the Rusoro Offer should be rejected?
The Board of Directors believes that the Rusoro Offer fails to provide fair value for the Gold Reserve Shares and is an attempt by Rusoro to acquire Gold Reserve without offering adequate consideration to Gold Reserve Shareholders. The following is a summary of the six principal reasons for the unanimous recommendation of the Board of Directors to Gold Reserve Shareholders that they REJECT the Rusoro Offer and NOT TENDER their Gold Reserve Shares:
•	the Rusoro Offer does not represent a premium as it does not adequately compensate Gold Reserve Shareholders for the fair value of the world-class Brisas Project or Gold Reserve’s cash assets;

•	the Board shares Rosen’s concerns regarding Rusoro’s financial viability;

•	Rusoro’s claim that Gold Reserve Shareholders would own approximately 30.4% of the Combined Company is misleading;

•	the Board does not believe that Rusoro’s current operations or its operating history will enhance the value of the Combined Company;

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES
 i

•	financial and mining experts raise material concerns regarding Rusoro; and

•	Rusoro has accessed our Choco 5 Project without our authorization and has conducted unauthorized exploration sample drilling.
A description of the reasons for the unanimous recommendation of the Board of Directors is included on pages 4 to 16 of this Directors’ Circular.
What is the view of Gold Reserve’s professional advisors?
In addition, each of Gold Reserve’s financial advisors, J.P. Morgan and RBC Capital Markets, has provided a written opinion to the Board of Directors, dated December 30, 2008, that, on the basis of the assumptions, limitations and qualifications set forth in the opinion delivered by each of them, the consideration to be paid pursuant to the Rusoro Offer is inadequate, from a financial point of view, to Gold Reserve Shareholders.
To further assist the Board with its consideration of the Rusoro Offer, Gold Reserve retained as advisors Rosen & Associates Limited (“Rosen”), litigation and investigative accountants, to review the public financial disclosure by Rusoro, and Behre Dolbear & Company (USA), Inc. (“Behre Dolbear”), independent mining industry consultants, to review the public technical disclosure concerning Rusoro’s operations. The Behre Dolbear report (the “Behre Dolbear Report”) and the Rosen report (the “Rosen Report”), dated December 29, 2008, are attached to the Directors’ Circular as Schedule D and Schedule E, respectively.
What is the Board of Directors doing in response to the Rusoro Offer?
Our plan has been and will continue to be to extract the maximum value possible from Gold Reserve’s assets, including the Brisas Project. We believe Rusoro’s attempt to acquire our valuable investment in the Brisas Project and our cash, without offering adequate consideration, is inconsistent with the Board’s objective of enhancing shareholder value. We believe that by continuing to execute our long-term strategy, we can better realize significantly more value for Gold Reserve Shareholders.
We plan to continue to work with the Venezuelan government to finalize the necessary pre-production permits for the Brisas Project. If we are unable to obtain the necessary permits from the Venezuelan government, we have alternative courses of action available to us in Venezuela that we may pursue for Gold Reserve Shareholders. See “OUR PLAN FOR GOLD RESERVE — Gold Reserve’s Plan and Strategic Alternatives”.
We are concerned about Rusoro’s possession of information regarding our Choco 5 Project that we believe Rusoro gained through unauthorized means. Notwithstanding the Rusoro press release issued on December 29, 2008, we also believe that Rusoro has benefited from direct or indirect access to confidential information regarding Gold Reserve’s operations because Rusoro’s financial advisor in connection with the Rusoro Offer, Endeavour Financial, has served for a number of years as Gold Reserve’s financial advisor. We believe that Rusoro has, through Endeavour Financial, the benefit of comprehensive information regarding Gold Reserve that would not have otherwise been available to an unsolicited bidder and that would only be provided to a party that has entered into a confidentiality and standstill agreement with Gold Reserve. Therefore:
•	Gold Reserve has commenced a proceeding in the Ontario Superior Court of Justice against both Rusoro and Endeavour Financial, and

•	Gold Reserve has also amended the Rights Plan to exclude from the definition of “Permitted Bids” take-over bids made by offerors who possess confidential information concerning Gold Reserve unless they have entered into a confidentiality agreement containing a standstill provision with Gold Reserve. See “SHAREHOLDER RIGHTS PLAN AGREEMENT OF GOLD RESERVE” in this Directors’ Circular.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

Are the directors and executive officers of Gold Reserve planning to tender their Gold Reserve Shares into the Rusoro Offer?
All of the directors and executive officers of Gold Reserve, who collectively own approximately 6.7% of the Gold Reserve Class A Shares outstanding, have confirmed their intention to NOT tender their Gold Reserve Shares into the Rusoro Offer.
The media has referred to this as a “hostile” take-over bid. Is that true?
YES. In a friendly take-over, the two companies work together to come to an agreement that would enhance shareholder value. Rusoro, however, initiated its offer without the support of Gold Reserve or its management. For this reason, the Rusoro Offer should be considered a hostile offer.
Will I have protections if Rusoro buys more than 50% of Gold Reserve and I don’t sell?
YES. In Canada, corporate and securities legislation and regulations contain protections for minority shareholders. See “MINORITY SHAREHOLDER PROTECTIONS” in this Directors’ Circular.
Do I have to decide now?
NO. You do not have to take any action at this time. The Rusoro Offer is scheduled to expire at 12:00 a.m. (Toronto time) on January 21, 2009 and is subject to a number of conditions that have yet to be satisfied. However, the Board of Directors recommends that you reject the Rusoro Offer and not tender your Gold Reserve Shares.
If you have already tendered Gold Reserve Shares into the Rusoro Offer and you decide to withdraw those Gold Reserve Shares from the Rusoro Offer, you must allow sufficient time to complete the withdrawal process prior to the expiry of the Rusoro Offer. For more information on how to withdraw your Gold Reserve Shares, you should contact your broker or Laurel Hill Advisory Group, LLC, the information agent retained by Gold Reserve, at one of the numbers listed below.
Who do I ask if I have more questions?
Your Board of Directors recommends that you read the information contained in this Directors’ Circular. Please contact Laurel Hill Advisory Group, LLC, the information agent retained by Gold Reserve, with any questions or requests for assistance that you might have.
TELEPHONE NUMBERS FOR LAUREL HILL ADVISORY GROUP, LLC
North American Toll Free Number: 1-888-295-4655

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This Directors’ Circular, including the discussion of the reasons for the Board of Directors’ unanimous recommendation that Gold Reserve Shareholders reject the Rusoro Offer and not tender their Gold Reserve Shares, contains certain statements that constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended that are based on expectations, estimates and projections as of the date of this Directors’ Circular. These forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “plans”, “predicts”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved.
          Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause the actual financial results, performance, or achievements of Gold Reserve to be materially different from our estimated future results, performance, or achievements expressed or implied by those forward-looking statements. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, concentration of operations and assets in Venezuela; corruption and uncertain legal enforcement; the outcome of any potential proceedings under the Venezuelan legal system or before arbitration tribunals as provided in investment treaties entered into between Venezuela, Canada and other countries to determine the compensation due to Gold Reserve in the event that Gold Reserve and the Venezuelan government do not reach an agreement regarding construction and operation of the Brisas Project, or the Brisas Project is transferred to the Venezuelan government and the parties do not reach agreement on compensation; requests for improper payments; regulatory, political and economic risks associated with Venezuelan operations (including changes in previously established laws, legal regimes, rules or processes); the ability to obtain, maintain or re-acquire the necessary permits or additional funding for the development of the Brisas Project; significant differences or changes in any key findings or assumptions previously determined by us or our experts in conjunction with our 2005 bankable feasibility study (as updated or modified from time to time) significantly differ or change as a result of actual results in our expected construction and production at the Brisas Project (including capital and operating cost estimates); risk that actual mineral reserves may vary considerably from estimates presently made; impact of currency, metal prices and metal production volatility; fluctuations in energy prices; changes in proposed development plans (including technology used); our dependence upon the abilities and continued participation of certain key employees; the prices, production levels and supply of and demand for gold and copper produced or held by Gold Reserve or Rusoro; the potential volatility of both Gold Reserve Shares and Rusoro Shares; the price and value of the Gold Reserve Notes; uncertainty as to the future value of Rusoro, Gold Reserve or the Combined Company; the prospects for exploration and development of projects by Gold Reserve or Rusoro; whether or not an alternative transaction superior to the Rusoro Offer will emerge; and risks normally incident to the operation and development of mining properties. This list is not exhaustive of the factors that may affect any of Gold Reserve’s forward-looking statements. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to Gold Reserve or persons acting on its behalf are expressly qualified in their entirety by this notice. Gold Reserve disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise; and whether or not an alternative transaction superior to the Rusoro Offer may emerge.
          In addition to being subject to a number of assumptions, forward-looking statements in this Directors’ Circular involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements, including the risks identified under “Important Note for U.S. Investors Concerning Resource Calculations” as well as the risks identified in the filings by Gold Reserve with the SEC and Canadian provincial securities regulatory authorities, including Gold Reserve’s annual information form for the year ended December 31, 2007, dated March 31, 2008, and Gold Reserve’s Annual Report on Form 40-F for the fiscal year ended December 31, 2007 filed with the SEC on March 31, 2008.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

          The Board of Directors believes that the expectations reflected in the forward-looking statements contained in this Directors’ Circular are reasonable, but no assurance can be given that these expectations will prove to be correct. In addition, although Gold Reserve and the Board of Directors have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, you should not place undue reliance on any forward-looking statements contained in this Directors’ Circular.
CURRENCY AND EXCHANGE RATES
          All references to “C$” in this Directors’ Circular are to Canadian dollars, and all references to “$” and “US$” are to United States dollars. On December 12, 2008, the last trading day before the announcement of the Rusoro Offer, the noon rate of exchange as reported by the Bank of Canada was US$1 = C$1.2452.
INFORMATION REGARDING RUSORO
          Certain information herein relating to Rusoro and the Rusoro Offer has been derived from the Rusoro Circular and other public sources. Neither the Board of Directors nor Gold Reserve assumes any responsibility for the accuracy or completeness of such information or for any failure by Rusoro to disclose events that may have occurred or any facts that may affect the significance or accuracy of any such information.
CAUTIONARY NOTE REGARDING DIFFERENCES IN UNITED STATES AND CANADIAN REPORTING PRACTICES
          Gold Reserve is a “foreign private issuer” as defined in Rule 3b-4 under the U.S. Securities Exchange Act of 1934, as amended, and in Rule 405 under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Gold Reserve is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare its filings with the SEC in accordance with Canadian disclosure requirements, which are different from those of the United States. Gold Reserve prepares its financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”), and it is subject to Canadian auditing and auditor independence standards. Accordingly, the audited consolidated financial statements of Gold Reserve included or incorporated herein may not be comparable to financial statements of U.S. companies. Significant differences between Canadian GAAP and U.S. GAAP are described in Note 17 of Gold Reserve’s audited consolidated financial statements included with Gold Reserve’s Annual Report filed on Form 40-F with the SEC on March 31, 2008.
IMPORTANT NOTE FOR U.S. INVESTORS CONCERNING RESOURCE CALCULATIONS
          Information contained in this Directors’ Circular and in Gold Reserve’s disclosure documents filed with securities regulatory authorities, including the SEC, that contain descriptions of our mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder.
          The terms “Mineral Reserve”, “Proven Mineral Reserve” and “Probable Mineral Reserve” are Canadian mining terms as defined in accordance with NI 43-101 under the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council. These definitions differ from the definitions in the SEC Industry Guide 7 under the Securities Act. The definitions of “proven” and “probable” reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7. We believe we have proven and probable reserves pursuant to Industry Guide 7.
          In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101. However, these terms are not defined terms under SEC Industry Guide 7 and normally are not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of the mineral deposits in

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES
 v

these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and as to both their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases, and such estimates are not part of SEC Industry Guide 7.
          NI 43-101 is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates of Gold Reserve contained in this Directors’ Circular have been prepared in accordance with NI 43-101 and the CIM, Metallurgy and Petroleum Classification System.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

SUMMARY
The information set out below is intended to be a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Directors’ Circular. All capitalized terms in the summary have the meanings ascribed to such terms in the Glossary and elsewhere in this Directors’ Circular.

The Rusoro Offer:	Rusoro has offered to purchase all of the outstanding Gold Reserve Shares on the basis of three Rusoro Shares for each Gold Reserve Class A Share or Gold Reserve Equity Unit tendered.

Based on the closing price for the Rusoro Shares on the TSXV on December 29, 2008, the last trading day before the date of this Directors’ Circular, the implied offer price of the Rusoro Offer was C$1.86 per Gold Reserve Share.

As the Rusoro Offer is open until 12:00 a.m. (Toronto time) on January 21, 2009, there is no need for Gold Reserve Shareholders to take any action with respect to the Rusoro Offer at this time. Gold Reserve Shareholders who have tendered Gold Reserve Shares to the Rusoro Offer and who wish to obtain advice or assistance in withdrawing their Gold Reserve Shares are urged to contact their broker or Laurel Hill Advisory Group, LLC, the information agent retained by Gold Reserve, at 1-888-295-4655.

Unanimous Recommendation of the Board of Directors:	The Board of Directors appointed the Independent Committee to consider and evaluate the Rusoro Offer. Based upon the recommendation of the Independent Committee and the Board’s own careful review and consideration of the Rusoro Offer, the Board unanimously recommends that you REJECT the Rusoro Offer and NOT TENDER your Gold Reserve Shares into the Rusoro Offer.

Reasons for Rejection:	The Board of Directors has carefully reviewed and considered the Rusoro Offer, with the benefit of advice from the Independent Committee and the Board’s financial, accounting, mining industry and legal advisors. The following is a summary of the six principal reasons for the unanimous recommendation of the Board of Directors to Gold Reserve Shareholders that they REJECT the Rusoro Offer and NOT TENDER their Gold Reserve Shares into the Rusoro Offer:

• The Rusoro Offer does not represent a premium as it does not adequately compensate Gold Reserve Shareholders for the fair value of the world-class Brisas Project or Gold Reserve’s cash assets;

• The Board shares Rosen’s concerns regarding Rusoro’s financial viability;

• Rusoro’s claim that Gold Reserve Shareholders would own approximately 30.4% of the Combined Company is misleading;

• The Board does not believe that Rusoro’s current operations or its operating history will enhance the value of the Combined Company;

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

• Financial and mining experts raise material concerns regarding Rusoro; and

• Rusoro has accessed our Choco 5 Project without our authorization and has conducted unauthorized exploration sample drilling.

In addition, each of Gold Reserve’s financial advisors, J.P. Morgan and RBC Capital Markets, has provided a written opinion to the Board of Directors dated December 30, 2008 that, on the basis of the assumptions, limitations and qualifications set forth in the opinion delivered by each of them, the consideration to be paid pursuant to the Rusoro Offer is inadequate, from a financial point of view, to Gold Reserve Shareholders.

To further assist the Board with its consideration of the Rusoro Offer, Gold Reserve retained as advisors Rosen, litigation and investigative accountants, to review the public financial disclosure by Rusoro, and Behre Dolbear, independent mining industry consultants, to review the public technical disclosure concerning Rusoro’s operations. The Behre Dolbear Report and the Rosen Report are attached to the Directors’ Circular as Schedule D and Schedule E, respectively.

Our plan for Gold Reserve:	Our plan has been and will continue to be to extract the maximum value possible from Gold Reserve’s assets including the Brisas Project. We believe Rusoro’s attempt to acquire our valuable investment in the Brisas Project and our cash, without offering adequate consideration, is inconsistent with the Board’s objective of enhancing shareholder value. We believe that by continuing to execute our long-term strategy, we can better realize significantly more value for our shareholders.

We plan to continue to work with the Venezuelan government to finalize the necessary pre-production permits for the Brisas Project. If we are unable to obtain the necessary permits from the Venezuelan government, we have alternative courses of action available to us in Venezuela that we may pursue for Gold Reserve’s Shareholders. See “OUR PLAN FOR GOLD RESERVE — Gold Reserve’s Plan and Strategic Alternatives” in this Directors’ Circular.

Other actions taken by Gold Reserve in response to the Rusoro Offer:	Rusoro has accessed our Choco 5 Project without our authorization and has conducted unauthorized exploration sample drilling. Notwithstanding the Rusoro press release issued on December 29, 2008, we also believe that Rusoro has benefited from direct or indirect access to confidential information regarding Gold Reserve’s operations because Rusoro’s financial advisor in connection with the Rusoro Offer, Endeavour Financial, has served for a number of years as Gold Reserve’s financial advisor. We believe that Rusoro has, through Endeavour Financial, the benefit of comprehensive information regarding Gold Reserve that would not have otherwise been available to an unsolicited bidder and which would only be provided to a party that has entered into a confidentiality and standstill agreement with Gold Reserve. Therefore:

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

• Gold Reserve has commenced a proceeding in the Ontario Superior Court of Justice against both Rusoro and Endeavour Financial, and

•     Gold Reserve has also amended the Rights Plan to exclude from the definition of “Permitted Bids” take-over bids made by offerors who possess confidential information concerning Gold Reserve unless they have entered into a confidentiality agreement containing a standstill provision with Gold Reserve within three months of the commencement of the bid. See “SHAREHOLDER RIGHTS PLAN AGREEMENT OF GOLD RESERVE” in this Directors’ Circular. Additionally, the Board has extended the Separation Time (as defined in the Rights Plan) until January 20, 2009.

Rejection of the Rusoro Offer by Directors and Executive Officers:	All of the directors and executive officers of Gold Reserve, who collectively own approximately 6.7% of the Gold Reserve Class A Shares outstanding, have confirmed to Gold Reserve that they will reject the Rusoro Offer and not tender their Gold Reserve Shares into the Rusoro Offer.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

DIRECTORS’ CIRCULAR
Certain capitalized words and terms in this Directors’ Circular which are not otherwise defined have the same meanings as set forth in the Glossary and elsewhere in this Directors’ Circular. The information contained in this Directors’ Circular is given as of December 30, 2008, except as otherwise indicated.
          This Directors’ Circular is issued by the Board of Directors in connection with the Rusoro Offer. Rusoro indicated by press release that the Rusoro Circular was mailed to Gold Reserve Shareholders on December 19, 2008.
          Based on the closing price for the Rusoro Shares on the TSXV on December 29, 2008, the last trading day before the date of this Directors’ Circular, the implied offer price of the Rusoro Offer was C$1.86 per Gold Reserve Class A Share.
          The Rusoro Offer is currently scheduled to expire at 12:00 a.m. (Toronto time) on January 21, 2009, unless extended or withdrawn.
UNANIMOUS RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS HAS UNANIMOUSLY CONCLUDED THAT THE RUSORO OFFER FAILS TO PROVIDE FAIR VALUE TO GOLD RESERVE SHAREHOLDERS.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT GOLD RESERVE SHAREHOLDERS REJECT THE RUSORO OFFER AND NOT TENDER THEIR GOLD RESERVE SHARES.
ANALYSIS AND REASONS FOR REJECTING THE RUSORO OFFER
          The discussion below sets out the 10 significant reasons for our recommendation that Gold Reserve Shareholders reject and not tender Gold Reserve Shares into the Rusoro Offer, followed by a description of our plan for Gold Reserve.
Reasons for rejecting the Rusoro Offer
1.	The Rusoro Offer does not represent a premium as it does not adequately compensate Gold Reserve Shareholders for the fair value of the world-class Brisas Project or Gold Reserve’s cash assets.

As of December 15, 2008, the Rusoro Offer equals approximately $60 million. After considering Gold Reserve’s cash and investment balances and the value of equipment less debt, the Rusoro Offer is equivalent to less than $1.00 per proven and probable ounce of gold. In the last two years, Rusoro has paid considerably more per ounce for its Mena, GoldFields and Hecla acquisitions, which combined have less proven and probable gold ounces than the Brisas Project.

The underlying value of the three Rusoro Shares offered is NOT equivalent to what we believe to be the far greater underlying value of each Gold Reserve Share. The respective contributions that Gold Reserve and Rusoro would make to the Combined Company, the most significant of which are shown below, demonstrate the failure of Rusoro’s assets and other contributions to provide fair value to Gold Reserve Shareholders:

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

Gold Reserve would contribute:
-	approximately 10.2 million ounces of gold (representing approximately 84% of the Combined Company’s proven and probable gold reserves) (see “Respective Reserve and Resource Contributions to the Combined Company” chart below);

-	approximately 1.4 billion pounds of copper (representing 100% of the Combined Company’s proven and probable copper reserves);

-	advanced detailed project engineering, site analysis, drill data, and environmental and social studies, which together represent significant value, both in terms of costs and time required to complete the development of the Brisas Project on a stand-alone basis or as a combined project with the adjacent Las Cristinas project;

-	approximately $109 million in cash, restricted cash and investments as of the date of this report (representing approximately 84% of the cash and investments of the Combined Company) which represent approximately $1.89 (C$2.31) per Gold Reserve Share, far exceeding the per share consideration in the Rusoro Offer;

-	approximately $47 million worth of equipment that has been purchased and is deployable, and commitments for approximately $28 million worth of equipment that is currently being manufactured;

-	approximately $230 million of investment in the Brisas Project, (including capitalized costs and equipment recorded in our unaudited Consolidated Balance Sheet as at September 30, 2008, and operating costs in support of our Venezuelan operations recorded in our unaudited Consolidated Statement of Operations for the three and nine months ended September 30, 2008);

-	the Choco 5 Project (See “ANALYSIS AND REASONS FOR REJECTING THE RUSORO OFFER - 6. Rusoro has accessed our Choco 5 Project without our authorization and has conducted unauthorized exploration sample drilling”); and

-	liquidity in the U.S. and Canadian public markets through its NYSE Alternext and TSX listings.
In contrast, Rusoro would contribute:
-	current and expected future liquidity problems (see Rosen Report);

-	significant operational problems at the Choco 10 mine (see Behre Dolbear Report);

-	substantial reserve impairment resulting from actual versus projected production results and cash flow negative operations (see Behre Dolbear Report);

-	an asset base almost all of which is pledged as collateral for the $80 million Hambro/Endeavour Loan, due in June 2010 and made by Peter Hambro Mining Plc, Endeavour Mining Capital Corp. and certain other lenders (for a list of lenders, see the definition of “Hambro/Endeavour Loan” in Schedule “A” to this Directors’ Circular) (see Note 16 to Rusoro’s 2008 3rd Quarter Financials (as defined below));

-	a large number of related party transactions (see Rosen Report); and

-	delisting of Gold Reserve Shares from the NYSE Alternext and TSX in exchange for a Canada only listing on the junior Canadian TSXV exchange.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

Respective Reserve and Resource Contributions to the Combined Company

	Rusoro(1)	Gold Reserve	Combined
Gold (thousands of ounces)
Proven mineral reserves	318	5,429	5,747
Probable mineral reserves	1,697	4,800	6,497

Total Proven & Probable	2,015	10,229	12,244
	16%	84%	100%
Measured mineral resource	344	5,853	6,197
Indicated mineral resource	6,752	5,986	12,738

Total Measured & Indicated	7,096	11,839	18,935
	37%	63%	100%

Copper (millions of pounds)
Proven mineral reserves	0	643	643
Probable mineral reserves	0	746	746

Total Proven & Probable	0	1,389	1,389
	0%	100%	100%

Non-diluted equity allocation	70%	30%	100%
Fully diluted equity allocation	78%	22%	100%

(1)	See the Rusoro Circular. See also the Behre Dolbear Report. Behre Dolbear notes in the Behre Dolbear Report that the published ore reserve information shown above that was contained in the Rusoro Circular is incorrect. The reserve information included ore mined (2.22 million tonnes at 1.6 grams/tonne containing 114,200 ounces of gold) from the Choco 10 mine in the period October 1, 2007 through September 30, 2008 which should have been deducted, thus overstating Rusoro’s reserves.
Despite Gold Reserve’s far greater contribution to the value of the Combined Company, the Rusoro Offer proposes to provide Gold Reserve Shareholders with a mere 30% interest in the Combined Company on a non-diluted basis, with what we believe to be the very real possibility of additional and significant dilution in the near and medium term.

2.	The Board shares Rosen’s concerns regarding Rusoro’s financial viability.

“The financial viability of Rusoro is uncertain at best. Rusoro has not been able to generate positive cash flows (or profits) from operations since becoming an active mining company.”

(See Rosen Report).

Rusoro’s contribution to the Combined Company would expose Gold Reserve Shareholders to significantly increased financial risk due to Rusoro’s negative cash flow (meaning that Rusoro’s cost of production exceeds the price at which it sells its gold), its working capital deficit and its near term debt repayment obligations. We do not believe that Rusoro has the financial resources to continue its existing business activities, let alone its aggressive growth plans for the Combined Company.

The following are the most significant factors supporting the Board’s assessment of the lack of financial viability of the Combined Company and of Rusoro’s financial weakness:

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

-	According to Rusoro’s interim financial statements for the three and nine months ended September 30, 2008 and 2007 as refiled on December 15, 2008 (“Rusoro’s 2008 3rd Quarter Financials”):
•	Rusoro had current liabilities of approximately $46 million and cash of approximately $21 million, and we do not believe Rusoro’s other current assets would provide Rusoro with any significant additional liquidity;

•	Rusoro has approximately $30 million of other current assets, the majority of which are not likely to be converted to cash in the near term or at all. See notes 4, 5 and 7 to Rusoro’s 2008 3rd Quarter Financials. Note that cost of sales for the three and nine month periods included write-downs for the impairment of inventory; and

•	Rusoro recorded approximately $49.6 million of revenue and $123.6 million of expenses, which resulted in a loss before income taxes of approximately $74.1 million for the nine months ended September 30, 2008.

•	Rusoro’s capital asset and income tax liability accounts show large dollar increases in 2008:
•	An increase occurred in the recorded cost of property, plant and equipment of $224.8 million (from $767.5 million as of December 31, 2007, to $992.3 million, as of September 30, 2008). Rusoro’s statement of cash flows does not provide explanations for this increase, which would support the conclusion that cash expenditures have been made (See Rosen Report); and

•	A significant future income tax liability of $336.8 million exists, as of September 30, 2008. The nature and basis for the future income tax balance are not explained in the notes to Rusoro’s December 31, 2007 financial statements or Rusoro’s 2008 3rd Quarter Financials (See Rosen Report).
•	Questions regarding the changes in account balances over relevant accounting periods and the basis for the account values therefore arise. However, necessary transaction descriptions are not found in Rusoro’s financial statements.
-	Since Rusoro has not provided any supplemental disclosure to Rusoro’s 2008 3rd Quarter Financials, we believe that Rusoro’s liquidity has and will continue to deteriorate because:
•	during the three months and nine months ended September 30, 2008, Rusoro realized an average gold sales price of $676 and $663 per ounce, respectively, which represents a discount to the international gold spot price of approximately 19% and 26%, respectively, for the same periods (See Rosen Report);

•	during the three months ended September 30, 2008, Rusoro’s operating activities consumed approximately $10.9 million of cash;

•	revenues for the three months ended September 30, 2008 totalled $14.7 million compared to cost of sales of $18.4 million and amortization of $7.6 million. Rusoro posted a $14.8 million loss before income taxes for the three months ended September 30, 2008;

•	we believe that Rusoro’s status as a “producer” is a negative attribute since its production fails to make a positive contribution to its operations;

•	Rusoro has long-term debt of US$80 million relating to the Hambro/Endeavour Loan, which when aggregated with Gold Reserve’s obligations under the Gold Reserve Notes equates to an annual interest obligation of approximately $14 million. Further:

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

•	substantially all of Rusoro’s assets, including the Choco 10 mine, are encumbered by the Hambro/Endeavour Loan;

•	the entire US$80 million Hambro/Endeavour Loan principal amount is due in full on June 10, 2010, yet Rusoro fails to explain how it intends to repay any part of that amount;

•	under the terms of the Hambro/Endeavour Loan, Rusoro does not have the right to choose to convert the principal and interest amounts payable under the loan into Rusoro Shares rather than repay the loan in cash, and because the per share price at which the lenders may elect to convert the principal and interest into Rusoro Shares (in the absence of any adjustments) is currently “out-of-the-money” at a conversion price of C$1.25 per share, Rusoro may be required to repay the $80 million in cash by June 10, 2010 or risk the loss of substantially all of its “producing” property;
•	the Board of Directors believes that related party transactions will continue to exacerbate Rusoro’s liquidity problems. Rusoro recorded approximately $46 million (an amount approximately equal to Rusoro’s recorded revenues) in overhead expenditures exclusive of costs related to the production of income in the nine months ended September 30, 2008. The Board of Directors notes that note 14 (Related Party Transactions) to Rusoro’s 2008 3rd Quarter Financials discloses that:
•	Rusoro employees, facilities and assets are being used for non-core purposes, including activities related to the Agapov Group (an entity controlled by Rusoro’ s chief executive officer);

•	there are multiple instances of payments for services to companies controlled by members of Rusoro’s management;

•	Rusoro acquired the Oro88 concessions for $5 million from a director who paid $232,000 for the concessions;

•	in order to fulfill an obligation to the Venezuelan government under the mixed enterprise joint venture agreement relating to Hecla, Rusoro purchased a diamond production facility from a related party for at least $1.5 million and will transfer that property to a Venezuelan government entity, yet there is no disclosure as to the related party’s cost basis or the rationale for effecting this transaction with a related party (See Rosen Report); and
•	Rusoro has disclosed transaction costs of approximately $8.58 million in connection with the Rusoro Offer (See note 2 to the Pro Forma Condensed Consolidated Financial Statements as at and for the nine month period ended September 30, 2008 set out on Schedule A to the Rusoro Circular).
We believe that Rusoro has no plan and insufficient financial resources to:
-	resolve the significant operational deficiencies at the Choco 10 mine;

-	finance its aggressive development and expansion plans at its Choco 10 mine and the Increible 6 Project, which Rusoro identifies as one of the reasons for the Rusoro Offer;

-	finance its plans to develop the Choco 5 Project;

-	raise the projected $731 million needed to construct and place the Brisas Project into production;

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

-	repay the $80 million Hambro/Endeavour Loan;

-	repay the approximately $103 million principal amount of Gold Reserve Notes outstanding; or

-	pay the approximately $336.8 million of future income tax liability disclosed in Rusoro’s 2008 3rd Quarter Financials.
3.	Rusoro’s claim that Gold Reserve Shareholders would own approximately 30.4% of the Combined Company is misleading.

Rusoro’s calculation is based on a Combined Company on an “as issued” non-diluted basis and implies that no additional Rusoro Shares will be issued by the Combined Company. However, on a fully diluted basis, the Combined Company’s shares could include:
-	approximately 36 million Rusoro Shares issuable upon the exercise of outstanding options (See note 13 to Rusoro’s 2008 3rd Quarter Financials);

-	approximately 108 million Rusoro Shares issuable upon the exercise of outstanding warrants to purchase Rusoro Shares (See note 13 to Rusoro’s 2008 3rd Quarter Financials); and

-	approximately 78 million (based on the December 26, 2008 exchange rate of US$1 = C$1.2207) Rusoro Shares issuable upon the conversion of the aggregate principal amount of the Hambro/Endeavour Loan for Rusoro Shares if Rusoro does not repay in cash the $80 million due under the loan on June 10, 2010.
Although Rusoro’s options, warrants and the Hambro/Endeavour Loan exercise and conversion prices are “out-of-the-money” at this time, if they are exercised or converted in the future then Gold Reserve Shareholders would collectively own approximately 22% of the Combined Company.

Rusoro has a history of growth through acquisitions financed by issuing additional shares. Since 2006, Rusoro has increased the number of Rusoro Shares outstanding from approximately 3 million to nearly 400 million, or over 13,000%, while marginally increasing its resource base.

Rusoro will need to raise additional capital in the near future in order to finance the aggressive plans set out in the Rusoro Circular to: (a) expedite its development and expansion plans at the Choco 10 mine and Increible 6 Project; (b) identify opportunities to optimize the development of Gold Reserve’s Choco 5 Project, which is adjacent to Rusoro’s Choco 10 mine; (c) obtain the requisite development permits in respect of the Brisas Project in order to recommence construction at the Brisas Project in a timely manner; and (d) discuss further consolidation opportunities in the KM88 region of Venezuela with the Venezuelan government.

Even with Gold Reserve’s substantial cash reserves, we believe that due to the difficulties junior mining companies currently face in accessing the equity and credit markets, the Combined Company will need to raise capital by issuing a substantial amount of additional equity, if equity markets permit, which would further dilute the interest in the Combined Company of any Gold Reserve Shareholders who tender their Gold Reserve Shares in the Rusoro Offer.

4.	We do not believe that Rusoro’s current operations or its operating history will enhance the value of the Combined Company.

Rusoro has often failed to achieve its own forecasts in almost all categories. Rusoro’s management is failing to meet production rates, ore grade and metallurgical recovery projections, and is operating at a loss despite historically high gold prices.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

-	Rusoro’s Choco 10 mine operations are highly cash-flow negative, which means that Rusoro’s cost of production exceeds the price at which it sells its gold. The following table compares forecast and actual 2008 results for the Choco 10 mine:

	2008	Q1 2008	Q2 2008	Q3 2008
	Forecast(1)	Actual	Actual	Actual
Monthly Average Gold Production	9,995	8,346	8,354	7,361

Monthly head grade grams per tonne	2.38 (2)	1.41	1.39	1.92

Monthly Average Gold Recovery	92.7	86.6	87.0	87.0

Strip Ratio — Waste to Ore	4.85 to 1	3.47 to 1	2.67 to 1	2.65 to 1

Average Monthly Cash Cost per Ounce	$339	$499	$769	$713

(1)	See Rusoro November 21, 2007 NI 43-101 Technical Report for Choco 10 mine.

(2)	The estimated ore grade for 2008 is 2.38 grams/tonne at page 4 (Table 1.4) of the November 21, 2007 NI 43-101 Technical Report, but is indicated to be 2.06 grams/tonne at page 138 (Table 19.16).
-	The Board believes that Rusoro’s on-going projects are adversely affected by operational problems and that Rusoro has outstanding permitting and mining rights issues.

-	Rusoro’s average realized sales price per ounce of gold is approximately 26% lower than market spot rates (for the nine months ended September 30, 2008) (See Rosen Report).

-	Rusoro has had three chief financial officers in two years and does not have a chief operating officer at a time when it is proposing, in the form of the Combined Company, the most significant and challenging expansion in its history. Experienced senior financial, operations and administrative personnel are necessary to achieve Rusoro’s aggressive growth plans.

-	Rusoro’s key management has no demonstrated experience in developing gold mining properties.
Rusoro has failed to comment on the likely negative impact on its published ore reserves of the higher costs of production, lower grades and related recoveries, and the official Venezuelan exchange rate (See Behre Dolbear Report).

There is no reason to believe that Rusoro will be any more successful at achieving its plan and forecasts for the Combined Company than Rusoro has been at achieving Rusoro’s plan and forecasts in the past.

5.	Financial and mining experts raise material concerns regarding Rusoro.

We have asked Rosen, litigation and investigative accountants, to review the public financial disclosure by Rusoro (the Rosen Report is attached to this Directors’ Circular as Schedule E). Rosen states:
“In our opinion, Rusoro’s financial reporting of its historical results and of the pro forma combined entity does not provide sufficient information for [Gold Reserve’s] shareholders to make an informed assessment about the Offer. The available information indicates that there are serious concerns that need to be addressed, such as the discrepancies in Rusoro’s gold sale prices, its accounting for production costs and its extensive related party dealings.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

Importantly, we do not believe that the Offer provides adequate disclosure of significant impending debt repayment obligations. In our view, the financial risks of Rusoro have not been adequately presented in the Offer for the purpose of evaluating the proposed merger...”
“Numerous questions regarding Rusoro’s financial solvency and operational viability can be raised, but are not addressed, in the company’s historical financial reports. Important, and perhaps unrealistic, assumptions that have been made by Rusoro’s management are not disclosed or explained in the pro forma financial statements of the proposed combined businesses. Consequently, we do not believe that sufficient financial information has been produced to allow an informed evaluation of the proposed merger to be made...”
“The financial viability of Rusoro is uncertain at best. Rusoro has not been able to generate positive cash flows (or profits) from operations since becoming an active mining company....”
“The related party dealings appear to heavily favour the company’s directors, officers and senior management. At least one transaction, involving the purchase of property concession rights by Rusoro, tends to suggest that a significant profit (over $4.7 million, or 2,000%) was conferred upon a significant shareholder and director of the Company....”
“We have serious concerns that ownership dilution risks to Gold Reserve’s shareholders of the proposed combined entity have not been clearly disclosed in the Offer....”
“The nature and basis for the future income tax balance exceeding $300 million are not explained in the notes to Rusoro’s December 31,2007 and September 30, 2008 financial statements.”
We have asked Behre Dolbear, independent mining industry consultants, to review the public technical disclosure concerning Rusoro’s operations (the Behre Dolbear Report is attached to this Directors’ Circular as Schedule D). The Behre Dolbear Report concludes:
“Succinctly, based on our review, Behre Dolbear has concluded that Rusoro’s filings lack sufficient information from which a typical investor could make an informed decision. The published ore reserve information is clearly incorrect as it fails to account for reserves which have already been mined. Rusoro has failed to comment on the likely reduction in ore reserves that would occur if the higher costs of production, the lower ore grades and related lower recoveries, and the effects of the official Venezuelan exchange rate and controls on selling gold continue. The compounding effect of the higher costs, reduced mine life and receiving lower than market prices for gold produced will significantly impair the cash flow of Rusoro.”
6.	Rusoro has accessed our Choco 5 Project without our authorization and has conducted unauthorized exploration sample drilling.

In May or early June 2008, agents or employees of Rusoro’s subsidiary Promotora Minera de Guayana, S.A. (“PMG”) entered onto our Choco 5 Project and obtained drill samples without Gold Reserve’s permission. Since Gold Reserve first discovered Rusoro’s unauthorized actions, Gold Reserve has repeatedly demanded the drilling results improperly obtained by Rusoro. Rusoro has acknowledged possession of, but has never provided any of those results to Gold Reserve.

Since Rusoro has stated that one of the four reasons for the Rusoro Offer is to “identify opportunities to optimize the development of Gold Reserve’s Choco 5 Project”, we believe that Rusoro must have, or must think that it has, material information regarding the value of the Choco 5 Project.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

7.	There is no reason to believe that Gold Reserve Shareholders would benefit from Rusoro’s purported “established” relationship with the Venezuelan government.

In the Rusoro Circular, Rusoro implies that Gold Reserve Shareholders will benefit from Rusoro’s “established” relationship with the Venezuelan government. However, Rusoro fails to provide any objective support for that contention. Our Board of Directors believes that Rusoro is subject to the same mining law and government actions as are all mining companies operating in Venezuela. In that regard we note that Rusoro’s Audited Annual Financial Statements for the year ended December 31, 2007, disclose that Ferrominera del Orinoco (“FMO”), a Venezuelan government entity, has instigated legal proceedings against PMG asking for the annulment of a shareholders meeting whereby FMO’s equity stake in PMG was diluted from 30% to 0.02%. We believe the existence of this action suggests that Rusoro is subject to the same laws and legal processes in Venezuela as are other mining companies.

We believe that the Venezuelan government will announce and implement mining sector reforms in the near future and that those reforms will impact all mining companies in Venezuela equally. If and when a change in the mining regime through a new mining law or nationalization occurs in the mining sector, such as occurred in the oil sector, Rusoro will not have any advantage over any other company. Government officials have stated that the mining industry participants will be treated the same.

If the mining sector reforms, as they affect Gold Reserve, and any future proposals made to Gold Reserve by the Venezuelan government, represent an attractive opportunity for Gold Reserve Shareholders, then we will seriously consider those proposals and act in the best interest of our shareholders. If, as we expect, the Venezuelan mining reforms affect all mining companies equally, then Gold Reserve Shareholders would have a proportionately greater interest in the successful development of operations in the Brisas Project by keeping their Gold Reserve Shares instead of tendering them for a diluted interest in the Combined Company.

We expect to meet with the Venezuelan government in January 2009 to address anticipated mining sector reforms and the potential impact on our Brisas Project. We believe that there is no basis at this time upon which Rusoro can claim to offer superior value to Gold Reserve Shareholders through the Combined Company as a result of any established or privileged relationship Rusoro purports to have with the Venezuelan government.

We urge Gold Reserve Shareholders to consider that, despite the implication in the Rusoro Circular that Rusoro has a privileged relationship with the Venezuelan government:
-	Rusoro has not obtained all of the permits it requires for the Choco 10 mine;

-	the Board of CVG (a Venezuelan state company) or the council of Ministers has not approved Rusoro’s claimed 95% ownership interest in Choco 4 and 10;

-	Cooperativa de Molineros El Callao II RL has commenced an action against Rusoro in the Venezuelan courts claiming possession of the Choco 10 mine site and damages in the amount of approximately US$10.5 million for eviction from the Choco 10 mine site (See Rusoro’s 2008 3rd Quarter Financials); and

-	Rusoro’s average realized sales price per ounce of gold is approximately 26% lower than market spot rates (for the nine months ended September 30, 2008). (See Rosen Report).

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

8.	Each of Gold Reserve’s financial advisors has provided a written opinion dated December 30, 2008 that, on the basis of the assumptions, limitations and qualifications set forth in the opinion delivered by each of them, the consideration offered under the Rusoro Offer is inadequate, from a financial point of view, to Gold Reserve Shareholders.

We have received written opinions, dated December 30, 2008, from each of our financial advisors, J.P. Morgan and RBC Capital Markets, to the effect that, based upon and subject to the assumptions, limitations and qualifications set forth in the opinion delivered by each of them, the consideration to be paid to Gold Reserve Shareholders under the Rusoro Offer is inadequate from a financial point of view. Copies of the opinions of J.P. Morgan and RBC Capital Markets are attached to this Directors’ Circular as Schedules B and C, respectively.

We recommend that you read each of the opinions carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinions are addressed to the Board. The descriptions and opinions do not constitute a recommendation to Gold Reserve Shareholders as to whether they should tender their Gold Reserve Shares into the Rusoro Offer.

9.	The Rusoro Offer is not a Permitted Bid under the Rights Plan.

The Rusoro Offer is not a Permitted Bid under the Rights Plan approved by Gold Reserve Shareholders. To be a Permitted Bid, a take-over bid must be open for at least 60 days and be accepted by the holders of more than 50% of the Gold Reserve Shares (other than those Gold Reserve Shares held by any Gold Reserve Shareholder or group of Gold Reserve Shareholders making a take-over bid). The Rusoro Offer is not open for 60 days. In addition, Rusoro has retained the right to waive the condition that requires a minimum level of acceptance of the Rusoro Offer by Gold Reserve Shareholders. As a result, there is effectively no minimum acceptance level for the Rusoro Offer.

In addition, we are concerned about Rusoro’s possession of information regarding our Choco 5 Project that we believe Rusoro gained through unauthorized means. Notwithstanding the Rusoro press release issued on December 29, 2008, we also believe that Rusoro has benefited from direct or indirect access to confidential information regarding Gold Reserve’s operations because Rusoro’s financial advisor in connection with the Rusoro Offer, Endeavour Financial, has served for a number of years as Gold Reserve’s financial advisor. We believe that Rusoro has, through Endeavour Financial, the benefit of comprehensive information regarding Gold Reserve that would not have otherwise been available to an unsolicited bidder and which would only be provided to a party that has entered into a confidentiality and standstill agreement with Gold Reserve. Therefore, the Board of Directors has amended the Rights Plan by adding a provision to the definition of Permitted Bid which excludes from the definition any take-over bid made by an offeror who possesses confidential information concerning Gold Reserve and who has not, within the three months preceding the bid, entered into a confidentiality agreement containing a standstill provision.

The purpose of the Rights Plan is to provide the Board of Directors and Gold Reserve Shareholders with sufficient time to properly consider any take-over bid made for Gold Reserve. The Rights Plan also seeks to ensure that all Gold Reserve Shareholders are treated fairly in any transaction involving a change in control of Gold Reserve and that all Gold Reserve Shareholders have an equal opportunity to participate in the benefits of a take-over bid. The Rights Plan encourages potential acquirers to negotiate the terms of any offer for Gold Reserve Shares with the Board of Directors or, alternatively, to make a Permitted Bid without the approval of the Board of Directors.

Rusoro had the ability to make a Permitted Bid because the Rights Plan was adopted and announced prior to the Rusoro Offer being commenced. Rusoro chose not to make a Permitted Bid.

See “SHAREHOLDER RIGHTS PLAN AGREEMENT OF GOLD RESERVE”.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

10.	The timing of the Rusoro Offer is opportunistic and disadvantageous to Gold Reserve Shareholders.

We believe that the Rusoro Offer is opportunistically timed to take advantage of recent low trading prices of Gold Reserve Class A Shares, which like the share prices of many companies have been depressed at least in part as a result of the global economic crisis. The Board of Directors believes the Rusoro Offer is also timed to deprive Gold Reserve Shareholders of the benefits of the expected near term announcement and implementation of mining sector reform in Venezuela.
Our plan for Gold Reserve
          Our plan has been and will continue to be to extract the maximum value possible from Gold Reserve’s assets including the Brisas Project. We believe Rusoro’s attempt to acquire our valuable investment in the Brisas Project and our cash, without offering adequate consideration, is inconsistent with the Board’s objective of enhancing shareholder value. We believe that by continuing to execute our long-term strategy, we can better realize significantly more value for our shareholders.
          We plan to continue to work with the Venezuela government to finalize the necessary pre-production permits for the Brisas Project. If we are unable to obtain the necessary permits from the Venezuelan government, we believe that Gold Reserve has alternative courses of action that we may pursue for our shareholders.
Background to our Brisas Project and our Plan
          The Brisas Project is a gold/copper deposit that is located in the KM88 mining district of the State of Bolivar in south-eastern Venezuela. We have invested approximately $230 million in the Brisas Project. The costs expended include: costs of acquiring property and mineral rights, other acquisition costs, equipment expenditures, litigation settlement costs, general and administrative costs and extensive exploration costs including geology, geophysics and geochemistry, drilling costs for approximately 975 drill holes totalling over 200,000 meters of drilling, independent audits of drilling, sampling, assaying procedures and ore reserves methodology, environmental baseline work/socioeconomic studies, hydrology studies, geotechnical studies, mine planning, advanced stage grinding and metallurgical test work, tailings dam designs, milling process flow sheet designs and a feasibility study, including a number of subsequent updates, independent NI 43–101 reports and an Environmental and Social Impact Study for the Exploitation and Processing of Gold and Copper Ore (“Estudio de Impacto Ambiental y Sociocultural”) (“ESIA”). Our proprietary drilling and assaying results, metallurgical studies, environmental studies, comprehensive feasibility study, advanced stage of engineering work, procurement of long lead item equipment and the formation of a core team of professionals, each of whom has more than 25 years of experience, enabling them to construct and operate the Brisas Project. All of this represents an investment that would take years to duplicate and be just as or more expensive.
          We believe that Gold Reserve has complied with all applicable obligations expressly required under the Venezuelan mining laws, as well as mining titles and contracts that regulate mining activity in Venezuela, while pursuing the Brisas Project. We obtained a number of permits or authorizations from various local, state and federal agencies, including the Authorization for the Affectation of Natural Resources for the Construction of Infrastructure and Services Phase of the Brisas Project (the “Authorization to Affect”) issued by the Venezuelan Ministry of the Environment (“MINAMB”). We have received from the Venezuelan government authorities annually, including in 2008, written certificates of compliance for each of our properties. In addition, we believe that we have built strong support for the Brisas Project among all 21 nearby communities based on our disclosures and transparent processes.
          MIBAM approved the Brisas Project operating plan during 2003, which was a prerequisite for submitting the ESIA. In March 2007, MINAMB issued the Authorization to Affect to us. The Authorization to Affect allowed us to commence certain infrastructure work, including various construction activities at or near the mine site, but did not permit us to construct the mill and exploit the gold and copper mineralization at Brisas. After we received the Authorization to Affect, we immediately accelerated our ongoing engineering work, hired senior technical

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

personnel, ordered mobile equipment and long-lead equipment that required manufacturing, commenced site preparations and advanced efforts with MINAMB to obtain the permit to exploit the Brisas Project mineralization.
          By May 2008, we had successfully reached the construction phase of the development of the Brisas Project. In May 2008, however, MINAMB provided formal notification to us that the Authorization to Affect had been revoked. MINAMB referenced in its formal notice the existence of environmental degradation and affectation on the properties comprising the Brisas Project and the adjacent Las Cristinas project, the presence of a large number of miners on the Brisas property and Presidential Decree No. 4633 dated June 26, 2006, declaring an emergency in certain areas of the state of Bolivar including within the Imataca Forest Reserve as the primary reasons for their decision. Venezuelan legal counsel has advised Gold Reserve that the revocation of the Authorization to Affect is groundless and legally unsupported. We also understand that a large number of miners were on the Las Cristinas project and not the Brisas Project. We believe that the concerns cited by MINAMB would affect any mining company developing and operating either or both of the Brisas Project and the Las Cristinas project. Gold Reserve filed an appeal with MINAMB with respect to the revocation of the permit and the requisite 90 day period for the Venezuelan government to respond has lapsed. Their lack of response can be treated as a rejection of the appeal, but not the final outcome on the matter at this time, under Venezuelan laws.
Gold Reserve’s Plan and Strategic Alternatives
          Our plan has been and will continue to be to extract the maximum value possible from Gold Reserve’s assets, including the Brisas Project. We believe Rusoro’s attempt to acquire our valuable investment in the Brisas Project and our cash, without offering adequate consideration, is inconsistent with the Board’s objective of enhancing shareholder value. We believe that by continuing to execute our long-term strategy, we can better realize significantly more value for Gold Reserve Shareholders.
          Our plan is to continue to work with the Venezuelan government to finalize the necessary pre-production permits for the Brisas Project. We have met with MIBAM several times during the last six months. No government agency has notified Gold Reserve that its rights to the Brisas Project will be cancelled.
          We understand that a new mining law will be submitted to the Venezuelan National Assembly for consideration. The government has not yet announced when any new mining law will be approved and enacted or the specific provisions any new law will contain. We believe that (a) through the new mining law the Venezuelan government may seek to participate in all mining projects through a state vehicle, (b) if the government participates in the mining projects, it may pay its pro rata share of investments to date and its share of future capital costs relating to the projects, and (c) the government believes that the Brisas Project and Las Cristinas project should be combined into a single project in which the benefits to all participants, including the local communities and the government, will be maximized. However, until the government announces the provisions of the new mining law, there can be no assurance as to what provisions will or will not be included.
          We have three courses of action available to us in Venezuela at this time:
-	resolve with the Venezuelan government the current status of the Brisas Project and proceed with our development with the support of the government;

-	seek a settlement with the Venezuelan government if development is not permitted to proceed on terms acceptable to us; or

-	seek remedies under Venezuela’s domestic legal system or bilateral investment treaties that we believe protect investments such as ours in Venezuela.
          It is possible that the government and the new mining law, when approved, will permit Gold Reserve to continue construction of and to operate the Brisas Project on a stand-alone basis without the participation of the government or government-sponsored third parties. We are prepared to proceed on that basis.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

          If the government seeks to enter into mixed enterprise joint ventures with mining companies operating in Venezuela, we believe it will be possible that we and the Venezuelan government could reach an agreement or arrangement on acceptable terms with respect to an enterprise through which Gold Reserve and Venezuela jointly construct and operate the Brisas Project or a combined Las Cristinas and Brisas Project.
          If an acceptable agreement or arrangement is not offered by the government to Gold Reserve, we would seek to negotiate with the Venezuelan government an acceptable amount of compensation for our investment and rights in the Brisas Project. If we and the Venezuelan government were unable to reach an agreement as to a mutually acceptable amount of compensation, we would pursue claims under Venezuela’s domestic legal system or through arbitration under bilateral investment treaties entered into between Venezuela, Canada and other countries, for compensation that will reflect our approximately $230 million investment and interest over our 16 year investment period, as well as a claim for lost profits reflecting the economic conditions prevalent at the time of the revocation of the permit.
Our Choco 5 Project
          The Choco 5 Project is an exploration stage property located in a prospective gold bearing region in Bolivar State. We are encouraged by our exploration activities to date and we plan to continue the methodical exploration of the Choco 5 Project while we are awaiting clarification of the overall mining program in Venezuela and the impact on the Brisas Project.
          A number of small miners have recently migrated to the area and are working on Rusoro’s Choco 4 property and on our Choco 5 Project. Recently, we believe that Rusoro trespassed on the Choco 5 Project and drilled several holes. We have demanded of Rusoro several times, as recently as October 21, 2008, the results of that unauthorized drilling campaign. We have informed MIBAM and CVG regarding the trespassing and unpermitted drilling activities of Rusoro on Choco 5 and of our concern relating to the activities of the small miners on Choco 5.
Other Opportunities
          While we have been seeking clarification regarding the status of the Brisas Project, we have been evaluating other opportunities outside of Venezuela. We believe that the recent disruptions in the financial markets provide us with other opportunities in Canada, Mexico, Colombia and the United States. We have cash resources outside of Venezuela as well as equipment ordered and received. These assets could be effectively deployed outside of Venezuela while we address the current issues facing the Brisas Project and the plan for the Venezuelan mining industry is more clearly defined by the Venezuelan government. We have an experienced senior management team with considerable operations, financial and administrative experience and believe we are positioned to capitalize on the current economic environment. We have evaluated several projects that are well advanced that could benefit from our experience, equipment and current cash position. Further, we have received indications of interest by other companies desiring to enter some sort of transaction to access our cash position. We believe that other opportunities will not soon disappear and have determined that the best course for Gold Reserve at this time is to first continue to work with the Venezuelan government to determine whether we can proceed with our work on the Brisas Project either on a stand-alone basis or with the participation of the Venezuelan government on terms acceptable to us.
Conclusion and Recommendation
          For the reasons outlined above, the Board believes that the Rusoro Offer fails to provide fair value for the Gold Reserve Shares and is an attempt by Rusoro to acquire Gold Reserve, including its valuable investments in the Brisas Project and Gold Reserve’s cash, without offering adequate consideration to Gold Reserve Shareholders.

          The Board of Directors unanimously recommends that Gold Reserve Shareholders REJECT the Rusoro Offer and NOT TENDER their Gold Reserve Shares into the Rusoro Offer.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

          Gold Reserve Shareholders who have tendered Gold Reserve Shares into the Rusoro Offer and who wish to obtain advice or assistance in withdrawing their Gold Reserve Shares are urged to contact their broker or Gold Reserve’s Information Agent, Laurel Hill Advisory Group, LLC, at the telephone number listed on the back page of this Directors’ Circular.
          The foregoing summary of the information and factors considered by the Board of Directors includes the material information, factors and analysis considered by the Board of Directors in reaching its conclusion and recommendation. The members of the Board of Directors evaluated the various factors summarized above in light of their own knowledge of the business, financial condition and prospects of Gold Reserve, and based upon the advice of Gold Reserve’s financial, accounting, mining industry and legal advisors. In view of the numerous factors considered in connection with their evaluation of the Rusoro Offer, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation. In addition, individual members of the Board of Directors may have given different weight to different factors. The conclusion and unanimous recommendation of the Board of Directors was made after considering all of the information and factors involved. Gold Reserve Shareholders should consider the terms of the Rusoro Offer carefully and should come to their own decision as to whether to accept the Rusoro Offer.
INTENTIONS WITH RESPECT TO THE RUSORO OFFER
          Each of the directors and executive officers of Gold Reserve, who collectively own approximately 6.7% of the Class A Shares outstanding, has confirmed that he or she will not accept the Rusoro Offer. To the knowledge of the directors and executive officers of Gold Reserve, after reasonable enquiry, none of their associates or affiliates who owns Gold Reserve Shares, or any insider of Gold Reserve or any associate or affiliate of any insider of Gold Reserve has accepted or indicated an intention to accept the Rusoro Offer. Gold Reserve was unable to ascertain the intentions of its principal shareholders with respect to the Rusoro Offer. No person or company is acting jointly or in concert with Gold Reserve.
BACKGROUND OF THE RUSORO OFFER AND RESPONSE OF GOLD RESERVE
          Gold Reserve considers strategic alternatives from time to time and evaluates all opportunities with the aim of enhancing value for Gold Reserve Shareholders. This includes formal or informal discussions with third parties as well as responding to solicited or unsolicited enquiries or proposals (or initiation of discussions by Gold Reserve). Discussions with one party should not be construed as implying these discussions are material or exclusive or that Gold Reserve is or is not having, or would not have, other discussions.
          Regarding the events leading up to the Rusoro Offer as described in the Rusoro Circular, we note that executive officers of Gold Reserve have met on only one occasion with an executive officer or director of Rusoro. All contacts or communications prior to August 21, 2008 among any of Rusoro, Endeavour Financial, Gold Reserve, RBC Capital Markets and J.P. Morgan were, to the extent we have any knowledge of them, general and conceptual and were not proposals that required presentation to the Board. The following is a summary of events leading to the Rusoro Offer.
Historical Discussions between Gold Reserve and Rusoro
-	On March 6, 2007, at the request of Endeavour Financial, Rockne Timm, the Chief Executive Officer of Gold Reserve, Douglas Belanger, the President of Gold Reserve, and James Geyer, the Senior Vice-President of Gold Reserve, met with Andre Agapov, who was then a large shareholder, but not an officer or director of Rusoro, Frank Giustra, who was then the Chairman of Endeavour Financial, and representatives from J.P. Morgan. At that meeting Mr. Giustra suggested that Endeavour Financial’s two clients, Rusoro and Gold Reserve, should enter into a business combination. The discussions on that topic were very general and no specific proposal was made. After the meeting, Gold Reserve informed Endeavour Financial that we were not interested in proceeding with such a transaction.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

-	On August 21, 2008, Rusoro submitted a written non-binding unsolicited proposal setting out terms for a business combination of Rusoro and Gold Reserve (the “August Proposal”). The August Proposal contemplated, among other things, an exchange ratio of two Rusoro Shares for each Gold Reserve Class A Share. Gold Reserve’s Board of Directors considered the August Proposal and rejected it because the consideration of two Rusoro Shares for each Gold Reserve Class A Share was worth less than Gold Reserve’s cash on hand, and moreover, the Board did not consider a business combination with Rusoro to be in the best interest of Gold Reserve Shareholders.

-	On August 26, 2008, Gold Reserve sent a letter to Rusoro to confirm that the Gold Reserve Board of Directors had received, and declined, the August Proposal (the “August Response”).

-	On August 27, 2008 Gold Reserve issued a press release and posted the August Proposal on its webpage so that all Gold Reserve Shareholders could review the August Proposal. Gold Reserve took this action in order to ensure that there was no confusion regarding the contents of the August Proposal and because following the August Response, Gold Reserve’s management received calls from Gold Reserve shareholders regarding the August Proposal.

-	On August 28, 2008, Rusoro issued a press release confirming that the August Proposal had lapsed. George Salamis, President of Rusoro, contacted Mr. Belanger and requested a meeting with Mr. Belanger.

-	On September 9, 2008, Mr. Salamis, Mr. Belanger and Mr. Geyer met. Mr. Salamis discussed a potential Rusoro and Gold Reserve business combination. The discussion was conceptual and general in nature. This was the only meeting between management of Rusoro and Gold Reserve that has occurred since Rusoro became a public company.

-	On September 29, 2008, David Farrell, Managing Director of Mergers & Acquisitions at Endeavour Financial, contacted Gold Reserve to reiterate Rusoro’s interest in pursuing a business combination. Gold Reserve agreed to arrange a call with members of management and the Board of Directors to listen to Endeavour Financial’s proposal.

-	On October 3, 2008, James Coleman, the Chairman of the Board, Mr. Timm and Mr. Belanger called Endeavour Financial as Endeavour Financial had requested on September 29. On that call Endeavour described, and the parties discussed in a general manner, what Endeavour considered to be opportunities for Rusoro and Gold Reserve to pursue a business combination. Endeavour Financial suggested the next step would be to arrange a face-to-face meeting between the management teams of both companies to determine whether a negotiated transaction was viable. No meeting was arranged.

-	On November 5, 2008, Frank Giustra, David Farrell and David Laing and one other representative of Endeavour Financial spoke with Mr. Coleman by telephone regarding Endeavour Financial’s proposed combination of Rusoro and Gold Reserve. During that call Mr. Giustra advised Mr. Coleman that Rusoro required approximately $80 million in order to complete the capital plans at the Choco 10 mine. Mr. Giustra also stated that if Rusoro and Gold Reserve were to combine, the Brisas Project would have to be “put on the back burner” because of the terrible state of the capital markets and the inability to raise equity at this time.

-	There were no further communications of substance between Endeavour Financial and Gold Reserve until December 12, 2008.

-	On Friday, December 12, 2008, Endeavour Financial and two lawyers from Blake, Cassels & Graydon LLP (“Blakes”) telephoned Messrs. Timm and Belanger and advised them of Rusoro’s intention to make an unsolicited offer for the Gold Reserve Shares and, as stated in the Rusoro Offer, made it clear that the Board would either have to support the proposed business combination or the Rusoro Offer would be launched the next business day, Monday, December 15, 2008. Immediately following this call Gold Reserve management received an offer letter from Rusoro proposing a business combination between Rusoro and Gold Reserve for consideration

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

substantially the same as that described in the telephone call Messrs. Timm and Belanger had just received from Endeavour Financial and Blakes. Following receipt of that letter, management of Gold Reserve had numerous calls with the Board and with its financial and legal advisors.

-	On December 13, 2008 the Board met to discuss how to appropriately respond to Rusoro’s actions and the offer letter.

-	On December 14, 2008, Gold Reserve informed both Endeavour Financial and Rusoro that the proposed take-over could not proceed because it was tainted by Endeavour Financial’s possession of confidential information belonging to Gold Reserve and Rusoro’s benefiting from that information in advancing its bid.

-	On December 15, 2008, Rusoro published an advertisement in the Canadian newspaper, the Globe and Mail, for purposes of commencing the Rusoro Offer in Canada and filed a Schedule TO and Registration Statement on Form F-10 with the SEC. The take-over bid documents were filed on a non-public SEDAR webpage in Canada and consequently were not available to the public in Canada on that date. Additionally, the take-over bid documents failed to contain pro forma financial statements as required by Canadian securities laws.

-	On December 15, 2008, Gold Reserve commenced proceedings in the Ontario Superior Court of Justice seeking an injunction restraining Rusoro from proceeding with the Rusoro Offer and seeking significant monetary damages against Endeavour Financial and Rusoro (see “LITIGATION”).
OPINIONS OF FINANCIAL ADVISORS
          Each of J.P. Morgan and RBC Capital Markets was retained to render financial advisory services to the Board of Directors in connection with the Board’s analysis and consideration of, and response to, the Rusoro Offer. Gold Reserve will pay each of J.P. Morgan and RBC Capital Markets reasonable and customary compensation for its services and will reimburse each of them for their reasonable out-of-pocket expenses. Gold Reserve has agreed to indemnify each of J.P. Morgan and RBC Capital Markets against certain liabilities arising out of or in connection with their engagement.
          Each of J.P. Morgan and RBC Capital Markets has delivered a written opinion addressed to the Board of Directors, dated December 30, 2008, concluding that, on the basis of the assumptions, limitations and qualifications set forth in the opinion delivered by each of them, the consideration to be paid pursuant to the Rusoro Offer is inadequate, from a financial point of view.
          The full text of the written opinions of each of J.P. Morgan and RBC Capital Markets are attached as Schedules B and C, respectively, to this Directors’ Circular. You are urged to read each opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinions address only the adequacy of the consideration offered under the Rusoro Offer from a financial point of view. The opinions are addressed to the Board of Directors. The descriptions and opinions do not constitute a recommendation to Gold Reserve Shareholders as to whether they should tender their Gold Reserve Shares to the Rusoro Offer.
LITIGATION
          Rusoro has accessed our Choco 5 Project without our authorization and has conducted unauthorized exploration sample drilling. Notwithstanding the Rusoro press release issued on December 29, 2008, we also believe that Rusoro has benefited from direct or indirect access to confidential information regarding Gold Reserve’s operations because Rusoro’s financial advisor in connection with the Rusoro Offer, Endeavour Financial, has served for a number of years as Gold Reserve’s financial advisor. We believe that Rusoro has, through Endeavour Financial, the benefit of comprehensive information regarding Gold Reserve that would not have otherwise been available to an unsolicited bidder and which would only be provided to a party that has entered into a confidentiality

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

and standstill agreement with Gold Reserve. Accordingly, Gold Reserve has commenced a legal action in the Ontario Superior Court of Justice against Endeavour Financial and Rusoro seeking an injunction restraining Rusoro and Endeavour Financial from proceeding with the unsolicited offer, significant monetary damages, and various other items.
MINORITY SHAREHOLDER PROTECTIONS
          In the event that Rusoro is successful in the Rusoro Offer, but not all of the outstanding Gold Reserve Shares are tendered in acceptance of the Rusoro Offer, MI 61-101 and the YBCA contain provisions which protect the interests of the remaining minority Gold Reserve Shareholders.
          Rusoro has stated in the Rusoro Circular that if it takes up and pays for Gold Reserve Shares deposited under the Rusoro Offer, it will enter into one or more transactions to enable Rusoro or an affiliate of Rusoro to acquire all Gold Reserve Shares not acquired pursuant to the Rusoro Offer, including causing a special meeting of Gold Reserve Shareholders to be called to consider a statutory arrangement, involving Gold Reserve and Rusoro, or a subsidiary of Gold Reserve or an affiliate of Rusoro, for the purpose of enabling Rusoro or an affiliate of Rusoro to acquire all Gold Reserve Class A Shares and Gold Reserve Equity Units not acquired pursuant to the Offer (a “Subsequent Acquisition Transaction’’). The provisions of applicable corporate law may require at least two-thirds of the Gold Reserve Shareholders to approve the Subsequent Acquisition Transaction at a meeting called for that purpose. In addition, the provisions of MI 61-101 would in effect also require, in addition to any other required Gold Reserve Shareholder approval, that a majority of the votes cast by “minority” Gold Reserve Shareholders approve the Subsequent Acquisition Transaction.
          Any Subsequent Acquisition Transaction may also result in minority Gold Reserve Shareholders having the right to dissent and demand payment of the fair value of their Gold Reserve Shares under applicable corporate law. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Gold Reserve Shareholders for their Gold Reserve Shares. Applicable corporate law also provides that any compulsory acquisition that may be contemplated or effected by the directors of Rusoro following the completion of the Rusoro Offer (the “Gold Reserve Substituted Board”) must be approved by holders of not less than 90% of the Gold Reserve Shares. The Gold Reserve Substituted Board would be required to give notice in the prescribed manner to each Gold Reserve Shareholder who did not accept the Rusoro Offer and each person who subsequently acquired any shares (in each case, a “Dissenting Shareholder”) within 60 days after the date of completion of the Rusoro Offer. Any Dissenting Shareholder would then have 20 days from the receipt of that notice to either transfer its Gold Reserve Shares to Rusoro in exchange for the purchase price under the Rusoro Offer, or demand that Rusoro pay the Dissenting Shareholder fair value for its Gold Reserve Shares. Rusoro (or, alternatively, if it does not, the Dissenting Shareholder) may apply to a court of competent jurisdiction for an order fixing the fair value of the Dissenting Shareholder’s Gold Reserve Shares.
          Members of the Board of Directors and Gold Reserve’s executive officers have confirmed their intention to not tender their Gold Reserve Shares into the Rusoro Offer and will be relying upon legal and regulatory protections, principally under MI 61-101 and the YBCA, to protect their minority interests in connection with any transaction following the Rusoro Offer pursuant to which Rusoro attempts to acquire all outstanding Gold Reserve Shares.
          The foregoing is only a summary of rights which may become available to Gold Reserve Shareholders and is qualified in its entirety by the provisions of MI 61-101 and applicable corporate law. These provisions are complex and may require strict adherence to notice and timing provisions, failing which a shareholder’s rights may be lost or altered. Gold Reserve Shareholders who wish to be better informed about these provisions should consult their legal advisors.
SHARE CAPITAL OF GOLD RESERVE
          Gold Reserve is authorized to issue an unlimited number of Gold Reserve Class A Shares, without par value, of which 57,119,055 were issued at December 30, 2008. Each Gold Reserve Equity Unit is comprised of one

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

Class B common share of Gold Reserve and one Class B common share in the capital of Gold Reserve Corp., is substantially equivalent to a Gold Reserve Class A Share and is generally immediately convertible into one Gold Reserve Class A Share. The Gold Reserve Equity Units, of which 500,236 were issued at December 30, 2008, are not listed for trading on any stock exchange, but subject to compliance with applicable federal, provincial and state securities laws, may be transferred.
          Gold Reserve Shareholders are entitled to receive notice of and attend all meetings of shareholders with each Class A Share or Gold Reserve Equity Unit held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. Gold Reserve Shareholders are entitled to dividends if, as and when declared by the Board of Directors. Gold Reserve Shareholders are entitled upon liquidation, dissolution or winding up of Gold Reserve to receive the remaining assets of Gold Reserve available for distribution to shareholders.
SHAREHOLDER RIGHTS PLAN AGREEMENT OF GOLD RESERVE
          The Board of Directors amended the Rights Plan on December 18, 2008 by adding a provision to the definition of Permitted Bid which excludes take-over bids from offerors who possess confidential information concerning Gold Reserve (see paragraph (v) under “Permitted Bid Requirements” below unless they have entered into a confidentially agreement containing a standstill provision with Gold Reserve within three months of the commencement of the bid). The Rusoro Offer was not a Permitted Bid before, and is not a Permitted Bid after, the December 18, 2008 amendment. See “Permitted Bid Requirements” below.
          The primary objective of the Rights Plan is to provide the Board with sufficient time to consider and, if appropriate, to explore and develop alternatives for maximizing shareholder value if a take-over bid is made for Gold Reserve, and to provide every Gold Reserve Shareholder with an equal opportunity to participate in such a bid. The Rights Plan encourages a potential acquirer to proceed either by way of a Permitted Bid, which requires the take-over bid to satisfy certain minimum standards designed to promote fairness, or with the concurrence of the Board of Directors.
          Rusoro has made the Rusoro Offer conditional on the Rights Plan or its effect being waived, invalidated or an order being issued that prohibits or prevents the exercise of the Rights or the issuance of Gold Reserve Class A Shares upon the exercise of Rights. The Board has not and intends not to waive or invalidate the Rights Plan. Rusoro announced in a press release issued on December 29, 2008 that it intends to seek an order from the applicable Canadian securities commission to cease trade the rights under the Rights Plan prior to the expiry of the Rusoro Offer. A cease trade order would have the effect of preventing the rights from trading or from being exercised.
          Additionally, in response to the Rusoro Offer, the Board of Directors has extended the Separation Time (as defined below) until January 20, 2009.
          The following is a summary of the principal terms of the Rights Plan, as amended on December 18, 2008, which is qualified in its entirety by reference to the text of the Rights Plan, a copy of which is available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov.
Effective Time
          The Rights (as defined below) were first issued under the Rights Plan on February 4, 1999.
Term
          The term of the Rights Plan expires at 5:00 p.m. on June 30, 2009 (the “Expiration Time”).

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

Issue of Rights
          Immediately following the Effective Time, one right (a “Right”) was issued and attached to each outstanding Gold Reserve Class A Shares and Class B common shares of Gold Reserve (together, a “Common Share”). One Right will also attach to any Common Share issued after the Effective Time and prior to the earlier of the Separation Time and the Expiration Time.
Rights Exercise Privilege
          The Rights will separate from the shares to which they are attached and will become exercisable at the time (the “Separation Time”) that is 10 trading days after the earlier of a person having acquired, or the commencement, announcement or other date determined by the Board of Directors in respect of a take-over bid to acquire, 20% or more of the Common Shares, other than by an acquisition pursuant to a Permitted Bid or a Competing Bid (as discussed below). The acquisition by a person (an “Acquiring Person”), including associates and affiliates and others acting in concert, of Beneficial Ownership (as defined in the Rights Plan) of 20% or more of the Common Shares, other than by way of a Permitted Bid, is referred to as a “Flip-in Event.” Any Rights held by an Acquiring Person on or after the earlier of the Separation Time or the first date of public announcement by Gold Reserve or an Acquiring Person that an Acquiring Person has become such, will become void upon the occurrence of a Flip-in Event. On the tenth trading day after the occurrence of the Flip-in Event the Rights (other than those held by the Acquiring Person) will permit the holder thereof to purchase one Common Share having a market value of twice the exercise price of C$70.00 (subject to adjustment in certain circumstance) (the “Exercise Price”) of the Rights for an amount in cash equal to the Exercise Price. For example, each Right will permit the holder to purchase Common Shares with a total market value of $140 (Canadian), on payment of C$70.00; i.e., at a 50% discount. Therefore, if, on the 10th trading day after the Flip-in Event, the market price per share was $10 Canadian, each Right would permit the holder to purchase 14 Common Shares for C$70.00. The issue of the Rights is not initially dilutive. Upon a Flip-in Event occurring and the Rights separating from the attached shares, reported earnings per Common Share on a fully diluted or non-diluted basis may be affected. Holders of Rights who do not exercise their Rights upon the occurrence of a Flip-in Event may suffer substantial dilution.
Certificates and Transferability
          Prior to the Separation Time, the Rights will be evidenced by a legend imprinted on certificates for Common Shares issued following the Effective Time. Rights are also attached to such shares outstanding as of the Effective Time, although share certificates issued prior to that date will not bear such a legend. Holders of Common Shares do not have to return their certificates in order to have the benefit of the Rights. Prior to the Separation Time, Rights will not be transferable separately from the attached shares. From and after the Separation Time, the Rights will be evidenced by Rights certificates which will be transferable and traded separately from the shares.
Permitted Bid Requirements
          The requirements of a Permitted Bid include the following: (i) the take-over bid must be made by way of a take-over bid circular; (ii) the take-over bid must be made to all holders of Common Shares other than the offeror (the Rights Plan allows a partial bid to be a Permitted Bid); (iii) the take-over bid must not permit Common Shares tendered pursuant to the take-over bid to be taken up prior to the expiry of a period of not less than 60 days and then only if at such time more than 50% of the holders of Common Shares other than the bidder, its affiliates and persons acting jointly or in concert with the bidder (the “Independent Shareholders”) have been tendered pursuant to the take-over bid and not withdrawn. The take-over bid must also provide that any Common Shares deposited pursuant to the bid may be withdrawn until taken up and paid for; (iv) if, on the date that Common Shares may be taken up and paid for, more than 50% of the Common Shares held by Independent Shareholders are tendered to the take-over bid and not withdrawn, the bidder must make a public announcement of that fact and the take-over bid must remain open for deposits of Common Shares for not less than 10 business days from the date of such public announcement; and (v) the take-over bid cannot be made if, at the commencement of the take-over bid the offeror, or any of its affiliates, associates, advisors or any directors, officers, employees, agents or representatives (collectively the “Representatives”) of any of them or any person acting jointly or in concert with the offeror or any of its affiliates,

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

associates, advisors or such Representatives in connection with the take-over bid, possessed confidential information, unless the offeror and any such affiliates, associates, advisors or Representatives and any such person acting jointly or in concert with any of them shall have entered into a confidentiality agreement containing a standstill provision with Gold Reserve within three months prior to the commencement of the take-over bid. The Rights Plan allows a competing Permitted Bid (a “Competing Permitted Bid”) to be made while a Permitted Bid is in existence. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid except that, provided such offer is outstanding for a minimum period of 21 days, it may expire on the same date as the Permitted Bid.
Permitted Lock-Up Agreement
          A Permitted Lock-Up Agreement will be an agreement by a holder of Common Shares to deposit or tender shares to a take-over bid, provided that the agreement meets certain requirements. These requirements are essentially that: (a) the terms of the agreement are publicly disclosed and a copy of the agreement is publicly available; (b) the shareholder who agrees to tender shares to a take-over bid made by the other party to the agreement (the “lock-up bid”) be allowed to terminate its obligations under the agreement in order to tender the shares to another take-over bid or support another transaction where the offer price under the other bid or transaction is equal to or greater than a specified minimum which is not more than 7% higher than the offer price under the lock-up bid; and (c) no break-up fees or other penalties that exceed in the aggregate the greater of 2.5% of the price or value payable under the lock-up bid and 50% of the increase in the consideration resulting from another take-over bid or transaction shall be payable by the holder of Common Shares if such holder fails to tender its shares to the lock-up bid.
Waiver and Redemption
          If a potential offeror does not wish to make a Permitted Bid, it can negotiate with, and obtain the prior approval of, the Board to make a bid by take-over bid circular to all holders of Common Shares on terms which the Board consider fair to all such shareholders. In such circumstances, the Board may, prior to a Flip-in Event, waive the dilutive effects of the Rights Plan in respect of such transaction, thereby allowing such bid to proceed without dilution. In such event, such waiver would be deemed also to be a waiver in respect of all other contemporaneous bids made by way of a take-over bid circular. The Board may also waive the Rights Plan in respect of a particular Flip-in Event that has occurred through inadvertence, provided that the Acquiring Person that inadvertently triggered such Flip-in Event has reduced its beneficial holdings to less than 20% of the outstanding voting shares of Gold Reserve. Other waivers of the Rights Plan require approval of the holders of Common Shares or Rights. At any time prior to the occurrence of a Flip-in Event, the Board may with the prior consent of the holders of Common Shares or Rights redeem all, but not less than all, of the outstanding Rights, as the case may be, at a price of C$0.00001 each.
Exemptions for Investment Advisors
          Investment advisors (for client accounts) and trust companies (acting in their capacity as trustees and administrators) acquiring more than 20% of the Common Shares are exempted from triggering a Flip-in Event, provided that they are not making, or are not part of a group making, a take-over bid.
Supplements and Amendments
          Gold Reserve is authorized to make amendments to the Rights Plan to correct any clerical or typographical error or, subject to subsequent reconfirmation by holders of Common Shares or Rights holders, to maintain the validity of the Rights Plan as a result of changes in law or regulation. Other amendments or supplements to the Rights Plan may be made with the prior approval of holders of Common Shares or Rights holders.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

OWNERSHIP OF SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS OF GOLD RESERVE
          The following table sets forth the names of the directors and executive officers of Gold Reserve, the positions held by each of them with Gold Reserve and the number of Gold Reserve Shares, Options, in each case beneficially owned, directly or indirectly, or over which control or direction is exercised by each such person and, where known after reasonable enquiry, by their respective associates or affiliates, as at December 30, 2008. To the knowledge of Gold Reserve, after reasonable enquiry, no securities of Gold Reserve are beneficially owned, directly or indirectly, or controlled by any insider, or any associate or affiliate of any insider of Gold Reserve. No person or company is acting jointly or in concert with Gold Reserve.

		Securities of Gold Reserve Beneficially Owned Directly or Indirectly(1)
			Options to
			Acquire
			Gold			Percentage of
	Position	Gold Reserve	Reserve	Percentage		Restricted
	With	Class A	Class A	of Options	Restricted	Stock
Name	Gold Reserve	Shares(4)	Shares	Outstanding	Stock	Outstanding
Rockne J. Timm(2)(3)	Chief Executive Officer and Director	1,211,251	790,000	15.8%	150,000	21.1%

A. Douglas Belanger (2)(3)	President and Director	1,451,136	722,502	14.4%	135,000	19.0%

James P. Geyer(2)(3	Senior Vice President and Director	241,655	500,002	10.0%	90,000	12.6%

James H. Coleman Q.C(2)(3)	Director	143,050	245,002	4.9%	4,000	0.6%

Patrick D. McChesney(2)(3)	Director	27,157	170,002	3.4%	4,000	0.6%

Chris D. Mikkelsen(2)(3)	Director	300,041	170,002	3.4%	4,000	0.6%

Jean Charles Potvin	Director	116,604	170,002	3.4%	4,000	0.6%

Robert A. McGuiness	Vice President Finance and Chief Financial
	Officer	163,132	243,751	4.9%	90,000	12.6%

Mary Smith	Vice President of Administration and Secretary	116,594	192,500	3.8%	51,000	7.2%

Douglas Stewart	Vice President of Project Development	115,454	242,500	4.8%	60,000	8.4%

	TOTAL:	3,886,074	3,446,243	68.8%	592,000	83.3%

(1)	The information as to Gold Reserve Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Gold Reserve, has been furnished by the respective directors and executive officers. Beneficial ownership has been calculated in accordance with Canadian securities laws, which differs in some respects from U.S. securities law. For instance, amounts reflect actual direct or indirect share ownership by the named persons as of December 30, 2008 and do not include Options or Restricted Stock that may vest or become exerciseable within 60 days from December 30, 2008. See Schedule F for certain additional information regarding grants of Options and Restricted Stock.

(2)	Messrs. Timm, Belanger, Coleman, McChesney, and Mikkelsen are directors of Great Basin Energies Inc., which owns 117,000 Gold Reserve Class A Shares or 0.2% of the outstanding Gold Reserve Class A Shares and 374,192 Gold Reserve Equity Units, or 74.8% of the outstanding Gold Reserve Equity Units. The foregoing individuals beneficially own 10.3%, 7.3%, 2.9%, and 1.8%, respectively of the outstanding common shares of Great Basin Energies Inc. and may be deemed to have an interest in Gold Reserve through their respective management positions and/or ownership interests in Great Basin Energies Inc. Each of the foregoing individuals disclaims any beneficial ownership of the Common Shares owned by Great Basin Energies, Inc.

(3)	Messrs. Timm, Belanger, Coleman, McChesney, and Mr. Mikkelsen are directors of MGC Ventures, Inc., which owns 133,000 Gold Reserve Class A Shares or 0.2% of the outstanding Gold Reserve Class A Shares and 125,083 Gold Reserve Equity Units, or 25% of the outstanding Gold Reserve Equity Units. The foregoing individuals beneficially own 11.5%, 11.7%, 4.8%, 3.8%, and 2.9%, respectively, of the outstanding common shares of MGC Ventures, Inc. and may be deemed indirectly to have an interest in Gold Reserve through their respective management positions and/or ownership interests in MGC Ventures, Inc. Each of the foregoing individuals disclaims any beneficial ownership of the Common Shares owned by MGC Ventures, Inc.

(4)	The number of Gold Reserve Class A Shares indicated in this column represents less than 1% of the outstanding Gold Reserve Class A Shares, except in the case of Messrs Timm and Belanger who hold 2.15% and 2.58%, respectively, of the outstanding Gold Reserve Class A Shares.
PRINCIPAL SHAREHOLDERS OF GOLD RESERVE
          To the knowledge of the directors and executive officers of Gold Reserve, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, in excess of 10% of the outstanding Gold Reserve Shares.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

OWNERSHIP OF SECURITIES OF RUSORO
          None of Gold Reserve, the directors and executive officers of Gold Reserve and, to the knowledge of the directors and executive officers of Gold Reserve after reasonable enquiry, none of their respective affiliates or associates, affiliates or associates of Gold Reserve, or any insider of Gold Reserve or any associate or affiliate of an insider of Gold Reserve, beneficially own, directly or indirectly, or exercise control or direction over, any securities of Rusoro. No person or company is acting jointly or in concert with Gold Reserve.
TRADING IN GOLD RESERVE SHARES
          Except as set out below, during the six months preceding the date hereof, none of Gold Reserve, the directors and executive officers of Gold Reserve or, to the knowledge of the directors and executive officers of Gold Reserve after reasonable enquiry, any of their respective affiliates or associates, affiliates or associates of Gold Reserve, or any insider of Gold Reserve or any associate or affiliate of an insider of Gold Reserve, has traded any securities or rights to acquire securities of Gold Reserve. No person or company is acting jointly or in concert with Gold Reserve. See also “GOLD RESERVE NOTES”.

			Number of Gold	Price per Gold Reserve
			Reserve Class A Shares	Class A Share
Name	Date	Nature of Trade	Subject to Trade	Subject to Trade
Rockne J. Timm	12/10/2008	Purchase of Gold Reserve Class A Shares on open market	125,000	$0.25

Chris D. Mikkelsen	7/29/2008	Purchase of Gold Reserve Class A Shares on open market	16,000	$1.45

Chris D. Mikkelsen	10/15/2008	Purchase of Gold Reserve Class A Shares on open market	34,000	$0.69

Chris D. Mikkelsen	10/22/2008	Purchase of Gold Reserve Class A Shares on open market	20,000	$0.46

Chris D. Mikkelsen	11/24/2008	Sale of Gold Reserve Class A Shares on the open market	10,000	$0.38
TRADING PRICES OF THE GOLD RESERVE SHARES
          On December 12, 2008, the last trading day of the Gold Reserve Class A Shares prior to the public announcement by Rusoro of its intention to make the Rusoro Offer, the closing price on the TSX of the Gold Reserve Class A Shares was C$0.45 and on the NYSE Alternext was US$0.39. On December 29, 2008, the last trading day of the Gold Reserve Class A Shares prior to the date of this Directors’ Circular, the closing price on the TSX of the Gold Reserve Class A Shares was C$0.90 and on the NYSE Alternext was US$0.74.
          Based on the closing price for the Rusoro Shares on the TSXV on December 29, 2008, the last trading day before the date of this Directors’ Circular, the implied offer price of the Rusoro Offer was C$1.86 per Gold Reserve Share.
          Gold Reserve Shareholders are urged to contact their broker to obtain the best available information as to the current prices of Gold Reserve Class A Shares and Rusoro Shares.
ARRANGEMENTS BETWEEN GOLD RESERVE AND ITS DIRECTORS AND EXECUTIVE OFFICERS; CONFLICTS OF INTEREST
          Except as set forth below, no material agreements, arrangements or understandings or any actual or potential conflict of interest between Gold Reserve or its affiliates and (i) its directors, executive officers or affiliates, or (ii) Rusoro or its directors, executive officers or affiliates is known to us. In the case of each plan or

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

agreement discussed below in which the term “change of control” applies, the consummation of the Rusoro Offer would constitute a change of control. Further, terms used below such as “good reason,” “cause,” “disability” or otherwise have the meaning for them set forth in the related plan or agreement.
          If the directors, executive officers and affiliates of Gold Reserve were to tender any Gold Reserve Shares they own to Rusoro in connection with the Rusoro Offer, they would receive the share consideration on the same terms and conditions as the other Gold Reserve Shareholders. As of December 30, 2008, Gold Reserve’s directors, executive officers and affiliates owned an aggregate of 3,886,074 Gold Reserve Shares (excluding Gold Reserve Class A Shares underlying unexercised Options and unvested Restricted Stock, each as defined below). If the directors, executive officers and affiliates of Gold Reserve were to tender all of their Gold Reserve Shares for purchase pursuant to the Rusoro Offer and those Gold Reserve Shares were accepted for purchase and purchased by Rusoro (excluding Gold Reserve Class A Shares underlying unexercised Options and unvested Restricted Stock), the directors, executive officers and affiliates of Gold Reserve would receive an aggregate of 11,658,222 Rusoro Shares. All of the directors and executive officers of Gold Reserve have confirmed to Gold Reserve that they will reject the Rusoro Offer and not tender their Gold Reserve Shares into the Rusoro Offer. For a chart detailing the ownership of Gold Reserve’s Class A Shares held by Gold Reserve’s directors and officers, see “OWNERSHIP OF SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS OF GOLD RESERVE”.
          Gold Reserve has entered into change of control agreements (“Change of Control Agreements”) with certain of its executive officers, as described below. Gold Reserve also maintains and/or sponsors certain equity and other incentive and compensation plans for its directors, executive officers, employees and consultants, including the Equity Incentive Plan, Venezuela Plan, KSOP and Retention Plan (each of which is defined and described below and individually referred to as a “Plan” and collectively as the “Plans” in this circular). The subsections that follow generally describe the material effects of a change of control under the Change of Control Agreements and the Plans as they relate to payments and other benefits that would become due to Gold Reserve’s directors and executive officers in the event the Rusoro Offer is successful, whether or not those persons tender any Gold Reserve Class A Shares in connection with the Rusoro Offer.
Existing Change of Control Arrangements with Executive Officers
          Gold Reserve has entered into Change of Control Agreements with each of the following executive officers: Rockne J. Timm, A. Douglas Belanger, Douglas Stewart, James P. Geyer, Robert A. McGuinness and Mary Smith (collectively, the “Officers”). In addition, three non-executive officers (“Other Participants”) also have Change of Control Agreements. Other than as disclosed herein, no other executive officers, directors or affiliates of Gold Reserve have Change of Control Agreements with Gold Reserve.
          Pursuant to the Change of Control Agreements, in the event of a change of control of Gold Reserve each Officer is entitled to, among other things, continue employment with Gold Reserve and, if the Officer’s employment is terminated within twelve months following the change of control for any reason other than termination by Gold Reserve for cause, such individual will be entitled to receive, among other things:
-	An amount equal to 24 times his or her monthly salary (36 times for Messrs. Timm and Belanger), determined as of the date immediately prior to termination or the change of control, whichever is greater, plus any amounts required to be paid in connection with unpaid vacation time;

-	An amount equal to two years of Gold Reserve’s KSOP contributions (based upon the maximum allowable allocation pursuant to applicable law and the Officer’s annual salary immediately prior to his or her termination date or the change of control, whichever is greater);

-	An amount equal to the aggregate of all bonuses received during the twelve months prior to his or her termination date;

-	A payment equal to two times the monthly premium for maintenance of health and insurance benefits for a period of 36 months;

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

-	Cause all equity awards or equity-based awards (including Options and Restricted Stock) granted to the Officer to become fully vested and unrestricted;

-	At the election of the Officer, the buy-out of the cash value of any unexercised Options based upon the amount by which the weighted average trading price of the Gold Reserve Class A Shares for the last five days preceding the date the Officer makes such election exceeds the exercise price of the Options; and

-	A payment equal to the value of the Officer’s vested retention units in accordance with the Retention Plan (defined below).
          As further discussed in the following two paragraphs, the Officer is also entitled to receive certain “gross-up payments” (that is, an Excess Parachute Gross-Up Payment and a Deferred Compensation Gross-Up Payment, each as defined below) if payments that he or she receives are subject to the excise tax under Code Section 4999 on Excess Parachute Payments or the additional tax and interest factor tax under Code Section 409A on deferred compensation. The intent of these gross-up payments is to put the Officer in the same position, after tax, that he or she would have been in if the payments that the Officer received had not been subject to the excise and additional taxes.
          The Change of Control Agreements also provide for a gross-up payment if any payment made to or for the benefit of an Officer (“Excess Parachute Payment”) would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by the Officer with respect to such excise tax. Gold Reserve will pay to the Officer an additional payment (“Excess Parachute Gross-Up Payment”) in an amount such that after payment by the Officer of all taxes on the Excess Parachute Gross-Up Payment, the Officer retains an amount of the Excess Parachute Gross-Up Payment equal to the excise tax (and any interest or penalties) imposed upon the Officer’s Excess Parachute Payment.
          The Change of Control Agreements further provide for a gross-up payment if any payment made to or for the benefit of an Officer (“Deferred Compensation Payment”) would be subject to the additional tax or additional interest on any underpayment of tax imposed by Code Section 409A, or any interest or penalties are incurred by the Officer with respect to such additional tax or underpayment of tax. Gold Reserve will pay to the Officer an additional payment (“Deferred Compensation Gross-Up Payment”) in an amount such that after payment by the Officer of all taxes on the Deferred Compensation Gross-Up Payment, the Officer retains an amount of the Deferred Compensation Gross-Up Payment equal to the additional tax and additional interest on any underpayment of tax (and any interest or penalties) imposed upon the Officer’s Deferred Compensation Payment.
          Payments may be delayed six months under Code Section 409A. In the event of such a delay, the delayed payments are made to a rabbi trust. Upon the completion of the six-month delay period, the payments held in the rabbi trust are paid to the Officer plus interest at the prime rate. Gold Reserve pays all costs of the rabbi trust.
          Pursuant to the Change of Control Agreements, if the Rusoro Offer is successful, the Officers would be entitled to collectively receive an aggregate of approximately $11.2 million. The Other Participants would collectively receive $2.6 million. These amounts assume all persons with Change of Control Agreements elect the buy-out of their Options as described above. For purposes of such calculation, Gold Reserve assumed the election was made on December 26, 2008, which resulted in a weighted-average share price of $0.59 per share. This amount was determined exclusive of any Gross-Up Payments, which payments could be substantial depending on the tax position of each individual.
Effect of Consummation of the Rusoro Offer on Existing Equity-Related Plans and Arrangements
          Any unvested equity awards held by the directors, executive officers and affiliates of Gold Reserve were issued pursuant to the Plans. Rusoro has indicated that if the Rusoro Offer is successful, the current management of Gold Reserve will be replaced with Rusoro’s management team and the Board will be replaced by nominees of Rusoro. Under the Plans and the award agreements executed pursuant thereto, in connection with a change of

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

control, unvested outstanding grants, including grants of Options and Restricted Stock, may immediately vest or become vested pursuant to action of the Board or a committee thereof, as further described below.
          While neither the Plans nor the award agreements provide for automatic vesting and exerciseability of Options and Restricted Stock, the grants to Officers will nevertheless vest in full and become immediately exercisable upon a change of control pursuant to the Change of Control Agreements. Further, the Board has authorized the vesting and exerciseability of all other outstanding Options and Restricted Stock if the Rusoro Offer succeeds.
Equity Incentive Plan
          Employees, directors and consultants of Gold Reserve and its subsidiaries (other than Venezuelan employees, who may participate in the Venezuela Plan) are eligible to receive grants under the Gold Reserve Equity Incentive Plan, as amended (the “Equity Incentive Plan”). The Equity Incentive Plan provides for the issuance of up to a rolling 10% of the outstanding shares of Gold Reserve, through the grant of incentive stock options and non-incentive stock options to purchase Gold Reserve Class A Shares (collectively, “Options”), stock appreciation rights (“SARs”) and restricted Gold Reserve Class A Shares (“Restricted Stock”). To date, Gold Reserve has issued only Options and Restricted Stock under the Equity Incentive Plan, but has not issued SARs.
          The Equity Incentive Plan is administered by the Board with respect to participants who are members of the Board, and by a committee of the Board with respect to participants who are not members of the Board. The Board or a committee thereof, as applicable, may at the time of grant or any time thereafter, in its discretion, accelerate the vesting of unvested Options and Restricted Stock. If the Rusoro Offer is successful, pursuant to the terms of the Equity Incentive Plan, the Board has authorized the vesting and exerciseability of all of the unvested Options and shares of Restricted Stock issued thereunder.
          As of December 30, 2008, the directors, executive officers and affiliates of Gold Reserve held, in the aggregate, Options to purchase 3,446,263 Gold Reserve Class A Shares issued pursuant to the Equity Incentive Plan, 2,610,970 of which were vested and exercisable as of that date, with exercise prices ranging from $0.29 to $5.36 and an aggregate weighted average exercise price of $3.24 per share. As of December 30, 2008, the directors, executive officers and affiliates of Gold Reserve held an aggregate of 592,000 unvested shares of Restricted Stock issued pursuant to the Equity Incentive Plan.
          To the knowledge of Gold Reserve, none of its directors, executive officers or affiliates intends to tender their Gold Reserve Shares in connection with the Rusoro Offer. However, if the Rusoro Offer is successful and Rusoro completes a Subsequent Acquisition Transaction, such Options and Restricted Stock granted under the Equity Incentive Plan would be vested and exercisable, as applicable, in full at the time of the change of control, and the directors, executive officers and affiliates of Gold Reserve would collectively receive (assuming the exercise of all vested and in-the-money Options) 4,916,052 Rusoro Shares in exchange for the Gold Reserve Class A Shares issued under the Equity Incentive Plan. For purposes of such calculation, Gold Reserve assumed the election was made on December 26, 2008, based on a closing price of $0.59 per share on that day.
Gold Reserve Venezuelan Equity Incentive Plan
          Employees and consultants of Gold Reserve’s Venezuelan subsidiaries are eligible to receive grants under the Gold Reserve Venezuelan Equity Incentive Plan (the “Venezuela Plan”). The Venezuela Plan is substantially similar to the Equity Incentive Plan. The Board or a committee thereof, as applicable, may at the time of grant or any time thereafter in its discretion, accelerate the vesting of unvested awards under the Plan. If the Rusoro Offer is successful, pursuant to the terms of the Venezuela Plan, the Board has authorized the vesting and exerciseability of all of the unvested awards under the Plan. None of the directors, executive officers or affiliates of Gold Reserve participate in the Venezuela Plan.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

KSOP
          Gold Reserve’s subsidiary, Gold Reserve Corp., maintains a retirement plan, the Gold Reserve KSOP (the “KSOP”), for the benefit of eligible employees. The KSOP consists of two components — a salary reduction component (401(k)) and a stock ownership component (“ESOP”). Eligible employees are those who have been employed for a period in excess of one year and who have worked at least 1,000 hours during the year in which any allocation is to be made. Under the ESOP component, participants receive and are allocated a certain number of Gold Reserve Class A Shares pursuant to the terms of the KSOP.
          Employer contributions, stated as a percentage of eligible compensation, are determined each year by the Board and allocations are made in the form of Gold Reserve Class A Shares or cash. The number of Gold Reserve Class A Shares released for allocation is determined by multiplying the total eligible compensation by the contribution percentage approved by the Board and dividing that number by the average price of the Gold Reserve Class A Shares remaining in the KSOP for distribution. For KSOP plan year 2008, Gold Reserve adopted a “Safe Harbor” contribution of 3% of eligible compensation.
          Employee contributions to the 401(k) component of the KSOP are limited in each year to the total amount of salary reduction the employee elects to defer during the year, which is limited in 2008 to $15,500 ($20,500 limit for participants who are 50 or more years of age, or who turn 50 during 2008).
          Total employer and employee annual contributions to an employee participating in both the 401(k) and ESOP components of the KSOP are limited in 2008 to a maximum of $46,000 ($51,000 limit for participants who are 50 or more years of age or who turn 50 during 2008). The annual dollar limit is an aggregate limit which applies to all contributions made under this plan or any other cash or deferred arrangements. Distributions from the KSOP are not permitted before the participating employee reaches the age of 59, except in the case of death, disability, termination of employment by Gold Reserve or financial hardship. The ESOP component of the KSOP is qualified under Code Sections 401(a) and 409.
          Participants in the KSOP are fully vested at all times in the benefits provided under the KSOP. As discussed above under the subsection “Existing Change of Control Arrangements with Executive Officers”, upon a change in control, the Officers are entitled to receive an amount equal to two years of KSOP contributions (based upon the greater of the maximum allowable allocation pursuant to applicable law or his or her annual salary immediately prior to his or her termination date or the change of control, whichever is greater).
          As of December 30, 2008, directors, executive officers and affiliates of Gold Reserve who are participants under the KSOP had an aggregate of 1,584,606 Gold Reserve Class A Shares allocated to their KSOP accounts pursuant to the KSOP. For a chart detailing the ownership of Gold Reserve’s Class A Shares held by Gold Reserve’s directors and officers, see “OWNERSHIP OF SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS OF GOLD RESERVE”. As of December 30, 2008, 22,246 Gold Reserve Class A Shares remained in the KSOP to be allocated to KSOP participants.
          To the knowledge of Gold Reserve, none of its directors, executive officers or affiliates intends to tender their Gold Reserve Shares in connection with the Rusoro Offer. However, if the Rusoro Offer is successful and Rusoro completes a Subsequent Acquisition Transaction, directors, executive officers and affiliates of Gold Reserve would collectively receive 4,753,818 Rusoro Shares in exchange for the Gold Reserve Class A Shares issued under the KSOP.
Retention Plan
          Gold Reserve maintains the Gold Reserve Director and Employee Retention Plan (the “Retention Plan”). Under the Retention Plan, the Board or committee thereof may grant retention units (the “Units”) to directors and certain key employees of Gold Reserve or its subsidiaries. Each non-employee director becomes a participant on the date such director is appointed or elected to the Board. Employees become eligible to participate on the date that the

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

Board or a committee thereof determines, in its discretion, that such employee may have a significant opportunity to influence the growth of Gold Reserve or that such employee’s performance warrants further incentive or reward. Units granted under the Retention Plan become effective upon the execution by a participant of an award agreement pursuant to the terms of the Retention Plan, and vest on the date or dates specified in the applicable award document. Units also become fully vested and payable upon a change of control. Current participants in the Retention Plan include all directors of Gold Reserve, the Officers and the Other Participants, all of whom have signed awards agreements.
          Under the Retention Plan, subject to vesting provisions, each Unit granted to participating directors and employees of Gold Reserve entitles such persons to receive a cash payment equal to the fair market value of one Gold Reserve Class A Common Share (a) on the date the Unit was granted or (b) on the date any such participant becomes entitled to payment, whichever is greater.
          No Units were granted to directors, executive officers and affiliates in 2008. As of December 30, 2008, an aggregate of 1,732,500 unvested Units have been granted to directors, executive officers and affiliates of Gold Reserve and 315,000 Units have been granted to other Retention Plan participants. If the Rusoro Offer is successful, we estimate the directors, executive officers and affiliates of Gold Reserve, and other Retention Plan participants, would receive cash payments of approximately $7,568,400 and $1,366,800, respectively, pursuant to the terms of the Retention Plan and the applicable award agreements.
ISSUANCES OF SECURITIES OF GOLD RESERVE
          No Gold Reserve Shares or securities convertible into Gold Reserve Shares have been issued to the directors, executive officers, Gold Reserve or its subsidiaries, or to the knowledge of the directors and executive officers of Gold Reserve after reasonable enquiry, any of their respective associates or affiliates during the two years preceding the date hereof, other than as disclosed in Schedule F to this Directors’ Circular.
GOLD RESERVE NOTES
          On May 17, 2007, Gold Reserve issued $103.5 million aggregate principal amount of Gold Reserve Notes. The Gold Reserve Notes are unsecured, bear interest at a rate of 5.50% annually, pay interest semi-annually in arrears and are due on June 15, 2022. The Gold Reserve Notes are convertible into Gold Reserve Class A Shares at the initial conversion rate, subject to adjustment, of 132.626 shares per $1,000 principal amount (equivalent to a conversion price of $7.54). Upon conversion, Gold Reserve will have the option, unless there has occurred and is then continuing, an event of default under the Indenture, to deliver Gold Reserve Class A Shares, cash or a combination of Gold Reserve Class A Shares and cash for the notes surrendered.
          Gold Reserve Note Holders have the option to require Gold Reserve to repurchase the Gold Reserve Notes on June 15, 2012, at a price equal to 100% of the principal amount of the Gold Reserve Notes plus accrued but unpaid interest. Gold Reserve may elect to satisfy its obligation to pay the repurchase price, in whole or in part, by delivering Gold Reserve Class A Shares unless there has occurred and is then continuing, an event of default under the Indenture.
          At any time on or after June 16, 2010, and until June 15, 2012, Gold Reserve may redeem the Gold Reserve Notes, in whole or in part, for cash at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest if the closing sale price of the Gold Reserve Class A Shares is equal to or greater than 150% of the conversion price then in effect and the closing price for Gold Reserve has remained above that price for at least 20 trading days in the period of thirty trading days preceding the notice of redemption unless there has occurred and is then continuing, an event of default under the Indenture. Beginning on June 16, 2012, Gold Reserve may, at its option, redeem all or part of the Gold Reserve Notes for cash at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

          In the event of a “Fundamental Change” (as that term is defined in the Indenture), Gold Reserve will be required to offer to repurchase the Gold Reserve Notes at a purchase price equal to 100% of the principal amount of the Gold Reserve Notes plus accrued but unpaid interest.
          A Fundamental Change will be deemed to have occurred when any of the following occurs: (i) a change of control whereby an individual or entity other than Gold Reserve discloses that it is the beneficial owner of Gold Reserve’s common equity representing more than 50% of the voting power; (ii) consummation of a merger or similar combination event pursuant to which the current holders of more than 50% of the Gold Reserve Class A Shares no longer own such amount; (iii) continuing directors cease to constitute at least a majority of Gold Reserve’s Board of Directors; or (iv) Gold Reserve’s shareholders approve any plan or proposal for Gold Reserve’s liquidation or dissolution.
          Within 30 days after Gold Reserve becomes aware of the occurrence of a Fundamental Change, Gold Reserve is required to give notice to all Gold Reserve Note Holders of the occurrence of a Fundamental Change and setting out the terms of the purchase offer. A failure to give notice of a Fundamental Change constitutes an event of default under the Indenture.
          A Fundamental Change will not be deemed to have occurred, however, if at least 90% of the shares issued as consideration in such transaction constituting a Fundamental Change are traded or listed on a U.S. national or regional securities exchange or the TSX.
          Gold Reserve may choose to pay the purchase price in connection with such repurchase in cash, Gold Reserve Class A Shares or any combination of cash and Gold Reserve Class A Shares. Gold Reserve’s right to issue Gold Reserve Class A Shares to pay the Fundamental Change purchase price is subject to Gold Reserve’s satisfaction of various conditions described in the Indenture, including that there have not occurred or is continuing an event of default under the Indenture.
          The Rusoro Offer would constitute a Fundamental Change. As such, if the Rusoro Offer is consummated, Gold Reserve would be required to offer to repurchase the Gold Reserve Notes since Rusoro’s Shares are traded on the TSXV and not traded or listed on a U.S. national or regional securities exchange or the TSX.
          This summary in no way details all terms of the Gold Reserve Notes and instead is intended solely to highlight the Fundamental Change provisions of the Gold Reserve Notes that would be triggered by the Rusoro Offer.
          Gold Reserve owns $136,000 aggregate principal amount of Gold Reserve Notes, which it acquired on October 31, 2008.
RELATIONSHIP BETWEEN RUSORO AND DIRECTORS, EXECUTIVE OFFICERS AND GOLD RESERVE SHAREHOLDERS
          No contracts, arrangements or agreements (including any contracts, arrangements or agreements as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the directors or executive officers of Gold Reserve remaining or retiring from office if the Rusoro Offer is successful) have been made or proposed to be made between Rusoro and any of the directors or executive officers of Gold Reserve. None of the directors or executive officers of Gold Reserve is a director or officer of Rusoro or any subsidiary of Rusoro. None of the directors and executive officers of Gold Reserve and, to the knowledge of the directors and executive officers of Gold Reserve after reasonable enquiry, none of their respective affiliates or associates, has any interest in any material contract to which Rusoro is a party.
          To the knowledge of the directors and executive officers of Gold Reserve, after reasonable enquiry, no special contract, arrangement or understanding, formal or informal, has been made or proposed to be made between Rusoro and any Gold Reserve Shareholders.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

MATERIAL CHANGES IN THE AFFAIRS OF GOLD RESERVE
          Except as otherwise described or referred to in this Directors’ Circular or as otherwise publicly disclosed, no other information is known to the directors or executive officers of Gold Reserve that indicates any material change in the affairs or prospects of Gold Reserve since September 30, 2008.
OTHER INFORMATION
          Except as disclosed in this Directors’ Circular or as otherwise publicly disclosed, there is no material information that is known to the directors and executive officers of Gold Reserve that would reasonably be expected to affect the decision of the holders of Gold Reserve Shares (or securities convertible into Gold Reserve Shares) to accept or reject the Rusoro Offer.
ALTERNATIVES TO THE RUSORO OFFER
          There are no negotiations currently underway or transactions, Board of Directors’ resolutions, agreements in principle or signed contracts that relate to or would result in: (a) an extraordinary transaction such as a merger, reorganization or liquidation involving Gold Reserve or any of its subsidiaries; (b) the purchase, sale or transfer of a material amount of assets of Gold Reserve or any of its subsidiaries; (c) an issuer bid, other tender offer for or other acquisition of Gold Reserve Shares by Gold Reserve, any of its subsidiaries or any other person; or (d) any material change in the present capitalization, indebtedness or dividend rate or policy of Gold Reserve.
          There are no transactions, resolutions of the Board of Directors, agreements in principle or signed agreements in response to the Rusoro Offer that relate to or would result in one or more of the events referred to in the preceding paragraph. Notwithstanding the foregoing, the Board of Directors may in the future engage in negotiations or take other actions in response to the Rusoro Offer that could have one or more of the effects specified in the preceding paragraph. The Board of Directors has determined that disclosure with respect to the parties to, and the possible terms of, any transactions or proposals of the type referred to in the preceding paragraph might jeopardize any discussions, negotiations or actions that Gold Reserve may conduct. Accordingly, Gold Reserve does not intend to disclose the possible terms of any such transaction, proposal or action until an agreement in principle or action relating thereto has been reached or as otherwise may be required by law.
OTHER PERSONS RETAINED IN CONNECTION WITH THE RUSORO OFFER
          In addition to its legal counsel and financial advisors described above, Gold Reserve has retained the persons described below in connection with the Rusoro Offer.
          Gold Reserve has retained Laurel Hill Advisory Group, LLC to assist it in connection with Gold Reserve’s communications with Gold Reserve Shareholders with respect to the response to the Rusoro Offer. Laurel Hill Advisory Group, LLC will receive reasonable and customary compensation for its services and reimbursement for its reasonable out-of-pocket expenses. Gold Reserve has agreed to indemnify Laurel Hill Advisory Group, LLC against certain liabilities arising out of or in connection with the engagement.
          Gold Reserve has also retained Joele Frank, Wilkinson Brimmer Katcher as its public relations advisor in connection with the Rusoro Offer and certain related matters. Joele Frank, Wilkinson Brimmer Katcher will receive reasonable and customary compensation for its services and will be reimbursed for its reasonable out-of-pocket expenses. Gold Reserve has agreed to indemnify Joele Frank, Wilkinson Brimmer Katcher against certain liabilities arising out of or in connection with the engagement.
          Gold Reserve has also retained Rosen & Associates Limited as litigation and investigative accountants, in connection with the Rusoro Offer and certain related matters. Rosen will receive reasonable and customary compensation for its services and will be reimbursed for its reasonable out-of-pocket expenses. Gold Reserve has agreed to indemnify Rosen against certain liabilities arising out of or in connection with the engagement.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

          Gold Reserve has also retained Behre Dolbear & Company (USA), Inc. as mining industry expert advisors in connection with the Rusoro Offer and certain related matters. Behre Dolbear will receive reasonable and customary compensation for its services and will be reimbursed for its reasonable out-of-pocket expenses.
          Except as set forth above, neither Gold Reserve nor any person acting on its behalf has directly or indirectly employed, retained or agreed to compensate any person making solicitations or recommendations to Gold Reserve Shareholders in connection with the Rusoro Offer.
STATUTORY RIGHTS
          Securities legislation in certain of the provinces and territories of Canada provides Gold Reserve Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the Gold Reserve Shareholders. However, such rights must be exercised within prescribed time limits. Gold Reserve Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.
APPROVAL OF THE DIRECTORS’ CIRCULAR
          The contents of this Directors’ Circular have been approved, on the recommendation of the Independent Committee, by the Board of Directors and the delivery of this Directors’ Circular has been authorized by the Board of Directors.

REJECT THE RUSORO OFFER AND DO NOT TENDER YOUR GOLD RESERVE SHARES

CONSENT OF J.P. MORGAN SECURITIES INC.
We hereby consent to the references to the opinion dated December 30, 2008 of our firm in the cover letter to the circular of the Board of Directors of Gold Reserve Inc. dated December 30, 2008 (the “Directors’ Circular”), to references to the foregoing opinion in the Directors’ Circular under the captions “Questions and Answers About the Inadequate Offer From Rusoro”, “Summary”, “Analysis and Reasons for Rejecting the Rusoro Offer” and “Opinions of Financial Advisors” and to the inclusion of the foregoing opinion in the Directors’ Circular.
J.P. MORGAN SECURITIES INC.
BY: (Signed) J.P. Morgan Securities Inc.
Dated the 30th day of December, 2008

CONSENT OF RBC DOMINION SECURITIES INC.
We hereby consent to the references to the opinion dated December 30, 2008 of our firm in the cover letter to the circular of the Board of Directors of Gold Reserve Inc. dated December 30, 2008 (the “Directors’ Circular”), to references to the foregoing opinion in the Directors’ Circular under the captions “Questions and Answers About the Inadequate Offer From Rusoro”, “Summary”, “Analysis and Reasons for Rejecting the Rusoro Offer” and “Opinions of Financial Advisors” and to the inclusion of the foregoing opinion in the Directors’ Circular.
RBC DOMINION SECURITIES INC.
BY: (Signed) RBC Dominion Securities Inc.
Dated the 30th day of December, 2008

CONSENT OF BEHRE DOLBEAR & COMPANY (USA), INC.
We hereby consent to the references to the report dated December 29, 2008 of our firm in the cover letter to the circular of the Board of Directors of Gold Reserve Inc. dated December 30, 2008 (the “Directors’ Circular”), to references to the foregoing report in the Directors’ Circular under the captions “Questions and Answers About the Inadequate Offer From Rusoro”, “Summary”, “Analysis and Reasons for Rejecting the Rusoro Offer”, “Other Persons Retained in Connection with the Rusoro Offer” and to the inclusion of the foregoing report in the Directors’ Circular.

BEHRE DOLBEAR & COMPANY (USA), INC.
BY:	(Signed) Reinis N. Sipols Reinis N. Sipols P.E. President and CEO

Dated the 30th day of December, 2008

CONSENT OF ROSEN & ASSOCIATES LIMITED
We hereby consent to the references to the report dated December 29, 2008 of our firm in the cover letter to the circular of the Board of Directors of Gold Reserve Inc. dated December 30, 2008 (the “Directors’ Circular”), to references to the foregoing report in the Directors’ Circular under the captions “Questions and Answers About the Inadequate Offer From Rusoro”, “Summary”, “Analysis and Reasons for Rejecting the Rusoro Offer”, “Other Persons Retained in Connection with the Rusoro Offer” and to the inclusion of the foregoing report in the Directors’ Circular.
ROSEN & ASSOCIATES LIMITED
BY: (Signed) L.S. Rosen
Dated the 30th day of December, 2008

CERTIFICATE
DATED: December 30, 2008
The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.
On behalf of the Board of Directors

(Signed) James H. Coleman Q.C.	(Signed) Rockne J. Timm
Chairman of the Board of Directors	Chief Executive Officer and Director

SCHEDULE A
GLOSSARY
Unless the context otherwise requires or where otherwise provided, the following words and terms shall have the meanings set forth below when used in this Directors’ Circular. These defined words and terms may not conform to the defined terms used in the Schedules to this Directors’ Circular.
“affiliate” has the meaning ascribed thereto in the Securities Act (Ontario).
“Agapovs” means Vladimir Agapov and Andre Agapov.
“associate” has the meaning ascribed thereto in the Securities Act (Ontario).
“BCBCA” means the Business Corporations Act (British Columbia).
“Behre Dolbear” means Behre Dolbear & Company (USA), Inc., independent mining industry consultants and advisors to Gold Reserve.
“Behre Dolbear Report” means the report of Behre Dolbear dated December 29, 2008, attached to this Directors’ Circular as Schedule D.
“Board” or “Board of Directors” means the board of directors of Gold Reserve, which is comprised of Rockne J. Timm, A. Douglas Belanger, James P. Geyer, James H. Coleman, Patrick D. McChesney, Chris D. Mikkelsen and Jean Charles Potvin.
“Brisas Project” means Gold Reserve’s Brisas copper-gold project located at KM88 mining district, Bolivar State, Venezuela.
“Choco 5 Project” means Gold Reserve’s Choco 5 Project in the El Callao Mining District, Bolivar State, Venezuela.
“Choco 10 mine” means Rusoro’s Choco gold mine covering the Choco 4 and Choco 10 properties located in the El Callao Mining District, Bolivar State, Venezuela.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Combined Company” means the combined business of Rusoro and Gold Reserve as contemplated in the Rusoro Offer.
“CVG” means Corporación Venezolana de Guayana, a Venezuelan government-owned entity formed to foster industrial development and to explore and develop mineral resources in the Guayana region of Venezuela, including the State of Bolivar.
“Directors’ Circular” means this directors’ circular, including Annexes attached thereto.
“Endeavour Financial” means Endeavour Financial International Corporation.
“GAAP” means Generally Accepted Accounting Principles in Canada as amended from time to time.
“Gold Reserve” means Gold Reserve Inc. a corporation existing under the YBCA, and, where the context requires, its subsidiaries.

“Gold Reserve Class A Shares” means Class A common shares in the capital of Gold Reserve.
“Gold Reserve Corp.” means Gold Reserve Corp. a corporation existing under the laws of the State of Montana and a wholly-owned subsidiary of Gold Reserve.
“Gold Reserve Equity Units” means one Class B common share in the capital of Gold Reserve and one Class B common share in the capital of Gold Reserve Corp.
“Gold Reserve Note Holders” means the holders of the Gold Reserve Notes.
“Gold Reserve Notes” means Gold Reserve’s 5.50% Senior Subordinated Convertible Notes due June 15, 2022.
“Gold Reserve Shareholders” means, collectively, the holders of Gold Reserve Class A Shares and Gold Reserve Equity Units.
“Gold Reserve Shares” means, together, the Gold Reserve Class A Shares and the Gold Reserve Equity Units.
“Hambro/Endeavour Loan” means the US$80 million loan to Rusoro bearing interest at 10% per annum payable semi annually, pursuant to a loan agreement between Rusoro and a syndicate of lenders including Peter Hambro Mining PLC, Endeavour Mining Capital Corp., Landsdowne UK Equity Fund Limited, Landsdowne UK Equity Fund LP, Landsdowne UK Strategic Investment Master Fund Limited, GLG Global Mining Fund, GLG European Long-Short Fund and GLG Emerging Markets Special Situations Fund dated June 10, 2008.
“Increible 6 Project” means Rusoro’s Increible 6 project located in the El Callao Mining District, Bolivar State, Venezuela.
“Indenture” means the indenture of Gold Reserve dated May 18, 2007 between Gold Reserve, and the Bank of New York and BNY Trust Company of Canada, as trustees.
“Independent Committee” means the independent committee of the Board established to consider and evaluate the Rusoro Offer and make recommendations to the Board, comprised of the following non-management Board members: James H. Coleman (Chairman), Chris D. Mikkelson, Patrick D. McChesney and Jean Charles Potvin.
“insider” has the meaning ascribed thereto in the Securities Act (Ontario).
“J.P. Morgan” means J.P. Morgan Securities Inc., financial advisor to Gold Reserve.
“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Securityholders in Special Transactions.
“MIBAM” means the Venezuelan Ministry of Basic Industry and Mines.
“MINAMB” means the Venezuelan Ministry of the Environment.
“NI 43-101” means National Instrument 43-101 — Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.
“NYSE Alternext” means the NYSE Alternext US.
“Options” has the meaning ascribed thereto in the Directors’ Circular under the section “ARRANGEMENTS BETWEEN GOLD RESERVE AND ITS DIRECTORS AND EXECUTIVE OFFICERS; CONFLICTS OF INTEREST - Equity Incentive Plan”.

“Permitted Bid” means a Permitted Bid as defined in the Rights Plan.
“RBC Capital Markets” means RBC Dominion Securities Inc., a member company of RBC Capital Markets, financial advisor to Gold Reserve.
“Rights Plan” means the shareholder rights plan agreement of Gold Reserve dated as of October 5, 1988, amended as of March 20, 2000 and June 2, 2000, and amended and restated as of March 14, 2003, and amended and restated as of January 29, 2006, and as amended on December 18, 2008.
“Rosen” means Rosen & Associates Limited, litigation and investigative accountants, and advisors to Gold Reserve.
“Rosen Report” means the report of Rosen dated December 29, 2008, attached to this Directors’ Circular as Schedule E.
“Rusoro” means Rusoro Mining Ltd., a corporation existing under the BCBCA and, where the context requires, its subsidiaries.
“Rusoro Circular” means the offer to purchase and accompanying take-over bid circular dated December 15, 2008, as amended from time to time, of Rusoro relating to the Rusoro Offer.
“Rusoro Offer” means the offer made by Rusoro to purchase all of the outstanding Gold Reserve Shares on the basis of three Rusoro Shares for each Gold Reserve Share, upon and subject to the terms and conditions set out in the Rusoro Circular.
“Rusoro Shares” means a common share of Rusoro.
“SEC” means the United States Securities and Exchange Commission.
“TSX” means the Toronto Stock Exchange.
“TSXV” means the TSX Venture Exchange.
“YBCA” means the Business Corporations Act (Yukon).

SCHEDULE B
OPINION OF J.P. MORGAN SECURITIES INC.
J.P. Morgan
December 30, 2008
The Board of Directors
Gold Reserve Inc.
926 West Sprague Avenue, Suite 200
Spokane, WA 99201
Members of the Board of Directors:
We understand that on December 15, 2008, Rusoro Mining Ltd. (the “Bidder”) filed with U.S. and Canadian securities regulators an Offer to Purchase (the “Offer to Purchase”) and accompanying Circular (the “Bidder Circular”) and related Letter of Transmittal (the “Letter of Transmittal,” and collectively with the Offer to Purchase and the Bidder Circular, as each may be amended from time to time, the “Offer Documents”) with respect to its offer to exchange (the “Offer”) three shares (the “Exchange Ratio”) of the common stock of the Bidder (the “Bidder Common Stock”) for each issued and outstanding Class A common share, no par value (the “Company Common Stock”), of Gold Reserve Inc. (the “Company”) and all of the issued and outstanding equity units of the Company (the “Company Equity Units,” and together with the Company Common Stock, the “Company Equity”), including any Company Equity that may become issued and outstanding after the date of the Offer but prior to the Expiry Time (as defined in the Offer Documents) upon the conversion, exchange or exercise of any securities of the Company (other than Company SRP Rights (as defined below)) that are convertible into or exchangeable or exercisable for Company Equity, together with the associated preferred stock purchase rights (the “Company SRP Rights”). The terms and conditions of the Offer are set forth in more detail in the Offer Documents. The Offer Documents further provide that, if the Offer is completed, the Bidder may integrate the Company and the Bidder by amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction for the purpose of enabling the Bidder or an affiliate of the Bidder to acquire all of the Company Equity not acquired pursuant to the Offer.
You have requested our opinion as to the adequacy, from a financial point of view, of the consideration to be paid in the Offer to the holders of the Company Equity.
In arriving at our opinion, we have (i) reviewed the Offer Documents; (ii) reviewed a draft, dated December 29, 2008, of each of the Company’s Directors’ Circular and Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer; (iii) reviewed certain publicly available business and financial information concerning the Company and the Bidder and the industries in which they operate;
383 Madison Avenue, New York, New York 10179
J.P. Morgan Securities Inc.
B-l

(iv) compared the proposed financial terms of the Offer with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (v) compared the financial and operating performance of the Company and the Bidder with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Bidder Common Stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by and at the direction of the management of the Company relating to its business, including the Company’s most recent mine plan relating to the business, operations and financial condition and future prospects and operations of the Company; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Offer, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Offer on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry. In giving our opinion, we have also had discussions with the management of the Company and its legal counsel regarding certain legal matters, including the permitting and dispute resolution process, affecting the Company’s operations in Venezuela.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the views of the Company concerning the business, operational and strategic consequences of the Offer, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Equity of the consideration to be paid in the Offer and we express no opinion as to the fairness of the Offer to, or any consideration to be received by, the holders of any other class of securities, creditors or other constituencies of the Company. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Offer, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Equity in the Offer or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Bidder Common Stock will trade at any future time. We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.
We have acted as financial advisor to the Company with respect to the Offer and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company for which we and such affiliates have received customary compensation. Such services during such period have included acting as co-manager with respect to the Company’s public offering of 5.50% Senior Subordinated Convertible Notes due June 15, 2022 (aggregate principal amount of $103,500,000). In addition, one of our affiliates acted as placement agent for Peter Hambro Mining PLC in connection with an $80 million face amount placement of debt securities by the Bidder. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Bidder for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid in the Offer is inadequate, from a financial point of view, to the holders of the Company Equity.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Offer. This opinion does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender its shares into the Offer. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in the Company’s Directors’

Circular and the Solicitation/ Recommendation Statement on Schedule 14D-9 required to be filed by the Company, but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,

J.P. MORGAN SECURITIES INC.

SCHEDULE C
OPINION OF RBC CAPITAL MARKETS

RBC Dominion Securities Inc. P.O. Box 50 Royal Bank Plaza Toronto, Ontario M5J 2W7 Telephone: (416) 842-2000
December 30, 2008
The Board of Directors
Gold Reserve Inc.
926 W. Sprague Ave.
Suite 200
Spokane, WA 99201
To the Board:
     RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, understands that Rusoro Mining Ltd. (“Rusoro”) has made an offer (the “Rusoro Offer”) to exchange three shares of the common stock of Rusoro (the “Rusoro Shares”) for each issued and outstanding Class A common share, no par value (the “Gold Reserve Shares”) of Gold Reserve Inc. (the “Company”) and all of the issued and outstanding equity units of the Company (the “Gold Reserve Equity Units”, and together with the Gold Reserve Shares, the “Gold Reserve Equity”), including any Gold Reserve Equity that may become issued and outstanding after the date of the Rusoro Offer but prior to the Expiry Time (as defined in the Rusoro Offer) upon the conversion, exchange or exercise of any securities of the Company (other than Company SRP Rights (as defined below)) that are convertible into or exchangeable or exercisable for Gold Reserve Equity, together with the associated preferred stock purchase rights (the “Gold Reserve SRP Rights”). The terms of the Rusoro Offer are more fully described in a take-over bid circular dated December 15, 2008 (the “Circular”), which has been mailed to shareholders of the Company in connection with the Rusoro Offer.
     The board of directors (the “Board”) of the Company has retained RBC to provide advice and assistance to the Board in evaluating the Rusoro Offer, including the preparation and delivery to the Board of its opinion as to the fairness of the consideration under the Rusoro Offer from a financial point of view to the holders of Gold Reserve Equity (the “Fairness Opinion”). RBC has not prepared a valuation of the Company or any of its securities or assets and the Fairness Opinion should not be construed as such.
Engagement
     The Board initially contacted RBC regarding a potential advisory assignment on December 12, 2008, and RBC was formally engaged by the Board through an agreement between the Company and RBC (the “Engagement Agreement”) dated December 15, 2008. The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services as financial advisor, including fees that are contingent on a change of control of the Company or certain other events. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in (i) the directors’ circular to be mailed to shareholders of the Company (the “Directors’ Circular”) and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada and (ii) in the Solicitation/Recommendation Statement on Schedule 14D-9 filed or to be filed with respect to the Rusoro Offer with the U.S. Securities and Exchange Commission.
     RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, Rusoro or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, Rusoro or the Rusoro Offer.
Credentials of RBC Capital Markets
     RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.
Scope of Review
     In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:
1.	the Circular;

2.	the most recent draft of the Directors’ Circular dated December 29th, 2008 (the “Draft Directors’ Circular”);

3.	audited financial statements of the Company for each of the three years ended December 31, 2005, 2006 and 2007;

4.	the unaudited interim reports of the Company for the quarters ended March 31, June 30 and September 30, 2008;

5.	annual reports of the Company for each of the two years ended December 31, 2006 and 2007;

6.	the Notice of Annual Meeting of Shareholders and Management Information Circulars of the Company for each of the two years ended December 31, 2006 and 2007;

7.	annual information forms of the Company for each of the two years ended December 31, 2006 and 2007;

8.	historical segmented financial statements of the Company by geographic region for each of the three years ended December 31, 2005, 2006 and 2007;

9.	internal life of mine management budgets and operator plans of the Company as at March 31, 2008;

10.	the Technical Report Update, Brisas Project, Venezuela, dated March 31, 2008, prepared for the Company by Pincock, Allen & Holt;

11.	the Review of the Technical Aspects of the Las Brisas Gold-Copper Mining Project, Venezuela, dated September 2008, prepared for the Company by Micon International Limited (“Micon”);

12.	audited financial statements of Rusoro for each of the three years ended December 31, 2005, 2006 and 2007;

13.	the unaudited interim reports of Rusoro for the quarters ended March 31, June 30 and September 30, 2008;

14.	annual reports of Rusoro for each of the two years ended December 31, 2006 and 2007;

15.	the Notice of Annual Meeting of Shareholders and Information Circulars of Rusoro for each of the two years ended December 31, 2006 and 2007;

16.	annual information forms of Rusoro for each of the two years ended December 31, 2006 and 2007;

17.	historical segmented financial statements of Rusoro by business segment for each of the three years ended December 31, 2005, 2006 and 2007;

18.	the Technical Report and Mineral Resource Estimate, Valle Hondo Project, Bolivar State, Venezuela, dated April 9, 2007, prepared for Rusoro by Scott Wilson Roscoe Postle Associates Inc. (“Scott Wilson”);

19.	the Technical Report and Mineral Resource Estimate, Ceiba II Project, Bolivar State, Venezuela, dated April 9, 2007, prepared for Rusoro by Scott Wilson;

20.	the Technical Report on the Increible 6 Property, Bolivar State, Venezuela, dated October 14, 2007 and revised February 14, 2008, prepared for Rusoro by Micon;

21.	the Filing Statement in Respect of the Indirect Acquisition by Rusoro of the Venezuelan Assets of Gold Fields Netherlands Services B.V., dated as of November 28, 2007, prepared by Rusoro;

22.	the Technical Report on the Mining and Processing Operations of Hecla Mining Company, Estado Bolivar, Venezuela, dated August 1, 2008, prepared for Rusoro by Micon;

23.	the Technical Report on the San Rafael-El Placer and Days Vein Deposits, Bolivar State, Venezuela, dated October 2, 2008, prepared for Rusoro by Micon;

24.	discussions with senior management of the Company;

25.	discussions with the Company’s legal counsel;

26.	public information relating to the business, operations, financial performance and stock trading history of the Company and Rusoro and other selected public companies considered by us to be relevant;

27.	public information with respect to other transactions of a comparable nature considered by us to be relevant;

28.	public information regarding the mining industry;

29.	representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

30.	such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.
     RBC has not, to the best of its knowledge, been denied access by the Company to any information requested by RBC. As the auditors of the Company declined to permit RBC to rely upon information provided by them as part of a due diligence review, RBC did not meet with the auditors and has assumed the accuracy and fair presentation of and relied upon the consolidated financial statements of the Company and the reports of the auditors thereon.
Assumptions and Limitations
     With the Board’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company, and their consultants and advisors, which includes discussions with the management of the Company and its legal counsel regarding certain legal matters, including the permitting and dispute resolution process, affecting the Company’s operations in Venezuela (collectively, the “Information”). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.
     Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer or authorized employee of the Company or in writing by the Company or any of its subsidiaries or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Rusoro Offer and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Rusoro Offer necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.
     In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Rusoro Offer will be met and that the disclosure provided or incorporated by reference in the Circular and Draft Directors’ Circular with respect to the Company, Rusoro, their respective subsidiaries and affiliates and the Rusoro Offer is accurate in all material respects.
     In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based.
     The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company, Rusoro and their respective subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Company. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Rusoro Offer.
     The Fairness Opinion has been provided for the use of the Board and may not be used by any other person or relied upon by any other person other than the Board without the express prior written consent of RBC. The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.
     RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any holder of Gold Reserve Equity as to whether to tender their Gold Reserve Equity to the Rusoro Offer.
Fairness Conclusion
     Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration under the Rusoro Offer is inadequate from a financial point of view to the holders of Gold Reserve Equity.
Yours very truly,
RBC DOMINION SECURITIES INC.

SCHEDULE D
REPORT OF BEHRE DOLBEAR & COMPANY (USA), INC.
BEHRE DOLBEAR
BEHRE DOLBEAR & COMPANY (USA), INC.
founded 1911 MINERALS INDUSTRY ADVISORS
December 29, 2008
Fasken Martineau DuMoulin LLP
66 Wellington Street West, Suite 4200
Toronto Dominion Bank Tower Box 20
Toronto Dominion Centre
Toronto, Ontario M5K 1N6 CANADA
Attention: Mr. Charles L.K. Higgins
RE:      Gold Reserve Inc. — Review of Rusoro Mining’s Choco 10 Gold Mine
Behre Dolbear & Company (USA), Inc. (Behre Dolbear) was engaged by Fasken Martineau DuMoulin LLP (Fasken Martineau) on behalf of its client Gold Reserve Corporation to review Rusoro Mining Ltd.’s (Rusoro) public filings relevant to Rusoro’s Choco 10 gold mine in Venezuela. Specifically, Behre Dolbear has:
•	reviewed available information and reports and has analyzed actual mined ore grades versus planned ore grades, actual operating costs versus planned costs, actual metallurgical recoveries versus planned recoveries, actual stripping ratios versus planned stripping ratios, actual cash costs per ounce of gold versus planned costs per ounce of gold and cut off grade impacts on the resource/reserve model;

•	reviewed Rusoro’s 43-101 reports considering actual mine performance in the previously listed criteria; and

•	conducted a scoping risk analysis detailing critical areas where the operation may be at risk for failure.
Succinctly, based on our review, Behre Dolbear has concluded that Rusoro’s filings lack sufficient information from which a typical investor could make an informed decision. The published ore reserve information is clearly incorrect as it fails to account for reserves which have already been mined. Rusoro has failed to comment on the likely reduction in ore reserves that would occur if the higher costs of production, the lower ore grades and related lower recoveries, and the effects of the official Venezuelan exchange rate and controls on selling gold continue. The compounding effect of the higher costs, reduced mine life and receiving lower than market prices for gold produced will significantly impair the cash flow of Rusoro. Behre Dolbear has found significant deficiencies and omissions in the following areas:
•	The published ore reserve information in its December 15, 2008 press release, announcing its take-over bid, is incorrect. The reserve information failed to deduct ore mined (2.22 million tonnes at 1.60 grams/tonne containing 114,200 ounces of gold) from Choco 10 in the period October 1, 2007 through September 30, 2008, thus overstating current reserves;
100 Park Avenue, Suite 1600 New York, New York 10017 212-684-4150 fax 212-684-4438
BEIJING DENVER GUADALAJARA HONG KONG LONDON NEW YORK SANTIAGO SYDNEY TORONTO VANCOUVER
www.dolbear.com

•	When calculating the November 2008 cash cost of $385 per ounce for Choco 10, Rusoro does not appear to have accounted for the Venezuelan government ownership of 50% of the Isadora Mine. Assuming Isadora’s costs were the same as in September 2008 ($247 per ounce), this implies a Choco 10 cost of $479 per ounce. The lower cost ore from the Isadora mine significantly distorts the true higher operating costs of Choco 10.

•	Rusoro has failed to comment on the negative impact of the higher costs of production, the lower ore grades and related lower recoveries, and the official Venezuelan exchange rate and controls on selling gold on their published ore reserves. The $660.33 per ounce average production cost for the first nine months of 2008 are nearly double the $339.20 forecasted by Rusoro. This disconnect clearly illustrates that the assumptions and base line information used to forecast 2008 costs were significantly flawed. No explanation for this has been provided by Rusoro.

•	The effect of the higher costs is to raise the cutoff grade for Choco 10 to be economic. The increase in cutoff grade will reduce the resource and reserve base for the mine and correspondingly reduce mine life. The compounding effect of the higher costs, reduced mine life and receiving lower than market prices for gold produced will significantly impair the cash flow of Rusoro.
Behre Dolbear completed a review of the November 2007 NI-43-101 filing. Behre Dolbear compared the following critical areas for accuracy regarding forecasted and actual results:
•	tonnes of ore mined and milled;

•	tonnes of waste mined;

•	ore grades mined;

•	metallurgical recoveries;

•	stripping ratios; and

•	cash cost per ounce.
Tables 1, 2, and 3 illustrate Behre Dolbear’s analysis.

Table 1
Mine Operations —Actual Results versus Forecast

		2007		2008 Actual
Item	2007	Actual[1]	2008	Q1	Q2	Q3	Nov[2]
Ownership	Forecast	Gold Fields	Forecast	Rusoro
Monthly Average Ore Mined Tonnes	105,250	91,833	155,750	154,867	207,355	189,824	193,796
Ore Tonnes Mined per Day	3,500	3,061	5,192	5,162	6,911	6,324	6,460
Monthly Average Waste Mined Tonnes	441,900	388,083	764,500	549,812	554,650	504,356	N.A.
Strip Ratio Waste to Ore	4.20 to 1	4.2 to 1	4.85 to 1	3.47 to 1	2.67 to 1	2.65	N.A.
Monthly Average Head Grade (grams/tonne)	1.85	1.76	2.39	1.41	1.39	1.92	1.77[3]

[1]	Figures are for fiscal year 2007, commencing July 1, 2006

[2]	Production figures for October 2008 were not found

[3]	Head grade in November 2008 is approximate and applies to Choco 10 ore only. Combined head grade for Choco 10 and Isidora underground mine is approximately 2.84 grams/tonne in November 2008

Table 2
Mill Operations — Actual Results versus Forecast

		2007		2008 Actual
Item	2007	Actual[1]	2008	Q1	Q2	Q3	Nov[2]
Ownership	Forecast	Gold Fields	Forecast	Rusoro
Monthly Average Ore Milled Tonnes	105,250	91,833	155,750	154,867	207,355	189,824	193,796
Ore Tonnes Milled per Day	3,500	3,061	5,192	5,162	6,911	6,324	6,460
Monthly Average Gold Production (ounces)	N.A.	4,550	9,955	8,346	8,354	7,361	9,246
Monthly Average Gold Recovery (%)	N.A.	86.0	92.9	86.6	87.0	87.0	N.A.
Monthly Average Head grade (grams per tonne)	1.85	1.76	2.39	1.41	1.39	1.92	1.77[3]

[1]	Figures are for fiscal year 2007, commencing July 1, 2006

[2]	Production figures for October 2008 were not found

[3]	Head grade in November 2008 is approximate and applies to Choco 10 ore only. Combined head grade for Choco 10 and Isidora underground mine is approximately 2.84 grams/tonne in November 2008

Table 3
Actual Financial Results versus Forecast

		2007
		Actual[1]		2008 Actual
Item	2007	Gold	2008	Q1	Q2	Q3	Nov[2]
Ownership	Forecast	Fields	Forecast		Rusoro
Monthly Average Gold Production (ounces)	N.A.	4,550	9,955	8,346	8,354	7,361	9,246
Cash Cost per Ounce in US$	N.A.	523.00	339.20	499.00	769.00	713.00	385.00	[3]
Cash Cost per Ounce in Bolivars	N.A.			2,461	2,649	2,617	N.A.
Official Exchange Rate (Bolivars/$)	N.A.			2.15	2.15	2.15	2.15
Average Parallel Exchange Rate (Bolivars/$)	N.A.			4.98	3.51	3.75	N.A.
Average Realized Gold Price (US$/ounce)	N.A.	647.00	550.00	756	728	676.00	N.A.
Average Spot Gold Price (US$/ounce)	N.A			917.00	903.00	825.00	758.00

[1]	Figures are for fiscal year 2007, commencing July 1, 2006

[2]	Production figures for October 2008 were not found

[3]	Cash costs are average for the mill, which in November 2008 treated low-grade Choco 10 ore and a small tonnage of +30 grams/tonne ore from the Isidora Mine acquired from Hecla during the Fourth Quarter of 2008. The Isidora mine is a 50:50 joint venture with the Venezuelan government
In almost all categories, Rusoro is failing to achieve the forecast.
Table 4 indicates the reduction in the Choco 10 reserves tonnes that is likely to occur as the cut-off grade has to be raised because either (1) the gold price goes down or (2) the cash costs go up.
Table 4
Ore Reserves Grade By Cut-off

Cut-off Grade	Reserves
(grams/tonne)	Tonnes (millions)
0.5	17.7 [1]
1.0	13.7
1.5	11.3
2.0	9.6

[1]	September 30, 2007 reserve tonnage
Additionally, Behre Dolbear notes the omission of information regarding cash costs, as set out by the Gold Institute (Appendix 2.0 for definitions), makes quarter-to-quarter comparisons and comparisons with other operations all but impossible as shown in Table 5.

Table 5
Comparison of Rusoro’s gold production cost s with the Gold Institute
Production Cost Standard

Per Ounce of Gold(1)
	Gold Institute	Rusoro
Direct Mining Expenses(2)	Yes	No
Stripping and Mine Development Adjustments(3)	Yes	No
Third-party Smelting, Refining and Transportation Costs	Yes	No
By-product Credits(4)	Yes	No
Other	Yes	No

Cash Operating Costs	Yes	Yes*

Royalties(5)	Yes	No
Production Taxes(6)	Yes	No

Total Cash Costs	Yes	No

Depreciation(7)		No
Depletion/Amortization(8)	Yes	No
Reclamation and Mine Closure(9)	Yes	No

Total Production Costs	Yes	No

*	It is unknown what is included in Rusoro’s published cash operating cost
It is Behre Dolbear’s opinion, the described deficiencies represent a high risk to the Choco 10 mine. The failure of the mine will greatly deplete Rusoro’s cash reserves. The high rate of Venezuelan inflation and the variation in the official and unofficial US Dollar exchange rate with the Bolivar Fuerte will further exacerbate the problem due to Rusoro being forced to sell at the official exchange rate (resulting in less dollars per ounce received).
In Behre Dolbear’s opinion, only those investors possessing an extensive knowledge of the gold mining industry could discover these deficiencies and omissions.
Sincerely,
BEHRE DOLBEAR & COMPANY (USA), INC.

SCHEDULE E
REPORT OF ROSEN & ASSOCIATES LIMITED

Rosen & Associates Limited litigation and investigative accountants	Forensic Accounting Business Valuation Quantification of Damages Public Accountants’ Negligence
December 29, 2008
Private & Confidential
Gold Reserve Inc.
926 W. Sprague Ave, Suite 200
Spokane, WA
99201
USA
Attention: The Board of Directors of Gold Reserve Inc.
Re: Rusoro Mining Ltd. — Offer to Purchase
I. INTRODUCTION
We have been requested, as professional accountants experienced in matters of financial reporting, to provide our opinion to the Board of Directors of Gold Reserve Inc. (“GRI”) on the adequacy of the financial disclosure in Rusoro Mining Ltd.’s (“Rusoro”) Offer to Purchase, dated December 15, 2008 (the “Offer”). Rusoro’s proposal involves issuing more of its own shares in exchange for GRI’s shares, thereby creating merged companies.
Hence, the GRI shareholders require full knowledge of Rusoro’s financial position, commitments and business practices that impact financial results. We have been asked to comment upon whether the financial aspects of the Offer (and Rusoro’s recent publicly-issued financial statements and related management reports) give sufficient financial information to permit an informed decision on the proposed take-over transaction.
A main purpose of this report is to assist GRI’s board of directors in preparing their recommendations to the company’s shareholders. We understand that our report may be referenced in the recommendation that will be circulated by GRI’s board of directors to
121 KING STREET WEST
SUITE 2200, BOX 101
TORONTO, ONTARIO M5H 3T9
PHONE (416) 363-4515 FAX: (416) 363-4849
www.rosen-associates.com

GRI’s shareholders. However, it is not our role, nor is it our intention, to advise on the matter of whether GRI’s shareholders should tender their shares to Rusoro. We have a limited mandate, and that involves commenting on the adequacy of Rusoro’s financial disclosure and whether it complies with Canadian financial reporting fairness requirements.
We have relied upon publicly-available information to prepare our analysis. We have not examined the internal accounting or business records of Rusoro. We have not discussed our analysis with the management of Rusoro or with the company’s external auditor, Grant Thornton LLP (Vancouver, B.C.). Should relevant information become available to us subsequent to the date of this report, we reserve the right to amend our comments.
All dollar figures in this report refer to United States dollars (US$) unless otherwise noted.
Our professional qualifications are set out at the Appendix to this report.
II. SUMMARY OF OUR OPINION
In our opinion, the Offer does not provide sufficient or adequate, relevant financial information about Rusoro for an informed decision to be made on the proposed acquisition of GRI. Numerous questions regarding Rusoro’s financial solvency and operational viability can be raised, but are not addressed, in the company’s historical financial reports. Important, and perhaps unrealistic, assumptions that have been made by Rusoro’s management are not disclosed or explained in the pro forma financial statements of the proposed combined businesses. Consequently, we do not believe that sufficient financial information has been produced to allow an informed evaluation of the proposed merger to be made.
The data that has been provided so far about Rusoro tends to paint a picture against proceeding with any merger of GRI and Rusoro. Risks outweigh possible benefits, as matters now stand. Additional disclosure, if available, is needed.
Our main concerns are:
Rosen & Associates Limited

A.	The financial viability of Rusoro is uncertain at best. Rusoro has not been able to generate positive cash flows (or profits) from operations since becoming an active mining company.[1] Notably, the company’s cash extraction and sale costs per ounce (not including capital investments) are nearly equal to its recent net realized revenue (sale price) per ounce. Rusoro’s total production costs (including capital expenditures) far exceed its recent realized sales prices per ounce of gold output. Based upon its most recent production results, Rusoro is not able to produce sufficient positive cash flows from operations to satisfy its financial requirements in the near term.

Given the uncertainty surrounding future sales prices of gold, and given gold’s price rises over the past few years, an inability to have been profitable in the past has to be a serious concern. Past cash production costs have also not been attractive for generating future positive cash flows.

B.	Rusoro’s financial reporting raises many questions. Rusoro’s average realized sales price per ounce of gold is approximately 26% lower than market spot rates (for the nine months ended September 30, 2008). The company claims that a discount of 19% from market spot prices is required as a result of dealing with local buyers (so as to avoid the artificially inflated “official” currency exchange).[2] However, at least 7% of the discount from market gold prices (representing approximately $4.5 million based upon year-to-date 2008 production) has not been explained in Rusoro’s public documents. A concern is whether Rusoro’s production is being sold at depressed prices. If so, to whom and for which purposes is any benefit being conferred?

Our analysis of Rusoro’s capital expenditures and amortization policies indicates that reported operating expenses are likely to be understated. The inclination or bias to inflate reported profits (or minimize losses) results from two accounting

[1]	We understand that Rusoro did not become an active exploration and development company until September 2006. See Note 1 of Rusoro’s financial statements for the year ended December 31, 2007.

[2]	For further explanation of Rusoro’s gold sales practices, see page 9 of Rusoro’s Management Discussion and Analysis of the company’s financial statements for the nine months ended September 30, 2008.
Rosen & Associates Limited

choices (which fall within Canadian generally accepted accounting principles, or “GAAP”):
1.	Rusoro’s view is that all exploration and development costs are additions to capital assets. Hence, costs have been added to the balance sheet as assets rather than many costs being charged as expenses to the income statement.

2.	Once having been recorded as assets, the cost of Rusoro’s producing properties is being amortized over the expected production life of the mine.[3] Our review of recent production data for Rusoro’s Choco-10 mine indicates that the actual results for ore grade and recovery rates are well below reserve estimates. Hence, the anticipated volume of gold in Choco-10 may be less than expected. Consequently, the cost-per-ounce of cost amortization would be understated, leading to possible overstatements of income.
Rusoro’s accounting choices, while made within GAAP, clearly indicate to us a management desire to maximize reported profits. Such choices tend to cause differences from, and obscure, cash flows.

C.	Rusoro engages in an extensive number of related party transactions. The minimal disclosures of Rusoro’s past transactions indicate that related party dealings are both numerous and involve high dollars. Rusoro’s financial reporting does not indicate whether the non-arm’s length transactions are conducted at fair market values. (Such disclosure is not required under Canadian GAAP, but would be highly relevant in evaluating the Offer.)

The related party dealings appear to heavily favour the company’s directors, officers and senior management. At least one transaction, involving the purchase of property concession rights by Rusoro, tends to suggest that a significant profit (over $4.7 million, or 2,000%) was conferred upon a significant shareholder and

[3]	The cost of non-producing properties is written-off once a decision has been made to abandon the property.
Rosen & Associates Limited

director of the company. Clarification of this matter by Rusoro’s directors is needed.
Further, Rusoro’s disclosures of related party dealings are scattered throughout the financial statements, making analysis especially difficult. When considered together with the use of vague transaction descriptions, it is evident that reporting transparency is not given a high priority for Rusoro’s financial statements. In our opinion, the minority shareholders of Rusoro (including any GRI shareholders who choose to accept the Rusoro Offer) are not in a position to make informed evaluations of the transactions that seem to favour the officers and directors of the company.

D.	We have serious concerns that ownership dilution risks to GRI’s shareholders of the proposed combined entity have not been clearly disclosed in the Offer. At issue is the share of economic benefits (e.g., earnings per share) to which GRI’s shareholders will lay claim.

There are inconsistencies in the ownership percentages that have been publicly cited by Rusoro. Our review of the available documents also indicates that the proportionate ownership interest of GRI shareholders is likely to be much lower than has been claimed by Rusoro. The effect of potential share issuances in the near future has not been clearly explained (e.g., shares that may be issued to satisfy debt repayment obligations that might be triggered by the Offer4). Additional share issuances would reduce GRI’s shareholders’ claim on future profits of the combined companies.
In summary, based upon publicly-available documents, several issues of concern with the Rusoro Offer require careful investigation. Any merger could produce one-sided benefits, only to current Rusoro shareholders.

[4]	According to GRI’s 2007 audited financial statements, at Note 15, convertible notes with a face value of $103.5 million must be repurchased in the event of a change of control of the company. GRI may elect to satisfy the repurchase obligation in whole or in part by delivering common shares.
Rosen & Associates Limited

III. SCOPE OF OUR ANALYSIS
We have reviewed the following information in preparing our opinion:
A.	The Offer to Purchase all of the outstanding shares of Gold Resources Inc. by Rusoro Mining Ltd., dated December 15, 2008 (including Amendment No. 3 of the Offer, filed with the U.S. Securities and Exchange Commission on or about December 18, 2008).

B.	The quarterly financial statements, including related press releases and management’s discussion and analysis commentary, of Rusoro for the first, second and third quarters of fiscal 2008.

C.	The annual financial statements of Rusoro, for the year ended December 31, 2007 (as originally issued in June 2008 and as re-issued in December 2008 with the Offer).

D.	A Technical Report (NI 43-101), prepared by Micon International Limited, on PMG (Gold Fields, Choco-10 Concession and Mine, dated November 21, 2007).
IV. RELEVANT STANDARDS IN FINANCIAL REPORTING
In evaluating Rusoro’s financial disclosure in its Offer, we have considered the relevant pronouncements by accounting and securities authorities. Canadian GAAP are promulgated by the Canadian Institute of Chartered Accountants (“CICA”) and included in the CICA Handbook. (Note: All references to the CICA Handbook are to the current pronouncements in effect as of the date of the Offer.) The various Provincial Securities Commissions as a group tend to publish National Instruments, which relate to the regulation of capital markets. These publications set forth the minimum standards for financial reporting in Canada.
A synopsis of the relevant concepts is provided herein. All of Rusoro’s quarterly, annual and pro forma financial statements were required (and purported by the company’s management) to be prepared in accordance with Canadian GAAP.
Rosen & Associates Limited

A.	Purpose of Financial Statements

One purpose of financial statements is to provide information that is useful to readers for resource allocation decisions (in this case, shareholders of GRI who may want to exchange their shares for those of Rusoro). Financial statements should provide, among other objectives, information about the economic resources and obligations of an entity.[5]

The financial statements and disclosure of Rusoro should allow GRI’s shareholders to evaluate Rusoro’s financial position. Obligations and contingent obligations, for example, would be highly relevant in assessing the financial health of Rusoro.

B.	Fair Presentation

CICA Handbook, Section 1400 (General Standards of Financial Statement Presentation) sets out the criteria for “fair presentation” in accordance with GAAP. The requirements include providing information in a manner that is clear and understandable.[6] It is important to note that financial information should afford an understanding of an entity’s transactions and related disclosures “without undue effort” by the reader.[7]

Fair presentation also includes the explanations or commentary in notes to financial statements. Notes are deemed to have the “same significance as if the information or explanations were set out in the body of the statements themselves.”[8] While notes are considered to be essential elements of financial statements, note disclosure is not a substitute for measurement on income statements or balance sheets, nor does it excuse inappropriate accounting measurement policies. The balance sheet, income statement and cash flow

[5]	CICA Handbook, Section 1000 — Financial Statement Concepts, paragraph .15.

[6]	CICA Handbook, Section 1400, paragraph .04.

[7]	Ibid, at paragraph .07.

[8]	Ibid, at paragraph .11.
Rosen & Associates Limited

statement should contain the company’s current status. Further explanation may then be included in the notes to the financial statements.

GAAP financial statements should be “free of material misstatements”, especially when an audit has occurred. Courts in Canada ultimately set the reporting standards whenever GAAP may not require an appropriately high obligation upon a company and its auditors.

C.	Pro-Forma Financial Information

General purpose, GAAP financial statements are inherently historical in nature. Financial statements report past transactions rather than future events. However, in the context of proposed business combinations or mergers, it is often helpful to prepare financial statements for the combined results of affected companies. The purpose of pro forma statements is to illustrate the consequences of a contemplated course of action, such as legally combining two companies, and setting forth financial obligations and consequences. In essence, pro forma financial statements use past period (and not projected) data and adjust it for proposed changes, such as a share exchange and related effects.

According to the Securities Administrators’ National Instrument 52-107 (Acceptable Accounting Principles, Auditing Standards and Reporting Currency), pro forma financial statements should be prepared in accordance (and be consistent) with the issuer’s GAAP. That is, pro forma statements published by regulated issuers, such as Rusoro, must be prepared in accordance with Rusoro’s chosen GAAP of the past few years.
V. ANALYSIS
A.	Financial Viability of Rusoro

Based upon our review of Rusoro’s historical-based GAAP financial statements, we have serious concerns about its economic viability. Our observations follow:
Rosen & Associates Limited

1.	Rusoro has not generated positive cash flows from operating activities in 2006, 2007 or the total of the first nine months of 2008. The company did report positive cash flows for the three months ended September 30, 2008. However, the positive cash flows were not actually cash-based, but were primarily the result of utilizing GAAP accrual accounting, by drawing down on prepaid assets (costs that were paid in previous periods) and deferring its operating obligations by increasing short-term liabilities (such as taxes payable and accounts payable).

2.	Rusoro’s cash costs (not full cost, including non-cash items) per ounce of gold production exceed, or nearly exceed, the net average cash price that the company has realized on the sale of gold.

Cash Costs vs. Average Realized Gold Price (per ounce): [9]

	Nine Months Ended	Three Months Ended
(per ounce)	September 30, 2008	September 30, 2008
Total Cash Cost	$658	$713
Average Realized Gold Price	$663	$676
Rusoro’s cash costs of production are near, or exceed, the sale price that the company has been able to realize for its product. In essence, Rusoro may lose money in conducting its primary business activity. Insofar as Rusoro’s recent performance is indicative of its future operating capabilities, it is not likely that the company will be able to generate positive cash profits from operations in the foreseeable future, unless gold selling prices rise appreciably.

3.	The proposed combined company faces significant capital and debt repayment obligations.
a)	Rusoro will have to make ongoing investments to explore and develop its various properties. In addition, the company is obligated to repay an $80

[9]	Price and cost per ounce data is from Rusoro’s Management Discussion and Analysis, for the quarter ended September 30, 2008, page 3.
Rosen & Associates Limited

million loan in June 2010.[10] (This loan is recorded as a long-term liability on Rusoro’s balance sheet.) In light of its uneconomic production, it is not clear how the debt repayment (or its ongoing capital investment requirements) will be funded. Rusoro has historically relied upon private placements and other equity offerings to raise capital. If equity financing is available and pursued by Rusoro, GRI shareholders may have to face the risk of further ownership dilution (i.e., lower operating earnings per share).

b)	In addition, GRI has convertible notes outstanding that must be repurchased in the event of a change of control of the company.[11] The face value of the convertible notes is $103.5 million. The convertible notes are recorded as a long-term liability on the pro forma balance sheet. However, should the Offer succeed, an immediate significant cash requirement could arise. We understand that GRI has the option to satisfy the repayment obligation through the issuance of common shares. Hence, the financial consequences of the Offer include either a significant cash repayment or the issuance of common shares (see our comments herein on the issue of dilution).

A “condition of the Offer” is that the holders of the GRI convertible notes will have to sign a supplemental indenture to waive the repayment obligation.[12] The pro forma financial statements do not reflect the repayment of the GRI convertible notes. Hence, the financial statements of the merged business would appear to assume that the convertible notes will not be repaid. However, the assumption that the necessary waiver will be obtained is not explained in the pro forma financial statements that are attached to the Offer.

[10]	See Note 16 — Long Term Debt, of Rusoro’s third-quarter, September 30, 2008 financial statements.

[11]	See Note 15 of GRI’s 2007 audited financial statements.

[12]	See page 26, item (d) under “Conditions of the Offer”, of Rusoro’s Offer, dated December 15, 2008.
Rosen & Associates Limited

In essence, contingencies exist with respect to the possible success of any merger. Cash needs, and the timing thereof, are not easily estimated.
B.	Rusoro’s Financial Reporting Deficiencies

In our opinion, there are serious discrepancies or inconsistencies in Rusoro’s financial reporting. A concern is that the company’s financial statements may not provide sufficient information for the purpose of evaluating the Offer. That is, the financial information may or may not be in accordance with GAAP, but is deficient for purposes of evaluating a possible merger.
1.	Rusoro’s average realized price per ounce of gold from its Choco-10 facility is significantly lower than the average market spot prices for the relevant period.

Average Market Spot Price vs. Average Realized Gold Price (per ounce): [13]

	Nine Months Ended	Three Months Ended
(per ounce)	September 30, 2008	September 30, 2008
Average Market Spot Price	$897	$825
Average Realized Gold Price	$663	$676
Discount from Market (computed)	26.1%	18.1%
According to Rusoro’s management (as reported in the third-quarter 2008 Management Discussion and Analysis), the company has opted to sell its output in local Venezuelan markets, which are subject to the “parallel” foreign currency exchange rate rather than the official central banking channels.[14] However, the explanatory note in Rusoro’s September 30, 2008 Management Discussion and Analysis refers only to a 19% average discount from market prices. As indicated above, the actual difference, based on average prices, is 26.1% for the nine month period ended September 30, 2008.

[13]	Average price data is from Rusoro’s Management Discussion and Analysis, for the quarter ended September 30, 2008, page 3.

[14]	Ibid, at page 9.
Rosen & Associates Limited

A “residual” difference of 7% from average market spot prices exists and is not explained. (We understand that none of the company’s production is hedged, or sold, under forward contracts. Hence, the difference cannot be explained by hedging effects or costs.) A 7% difference from market spot prices represents over $4.5 million of unaccounted revenue, at average prices, that should have been received by Rusoro.[15]

In addition to the foregoing, we wish to make clear that we have not independently verified Rusoro management’s explanation of the parallel market sales channels. Hence, the reasonableness of the 19% average discount that has been cited by Rusoro’s management is not known, and may itself be unreliable for purposes of evaluating a possible merger.

Our concern is that revenue that should have been received by Rusoro might have been channeled to other (unknown and undisclosed) parties. Further details are needed.

2.	Rusoro’s accounting policies tend to maximize the expenditures that are recorded as assets (rather than be charged as expenses on the income statement). According to Note 2 — Significant Accounting Policies of Rusoro’s 2007 annual financial statements, the company’s practice in respect of Mineral Properties costs is to:
“...defer the cost of acquiring, maintaining its interest in, exploring, and developing mineral properties until such time as the properties are placed into production, abandoned, sold, or considered to be impaired in value.”
We interpret the accounting note to mean that all costs relating to mineral properties have been deferred or, by default, recorded as assets on the balance sheet. Mineral property impairment possibilities have not been explained in detail. All else being equal, in the present accounting period, such accounting treatment will tend to have increased the recorded assets and decreased the

[15]	The revenue impact estimated is based upon the indicated production and average market spot price for gold in Rusoro’s third quarter 2008 Management Discussion and Analysis document, at page 3.
Rosen & Associates Limited

operating expenses of the company. An important further implication is that reported accounting profits would also have been increased (or losses would have been decreased).

It is also notable, but in accordance with GAAP, that the previously-capitalized cost of having explored non-producing properties is to be written off when the property is abandoned. Abandoning a property would be a management decision. Hence, the timing of writing-off properties that have little or no economic purpose also effectively lies within the control and discretion of management. GAAP requires impairment tests, however, and write-downs of certain properties may be necessary prior to their being abandoned. Nevertheless, the balance sheet cost of properties requires investigation, to ensure that they are not recorded at amounts in excess of the net value of the recoverable ore value.

In our view, Rusoro’s choice of accounting policy for Mineral Properties costs provides valuable insight into its financial reporting choices or biases. Caution is clearly required when interpreting Rusoro’s financial reports, as the company’s management could be tending to favour accounting treatments, within GAAP, that increase (and possibly inflate) reported assets and profits.

3.	Rusoro amortizes the cost of producing Mineral Properties on a “units of production” basis, or over the expected production life of each property.[16] We understand that Choco-10 is Rusoro’s primary producing property.

Our analysis of the NI 43-101 (Technical Report, dated November 21, 2007) for the Choco-10 mine indicates that actual production for the year to date in 2008 has been less than what was expected.

[16]	See Note 2 — Significant Accounting Policies, Mineral Properties, of Rusoro’s annual financial statements for the year ended December 31, 2007.
Rosen & Associates Limited

Comparison of Estimated and Actual 2008 Results for the Choco-10 Mine

	2008 (Estimated)	2008 (Actual)
	NI 43-101	2008 Q3 MD&A
Sources:	p. 138	(Nine Months)

Processed Tonnes	1,939,000 (Note 1)	201,332
	(161,583 monthly) (Note 2)	(monthly)

Grade Treated (grams per tonne)	2.06 (Note 1)	1.56
Plant Recovery	92.90%	87%
Recovered Gold	119,000	8,785
(ounces)_	(9,917 monthly) (Note 2)	(monthly)
Notes:
1.	There are inconsistencies in the November 21, 2007 NI 43-101 Technical Report for Choco-10. The estimated ore grade for 2008 is 2.38 grams/tonne at page 4 (Table 1.4) of the Technical Report, but is indicated to be 2.06 grams/tonne at page 138 (Table 19.16). Similarly, the projected volume of ore processed in 2008 is indicated to be 1.869 metric tonnes at Table 1.4, but is 1.939 metric tonnes at Table 19.16. The figures in the foregoing table are from Table 19.16.

2.	Calculated monthly figures, based upon the estimated annual volumes reported by Rusoro.
According to Rusoro’s third quarter Management Discussion and Analysis narrative, the Choco-10 facility is processing far more ore than expected, but the recovered gold volume has been less than anticipated. One explanation for the lower yield is that the grade (gold content) of the ore is lower than was estimated in the technical study.

The significance of the lower-than-projected recovery of gold is that the forecast reserve (or total expected gold ounces at the Choco-10 site) may be materially overstated. Two implications would therefore arise. First, the mine’s value would be less. Second, the amortization cost per unit (ounce) of production will be understated, and Rusoro’s operating profits will have been overstated (or losses will have been understated).
Rosen & Associates Limited

4.	In 2008, Rusoro’s capital asset and income tax liability accounts show large dollar increases. However, the company’s statement of cash flows does not provide explanations, which would support that cash expenditures have been made. Questions regarding the changes in account balances over relevant accounting periods and the basis for the account values therefore arise.

But, necessary transaction descriptions are not found in Rusoro’s financial statements.
a)	An increase occurred in the recorded cost of property, plant and equipment of $224,843,081 (from $767,459,597, as of December 31, 2007, to $992,302,678, as of September 30, 2008). Note 8 of the September 30, 2008 financial statements suggests that the increase in Rusoro’s net book value of capital assets is primarily related to the Choco-10 producing mine. However, the increase in capital assets does not readily correspond with the figures that are reported in Rusoro’s cash flow statement for the relevant period. A significant portion of the increase in Rusoro’s capital assets must therefore have been attributable to non-cash transactions, perhaps including adjustments arising from prior period transactions.

b)	A significant future income tax liability of $336,787,420 exists, as of September 30, 2008. According to the company, the balance is primarily related to temporary differences arising from property, plant and equipment.[17] The nature and basis for the future income tax balance exceeding $300 million are not explained in the notes to Rusoro’s December 31, 2007 or September 30, 2008 financial statements.
The company might have “grossed-up” both the capital asset and the income tax liability, which would explain why increases occurred in both account balances. In any event, the absence of adequate explanation of such changes

[17]	See note 16 (b) of Rusoro’s December 31, 2007 financial statements. The future income tax liability relating to Rusoro’s property, plant and equipment, as of December 31, 2007, was $284,828,414. The corresponding balance as of September 30, 2008 has not been disclosed.
Rosen & Associates Limited

in financial statement dollar figures cannot be disregarded by potential shareholders. Financial statement numbers have changed and explanations have not been provided.
C.	Related Party Transactions

Rusoro engages in numerous and high-dollar related party transactions. In our opinion, the existing financial reporting under GAAP does not provide sufficient detail to understand the nature of the transactions or the basis upon which goods or services have been exchanged between related parties. The concern is that GRI’s shareholders are not in a position to evaluate the reasonableness of the non-arm’s length, related party transactions. Also, auditing standards do not require auditors to investigate the prices that are utilized, to a sufficient degree, that are needed under a merger scenario.

Significant uncertainties therefore exist for GRI shareholders, should they accept the Offer and become Rusoro shareholders. Some of these concerns are:
1.	Scope and Value of Transactions

Our analysis of Rusoro’s 2007 and 2008 (quarterly) financial statements indicates that related party transactions have comprised up to 14% of Rusoro’s total operating expenses (excluding Cost of Sales and Amortization; stock option expenses also were not counted as related party transactions in our analysis).

Rusoro’s related party payments include:
a)	Travel and entertainment expenses of $2.5 million were paid in 2007 to a company that is owned by a director. These transactions represented 69% of Rusoro’s total travel and entertainment costs in fiscal 2007. The 2007 costs include travel services for Rusoro’s Moscow office. The purposes and functions of the Moscow office are not clear. We understand from
Rosen & Associates Limited

published material that Rusoro is a Canadian publicly-listed company, with active operations in Venezuela and Honduras.
b)	Technical services and personnel expenses of $2,774,738 were paid in 2007 to companies that are controlled by certain directors and senior management of Rusoro.

c)	Various administrative and consulting expenses, totaling nearly $2 million in the first three quarters of 2008, were paid to companies that are controlled by Rusoro’s directors, or to directors of Rusoro themselves.
The only valuation disclosure regarding Rusoro’s related party transactions is that they are recorded “at the exchange amount which is the consideration agreed to between the parties”. Such wording is in accordance with GAAP, but is clearly deficient when a merger scenario is being entertained. “Agreed” values do not have to be at fair market values under Canadian reporting rules. One person may easily agree with herself or himself. Yet, serious disadvantages could arise for public shareholders.

The fundamental question of whether the transactions were conducted on arm’s length terms, and at fair market values, has not been addressed. In our opinion, this shortcoming may be serious for possible merger purposes.

2.	Value of Related Party Transactions

We have reason to doubt that Rusoro’s related party transactions have been conducted at arm’s length market prices. We suspect that Rusoro may have been in a position where it may have been possible to confer substantial profit upon a related party. Hence, clarification is required:
a)	Oro88 Concessions: Rusoro’s 2008 quarterly financial statements disclose that the company purchased “Oro88 Concessions” from a significant
Rosen & Associates Limited

shareholder and director.[18] The purchase price was $5,000,000, but the cost of the concessions paid by the related party transferor was only $232,652.[19] An explanation for the profit of $4,763,348 (or over 2,000%) that was conferred by Rusoro upon this significant shareholder and director of the company has not been provided. In our view, in a potential merger scenario, clear explanation for the substantial profit is required so as to avoid any questions from the public. Reasonable answers may or may not exist.
b)	Diamond Plant: As part of an arrangement with the Venezuelan government, Rusoro agreed to transfer the ownership of a diamond treatment facility to a government-owned company. However, the plant in question was (at the time of the agreement) owned by an officer, director and major shareholder of Rusoro. According to the company, Rusoro was obligated to purchase the plant and then convey the facility to the government.

At note 20 of the September 30, 2008 financial statements, Rusoro states that the “plant will need to be purchased by the Company prior to the transfer. An independent valuation of the plant is underway”. We interpret this statement to mean that the valuation of the plant had not been completed. Yet, Note 24 (Subsequent Events) of the same financial statements explains that $1.5 million had been advanced to the related party on November 14, 2008 for the purchase of the plant (apparently without the benefit of an independent valuation). It is not clear whether the $1.5 million is approximately the full price of the plant, or is only a small percentage. Also left unclear is whether the valuation that will be assigned to the purchase by Rusoro is fair market value.

[18]	See Note 10 — Mineral Properties, in Rusoro’s financial statements for the third quarter of 2008, ended September 30, 2008.

[19]	It is not known when the concessions were acquired by Rusoro’s related party.
Rosen & Associates Limited

Overall, we have serious concerns that Rusoro engages extensively in related party transactions. The bare minimum disclosures under GAAP do not afford a satisfactory understanding of the transactions. The information available indicates that the terms and conditions of the non-arm’s length dealings might tend to favour the related parties (to the possible detriment of the remaining shareholders). Rusoro would appear to have complied with Canadian GAAP. Yet, Canadian GAAP is obviously deficient for analyzing a possible merger and its effects upon GRI’s shareholders.
3.	Disclosure Issues

Generally, Rusoro’s related party disclosures are scattered and are not presented in an orderly fashion so as to permit thorough analysis. Such reporting would tend to disregard the “undue effort” objective of CICA Handbook, Section 1400. For example:
a)	The financial statements for the year ended December 31, 2007 include Note 13 — Related Party Transactions. However, the preamble to the list of transactions is, “In addition to related party transactions and balances disclosed elsewhere...” The locations of the other related party disclosures have not been provided. It is left to the reader to locate the other transactions. For example, a significant transaction (the purchase of concession rights from corporations that are beneficially owned by a director) is described at Note 14, but is not specifically identified as being a related party transaction.

b)	The related party note (Note 14) in Rusoro’s financial statements for the third quarter of fiscal 2008 does list the location of other non-arm’s length disclosures. However, the reader is still required to assemble and reconcile the various transactions that are listed throughout the financial statement notes.
Rosen & Associates Limited

c)	We have concerns that Rusoro’s related party transaction disclosure may not be complete. At a minimum, the notes lack clarity and could easily lead to confusion.
(i)	The third quarter of the 2008 financial statement related party note states that an initial deposit or advance was paid in connection with a lease that was entered into by Rusoro and a company that is controlled by certain directors.[20] However, the actual periodic lease payments are not separately listed in the related party transactions note.[21]

(ii)	At least one related party transaction was described in the Management Discussion and Analysis, but is not listed in the financial statement notes (i.e., payment(s) of $120,966 to a company controlled by the Chairman and the CEO, for what appear to be office occupancy costs).[22]
A consequence of Rusoro’s haphazard related party disclosures is that the scope of the company’s non-arm’s length dealings cannot be readily and definitively determined. Hence, GRI’s shareholders are not in a position to evaluate the nature of the transactions and whether the risk of possible preferential self-dealing by major shareholders, directors and officers of Rusoro is acceptable. Costs may or may not be at fair market value.
D.	GRI Shareholder Ownership Interest

An important consideration in evaluating a share exchange offer is the vending group’s interest in the post-combination entity. The proportionate ownership interest is important because it determines the vending group’s (collective) claim

[20]	See Note 14 of Rusoro’s financial statements for its third quarter of 2008, ended September 30, 2008.

[21]	The related party disclosure note in Rusoro’s September 30, 2008 financial statements includes an amount of $857,551 for “administrative” expenses paid to a related party. However, the expense is explained as being related to the running of Rusoro’s Moscow office and not specifically to a lease.

[22]	It is not clear whether the occupancy cost payments relate to the lease deposits or administrative expenses that are described at Note 14 of Rusoro’s 2007 financial statements.
Rosen & Associates Limited

on the economic resources of the combined entity (including earnings per share). Our review of the available documents has identified numerous discrepancies in Rusoro’s explanation of post-acquisition interests. Some are:
1.	Overstated Ownership Percentage
Note 5 of the pro forma financial statements attached to the Offer states that 175,781,342 shares would be issued by Rusoro to acquire Gold Reserve. The resultant weighted average number of Rusoro shares outstanding after the transaction would be 564,245,669. Hence, the implied percentage of Rusoro shares held by GRI shareholders (post-transaction) is approximately 31.2%
Yet, in at least one public statement, Rusoro has claimed that the proportionate interest of GRI shareholders in the combined company would be 40%.[23] The 40% ownership interest is not consistent with the Offer document and materially overstates GRI shareholders’ interest in the merged businesses.

2.	Inconsistent Share Issuance Figures

The Offer contains inconsistent figures with respect to the number of shares to be issued by Rusoro in connection with its proposed GRI acquisition. At Note 4 [sub-note (ii)] of the pro forma financial statements, Rusoro states that 170,696,373 common shares of Rusoro would be issued in connection with the Offer. At Note 5 of the pro forma financial statements, the number of shares to be issued is over 5,000,000 higher, at 175,781,342. The difference has not been explained.

3.	Ownership Dilution — Additional Share Issuances

The pro forma financial statements in the Offer do not give effect to a repayment obligation on GRI’s $103.5 million convertible debt in the event of

[23]	See the article, “Rusoro Mining launches hostile bid for Gold Reserve’s Las Brisas project”, International Business Times, posted December 16, 2008.
Rosen & Associates Limited

a change of control.[24] The principal and accrued interest on the convertible debt may be repaid in cash, or the company (GRI) may elect to deliver common shares instead. If GRI (or, in effect, Rusoro after any merger) elects to satisfy the repayment obligation by issuing additional shares, the percentage of ownership interest of GRI’s current shareholders in the combined entity would be further reduced.

Rusoro itself issued a convertible debt instrument in or about June 2008. The loan principal is $80,000,000, and is repayable in June 2010. The debt is convertible to shares of Rusoro at the option of the lender. The lender also holds the option of participating in the equity offerings of Rusoro on a pro-rata basis. In our opinion, for merger evaluation purposes, the potential conversion and pro-rata participation of the Rusoro’s lender have not been given adequate disclosure in the Offer.

We note that Rusoro has historically relied upon equity share issuances as its primary source of financing.[25] Rusoro has also engaged extensively in stock options as a form of executive and directors’ compensation. In our view, these factors suggest that the risk of future additional dilution to GRI shareholders could be significant.

[24]	See Note 15 of the Gold Reserve Inc.’s financial statements, for the year ended December 31, 2007.

[25]	See the “Financing Activities” section of Rusoro’s Cash Flow Statements, for the year ended December 31, 2007.
Rosen & Associates Limited

VI. SUMMARY COMMENTS
In our opinion, Rusoro’s financial reporting of its historical results and of the pro forma combined entity does not provide sufficient information for GRI’s shareholders to make an informed assessment about the Offer. The available information indicates that there are serious concerns that need to be addressed, such as the discrepancies in Rusoro’s gold sale prices, its accounting for production costs and its extensive related party dealings.
Importantly, we do not believe that the Offer provides adequate disclosure of significant impending debt repayment obligations. In our view, the financial risks of Rusoro have not been adequately presented in the Offer for the purpose of evaluating the proposed merger.
While Rusoro’s management may state that the company has complied with Canadian GAAP, such a commentary is not in itself sufficient. Full reporting fairness is needed when a merger is being contemplated. When public shareholders are involved, Canadian Courts have already ruled that compliance with GAAP may not be a high enough standard. In our opinion, many deficiencies exist in Rusoro’s financial reporting for the purposes of evaluating a proposed merger. Several such shortcomings have been noted in this report to the Board of Directors of GRI.
Rosen & Associates Limited

VII. RESTRICTIONS
This report is not intended for general circulation or publication, nor is it to be reproduced for any purpose other than as outlined above without our written permission in each specific instance. We will not be responsible for losses occasioned to any party as a result of the circulation, publication, reproduction or use of this report contrary to the provisions of this paragraph.
As stated at the outset of this report, commentary has had to be based on available public information. Accordingly, we reserve the right to revise our comments in light of any facts, or changing circumstances that become known to us subsequent to the date of our report.
Respectfully submitted,
ROSEN & ASSOCIATES LIMITED

“Signed”	“Signed”

A.T. Mak	L.S. Rosen
Rosen & Associates Limited

SCHEDULE F
ISSUANCE OF SECURITIES OF GOLD RESERVE
Issuances of Gold Reserve Class A Shares

			Number of Gold	Price per Gold
			Reserve Class A	Reserve Class
Name	Nature of Issue	Date of Issue	Shares Issued	A Share
Rockne J. Timm	Grant Vesting(1)	1/17/2007	2,500	3.99
	Grant Vesting	4/16/2007	2,500	7.32
	Grant Vesting	7/16/2007	2,500	5.40
	Grant Vesting	10/15/2007	2,500	4.80
	Grant Vesting	12/17/2007	25,000	4.42
	Grant Vesting	12/19/2007	25,000	4.24
	KSOP Company Contribution(2)	12/21/2007	9,043	4.98
	Grant Vesting	1/22/20008	2,500	5.42
	Grant Vesting	4/18/2008	2,500	3.99
	Grant Vesting	7/15/2008	2,500	1.49
	Grant Vesting	11/5/2008	50,000	0.55
	Grant Vesting	12/8/2008	50,000	0.27
A. Douglas Belanger	Grant Vesting	1/17/2007	2,500	3.99
	Grant Vesting	4/16/2007	2,500	7.32
	Grant Vesting	7/16/2007	2,500	5.40
	Grant Vesting	10/15/2007	2,500	4.80
	Grant Vesting	12/17/2007	25,000	4.42
	Grant Vesting	12/19/2007	20,000	4.24
	KSOP Company Contribution	12/21/2007	9,043	4.98
	Grant Vesting	1/22/20008	2,500	5.42
	Grant Vesting	4/18/2008	2,500	3.99
	Grant Vesting	7/30/2008	2,500	1.43
	Grant Vesting	11/5/2008	45,000	0.55
	Grant Vesting	12/8/2008	45,000	0.27
James P. Geyer	Grant Vesting	1/17/2007	1,875	3.99
	Grant Vesting	4/16/2007	1,875	7.32
	Grant Vesting	7/16/2007	1,875	5.40
	Grant Vesting	10/15/2007	1,875	4.80
	Grant Vesting	12/17/2007	30,000	4.42
	KSOP Company Contribution	12/21/2007	9,043	4.98
	Grant Vesting	1/22/20008	1,875	5.42
	Grant Vesting	4/18/2008	1,875	3.99
	Grant Vesting	7/30/2008	1,875	1.43
	Grant Vesting	11/5/2008	30,000	0.55
	Grant Vesting	12/8/2008	30,000	0.27

			Number of Gold	Price per Gold
			Reserve Class A	Reserve Class
Name	Nature of Issue	Date of Issue	Shares Issued	A Share
James H. Coleman Q.C.	Grant Vesting	1/17/2007	2,500	3.99
	Exercise of Stock Options(1)	2/15/2007	69,444	5.35
	Grant Vesting	6/19/2007	4,000	5.82
	Grant Vesting	7/16/2007	4,000	5.40
	Grant Vesting	10/16/2007	4,000	4.75
	Grant Vesting	1/22/2008	4,000	5.42
	Grant Vesting	4/18/2008	4,000	3.99
	Grant Vesting	7/30/2008	4,000	1.43
	Grant Vesting	10/26/2008	4,000	0.56
Patrick D. McChesney	Grant Vesting	1/17/2007	2,500	3.99
	Grant Vesting	6/19/2007	4,000	5.82
	Grant Vesting	7/16/2007	4,000	5.40
	Grant Vesting	10/16/2007	4,000	4.75
	Grant Vesting	1/22/2008	4,000	5.42
	Grant Vesting	4/18/2008	4,000	3.99
	Grant Vesting	7/30/2008	4,000	1.43
	Grant Vesting	10/26/2008	4,000	0.56
Chris D. Mikkelsen	Grant Vesting	1/17/2007	2,500	3.99
	Grant Vesting	6/19/2007	4,000	5.82
	Grant Vesting	7/16/2007	4,000	5.40
	Grant Vesting	10/16/2007	4,000	4.75
	Grant Vesting	1/22/2008	4,000	5.42
	Exercise of Stock Options	1/24/2008	17,000	5.27
	Exercise of Stock Options	2/1/2008	17,000	5.48
	Exercise of Stock Options	2/5/2008	16,000	5.27
	Grant Vesting	4/18/2008	4,000	3.99
	Grant Vesting	7/30/2008	4,000	1.43
	Grant Vesting	10/26/2008	4,000	0.56
Jean Charles Potvin	Grant Vesting	1/17/2007	2,500	3.99
	Grant Vesting	6/19/2007	4,000	5.82
	Grant Vesting	7/16/2007	4,000	5.40
	Grant Vesting	10/16/2007	4,000	4.75
	Grant Vesting	1/22/2008	4,000	5.42
	Grant Vesting	4/18/2008	4,000	3.99
	Grant Vesting	7/30/2008	4,000	1.43
	Grant Vesting	10/26/2008	4,000	0.56

			Number of Gold	Price per Gold
			Reserve Class A	Reserve Class
Name	Nature of Issue	Date of Issue	Shares Issued	A Share
Robert A. McGuiness	Grant Vesting	1/17/2007	2,500	3.99
	Grant Vesting	4/16/2007	2,500	7.32
	Grant Vesting	7/16/2007	2,500	5.40
	Grant Vesting	12/17/2007	12,500	4.42
	KSOP Company Contribution	12/21/2007	9,043	4.98
	Grant Vesting	11/5/2008	30,000	0.55
	Grant Vesting	12/8/2008	30,000	0.27
Mary Smith	Grant Vesting	1/17/2007	1,875	3.99
	Grant Vesting	4/16/2007	1,875	7.32
	Grant Vesting	7/16/2007	1,875	5.40
	Grant Vesting	12/17/2007	17,000	4.42
	KSOP Company Contribution	12/21/2007	9,043	4.98
	Exercise of Stock Options	2/1/2008	13,633	$5.68
	Grant Vesting	11/5/2008	17,000	$0.55
	Grant Vesting	12/8/2008	17,000	$0.27
Douglas Stewart	Grant Vesting	1/17/2007	1,875	$3.99
	Exercise of Stock Options	2/9/2007	9,633	$5.61
	Exercise of Stock Options	3/29/2007	5,000	$6.45
	Grant Vesting	4/16/2007	1,875	$7.32
	Grant Vesting	7/16/2007	1,875	$5.40
	Grant Vesting	12/17/2007	20,000	$4.42
	KSOP Company Contribution	12/21/2007	9,043	$4.98
	Grant Vesting	11/5/2008	20,000	$0.55
	Grant Vesting	12/8/2008	20,000	$0.27

(1)	“Grant Vesting” refers to the vesting of previously issued Restricted Stock pursuant to the Equity Incentive Plan. For certain additional information on the Equity Incentive Plan, including with respect to Option grants, see “ARRANGEMENTS BETWEEN GOLD RESERVE AND ITS DIRECTORS AND EXECUTIVE OFFICERS; CONFLICTS OF INTEREST — Equity Incentive Plan”.

(2)	For additional details regarding the KSOP, see “ARRANGEMENTS BETWEEN GOLD RESERVE AND ITS DIRECTORS AND EXECUTIVE OFFICERS; CONFLICTS OF INTEREST — KSOP”. Company contributions are from the ESOP component of the KSOP.
Grant of shares of Restricted Stock of Gold Reserve Class A Shares(1)

			Price per Gold
	Number of Gold Reserve	Date of	Reserve Class A
Name	Class A Shares Granted	Grant	Share (2)	Vesting Dates
Rockne J. Timm	50,000	12/4/2007	4.72	12/4/2007
	50,000	12/4/2007	4.72	11/3/2008
	50,000	12/4/2007	4.72	11/2/2009
	50,000	12/5/2008	0.27	12/5/2008
	50,000	12/5/2008	0.27	11/2/2009
	50,000	12/5/2008	0.27	11/2/2010
A. Douglas Belanger	45,000	12/4/2007	4.72	12/4/2007
	45,000	12/4/2007	4.72	11/3/2008
	45,000	12/4/2007	4.72	11/2/2009
	45,000	12/5/2008	0.27	12/5/2008
	45,000	12/5/2008	0.27	11/2/2009
	45,000	12/5/2008	0.27	11/2/2010

			Price per Gold
	Number of Gold Reserve	Date of	Reserve Class A
Name	Class A Shares Granted	Grant	Share (2)	Vesting Dates
James P. Geyer	30,000	12/4/2007	4.72	12/4/2007
	30,000	12/4/2007	4.72	11/3/2008
	30,000	12/4/2007	4.72	11/2/2009
	30,000	12/5/2008	0.27	12/5/2008
	30,000	12/5/2008	0.27	11/2/2009
	30,000	12/5/2008	0.27	11/2/2010
James H. Coleman Q.C.	4,000	6/7/2007	5.68	6/7/2007
	4,000	6/7/2007	5.68	7/16/2007
	4,000	6/7/2007	5.68	10/16/2007
	4,000	6/7/2007	5.68	1/16/2008
	4,000	3/20/2008	4.10	4/16/2008
	4,000	3/20/2008	4.10	7/16/2008
	4,000	3/20/2008	4.10	10/16/2008
	4,000	3/20/2008	4.10	1/16/2009
Patrick D. McChesney	4,000	6/7/2007	5.68	6/7/2007
	4,000	6/7/2007	5.68	7/16/2007
	4,000	6/7/2007	5.68	10/16/2007
	4,000	6/7/2007	5.68	1/16/2008
	4,000	3/20/2008	4.10	4/16/2008
	4,000	3/20/2008	4.10	7/16/2008
	4,000	3/20/2008	4.10	10/16/2008
	4,000	3/20/2008	4.10	1/16/2009
Chris D. Mikkelsen	4,000	6/7/2007	5.68	6/7/2007
	4,000	6/7/2007	5.68	7/16/2007
	4,000	6/7/2007	5.68	10/16/2007
	4,000	6/7/2007	5.68	1/16/2008
	4,000	3/20/2008	4.10	4/16/2008
	4,000	3/20/2008	4.10	7/16/2008
	4,000	3/20/2008	4.10	10/16/2008
	4,000	3/20/2008	4.10	1/16/2009
Jean Charles Potvin	4,000	6/7/2007	5.68	6/7/2007
	4,000	6/7/2007	5.68	7/16/2007
	4,000	6/7/2007	5.68	10/16/2007
	4,000	6/7/2007	5.68	1/16/2008
	4,000	3/20/2008	4.10	4/16/2008
	4,000	3/20/2008	4.10	7/16/2008
	4,000	3/20/2008	4.10	10/16/2008
	4,000	3/20/2008	4.10	1/16/2009

			Price per Gold
	Number of Gold Reserve	Date of	Reserve Class A
Name	Class A Shares Granted	Grant	Share (2)	Vesting Dates
Robert A. McGuiness	12,500	12/4/2007	4.72	12/4/2007
	30,000	10/30/2008	0.67	11//2008
	30,000	10/30/2008	0.67	11/2/2009
	30,000	12/5/2008	0.27	12/5/2008
	30,000	12/5/2008	0.27	11/2/2009
	30,000	12/5/2008	0.27	11/2/2010
Mary Smith	17,000	12/4/2007	4.72	12/4/2007
	17,000	12/4/2007	4.72	11/3/2008
	17,000	12/4/2007	4.72	11/2/2009
	17,000	12/5/2008	0.27	12/5/2008
	17,000	12/5/2008	0.27	11/2/2009
	17,000	12/5/2008	0.27	11/2/2010
Douglas Stewart	20,000	12/4/2007	4.72	12/4/2007
	20,000	12/4/2007	4.72	11/3/2008
	20,000	12/4/2007	4.72	11/2/2009
	20,000	12/5/2008	0.27	12/5/2008
	20,000	12/5/2008	0.27	11/2/2009
	20,000	12/5/2008	0.27	11/2/2010

(1)	Grant of Restricted Stock under the Equity Incentive Plan. All Restricted Stock are Gold Reserve Class A Shares and carry voting rights. Grants of Restricted Stock vest in equal instalments starting the date of the original grant.

(2)	Refers to the price on the date of grant.
Issuances of Gold Reserve Options(1)

		Date of		Vesting
Name	Number of Options Granted	Grant	Exercise Price	Date
Rockne J. Timm	300,000	12/4/2007	$4.834	12/4/2007
	81,666	12/5/2008	$0.290	12/5/2008
	81,667	12/5/2008	$0.290	12/5/2009
	81,667	12/5/2008	$0.290	12/5/2010
A. Douglas Belanger	275,000	12/4/2007	$4.834	12/4/2007
	71,112	12/5/2008	$0.290	12/5/2008
	71,112	12/5/2008	$0.290	12/5/2009
	71,112	12/5/2008	$0.290	12/5/2010
James P. Geyer	66,668	12/4/2007	$4.834	12/4/2007
	66,666	12/4/2007	$4.834	11/27/2008
	66,666	12/4/2007	$4.834	5/27/2009
	52,778	12/5/2008	$0.290	12/5/2008
	52,779	12/5/2008	$0.290	12/5/2009
	52,779	12/5/2008	$0.290	12/5/2010

		Date of		Vesting
Name	Number of Options Granted	Grant	Exercise Price	Date
James H. Coleman Q.C.	80,000	12/4/2007	$4.834	12/4/2007
	17,778	12/5/2008	$0.290	12/5/2008
	17,779	12/5/2008	$0.290	12/5/2009
	17,779	12/5/2008	$0.290	12/5/2010
Patrick D. McChesney	80,000	12/4/2007	$4.834	12/4/2007
	17,778	12/5/2008	$0.290	12/5/2008
	17,779	12/5/2008	$0.290	12/5/2009
	17,779	12/5/2008	$0.290	12/5/2010
Chris D. Mikkelsen	80,000	12/4/2007	$4.834	12/4/2007
	17,778	12/5/2008	$0.290	12/5/2008
	17,779	12/5/2008	$0.290	12/5/2009
	17,779	12/5/2008	$0.290	12/5/2010
Jean Charles Potvin	80,000	12/4/2007	$4.834	12/4/2007
	17,778	12/5/2008	$0.290	12/5/2008
	17,779	12/5/2008	$0.290	12/5/2009
	17,779	12/5/2008	$0.290	12/5/2010
Robert A. McGuiness	20,834	12/4/2007	$4.834	12/4/2007
	20,834	12/4/2007	$4.834	11/27/2008
	20,832	12/4/2007	$4.834	5/27/2009
	27,222	12/5/2008	$0.290	12/5/2008
	27,223	12/5/2008	$0.290	12/5/2009
	27.223	12/5/2008	$0.290	12/5/2010
Mary Smith	25,000	12/4/2007	$4.834	12/4/2007
	25,000	12/4/2007	$4.834	11/27/2008
	25,000	12/4/2007	$4.834	5/27/2009
	21,666	12/5/2008	$0.290	12/5/2008
	21,667	12/5/2008	$0.290	12/5/2009
	21,667	12/5/2008	$0.290	12/5/2010
Douglas Stewart	25,000	12/4/2007	$4.834	12/4/2007
	25,000	12/4/2007	$4.834	11/27/2008
	25,000	12/4/2007	$4.834	5/27/2009
	23,333	12/5/2008	$0.290	12/5/2008
	23,333	12/5/2008	$0.290	12/5/2009
	23,334	12/5/2008	$0.290	12/5/2010

(1)	All Options were granted under the Equity Incentive Plan.

SCHEDULE G
IMPORTANT INFORMATION REGARDING GOLD RESERVE’S RESOURCES & RESERVES
     Information contained in this Directors’ Circular and in Gold Reserve’s disclosure documents filed with securities regulatory authorities, including the SEC, that contain descriptions of our mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder.
     The terms “Mineral Reserve”, “Proven Mineral Reserve” and “Probable Mineral Reserve” are Canadian mining terms as defined in accordance with NI 43-101 under the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council. These definitions differ from the definitions in the SEC Industry Guide 7 under the Securities Act. The definitions of “proven” and “probable” reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7. We believe we have proven and probable reserves pursuant to Industry Guide 7.
     In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101. However, these terms are not defined terms under SEC Industry Guide 7 and normally are not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and as to both their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases, and such estimates are not part of SEC Industry Guide 7.
     NI 43-101 is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates of Gold Reserve contained in this Directors’ Circular have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System.

G-1

QUESTIONS OR REQUESTS FOR INFORMATION CONCERNING
THE INFORMATION IN THIS DIRECTORS’ CIRCULAR SHOULD
BE DIRECTED TO THE INFORMATION AGENT:
Laurel Hill Advisory Group, LLC
North American Toll Free Number: 1-888-295-4655